Exhibit 2.1

EQUITY PURCHASE AND FUNDING AGREEMENT

BY AND BETWEEN

THERAVANCE BIOPHARMA, INC.

AND

ROYALTY PHARMA INVESTMENTS 2019 ICAV

JULY 13, 2022

TABLE OF CONTENTS

Page

Section 1

DEFINED TERMS; RULES OF CONSTRUCTION

1.1	Defined Terms	2
1.2	Other Terms	14
1.3	Rules of Construction	14

Section 2

PURCHASE AND SALE OF EQUITY

2.1	Purchase and Sale of Equity; Ampreloxetine Royalty Payments	15
2.2	The Closing	15
2.3	Closing Date Trelegy Consideration	15
2.4	Deliveries at Closing	15
2.5	Milestone Payments	16
2.6	Payment Upon First Regulatory Approval	18
2.7	Non-Refundable; Non-Creditable	18

Section 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.1	Organization; Qualification and Power; Good Standing	18
3.2	Ownership	19
3.3	Authority; Execution and Delivery; Enforceability	19
3.4	No Conflicts; Consents	19
3.5	Collaboration Agreement and Master Agreement	20
3.6	Intellectual Property	23
3.7	Representations Related to the Company	24
3.8	Litigation	26
3.9	Compliance with Law	26
3.10	No Undisclosed Events or Circumstances	26
3.11	LLC Agreement	26
3.12	Brokers	27
3.13	No Other Representations or Warranties	28

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Section 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1	Organization, Standing, Qualification and Power	28
4.2	Authority; Execution and Delivery; and Enforceability	28
4.3	No Conflicts; Consent; No Vote	28
4.4	Litigation	29
4.5	Purchaser’s Business Investigation	29
4.6	No Distribution; Investment Intent	29
4.7	Available Funds	29
4.8	Brokers	30
4.9	Purchase Price Assurance	30
4.10	No Other Representations or Warranties	30

Section 5

COVENANTS AND AGREEMENTS

5.1	Preservation of the Company	30
5.2	Confidentiality; Authorized Disclosure	31
5.3	Efforts to Consummate	33
5.4	Expenses; Transfer Taxes	33
5.5	Other Payment Obligations	34
5.6	Further Assurances; Waiver	34
5.7	Taxes	35
5.8	Net Sales Reports; Pre-Agreed Covenants	36
5.9	Reasonable Cooperation with Other Monetization Transactions	36
5.10	Existing Notes	36
5.11	Outer Years Royalty	36
5.12	Ampreloxetine Royalty Payments	37

Section 6

CONDITIONS PRECEDENT

6.1	Conditions to Each Party’s Obligations	41
6.2	Additional Conditions to Obligations of the Purchaser	42
6.3	Additional Conditions to Obligations of the Seller	42
6.4	Frustration of Closing Conditions	42

Section 7

TERMINATION

7.1	Termination of Agreement	42
7.2	Effect of Termination	43

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Section 8

INDEMNIFICATION

8.1	General Indemnity	43
8.2	Notice of Claims	43
8.3	Limitations on Liability	44
8.4	Third-Party Claims	45
8.5	Exclusive Remedy	45
8.6	Survival	45

Section 9

GENERAL PROVISIONS

9.1	Binding Effect; Assignment	46
9.2	No Third-Party Beneficiaries	47
9.3	Notices	47
9.4	Specific Performance	48
9.5	Headings	48
9.6	Counterparts; Electronic Signatures	48
9.7	Entire Agreement	48
9.8	Amendments and Waivers	49
9.9	Severability	49
9.10	Governing Law	49
9.11	Consent to Jurisdiction; Waiver of Jury Trial	49

EXHIBITS

Exhibit A	Release Agreement
Exhibit B	Milestone Payments
Exhibit C-1	Company Confidentiality Agreement and Consent
Exhibit C-2	GSK Confidentiality Agreement and Consent
Exhibit C-3	Master Consent
Exhibit D-1 Exhibit D-2 Exhibit D-3 Exhibit E	Master Agreement Extension Agreement Collaboration Agreement LLC Agreement
Exhibit F	Legal Opinion

SCHEDULES

Schedule 1.1	Knowledge Parties
Schedule 1.2 Schedule 5.8	Material Contracts Pre-Agreed Covenants
Schedule 5.11	Outer Years Royalty

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EQUITY PURCHASE AND FUNDING AGREEMENT

This EQUITY PURCHASE AND FUNDING AGREEMENT, dated as of July 13, 2022 (this “Agreement”), is entered into by and between Theravance Biopharma, Inc., a Cayman Islands exempted company (the “Seller”), and Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 1 below.

WHEREAS, Theravance Biopharma US Holdings, Inc., a Delaware corporation (“Theravance US Holdings”), and Triple Royalty Sub II LLC, a Delaware limited liability company (“Triple II”), each a wholly-owned indirect Subsidiary of the Seller, own 2,125 Class B Units and 6,375 Class C Units of the Company, respectively (the 2,125 Class B Units and 6,375 Class C Units together, the “Seller Equity”);

WHEREAS, that GSK Confidentiality Agreement and Consent, executed by Royalty Pharma PLC and GSK, has previously been delivered to the Seller and the Purchaser;

WHEREAS, that Company Confidentiality Agreement and Consent, executed by the Seller, Innoviva, the Purchaser and the Company, has previously been delivered to the Seller and the Purchaser;

WHEREAS, that Master Consent, executed by the Seller, the Purchaser and GSK, is being entered into, and delivered to the Seller and the Purchaser, concurrently with the execution of this Agreement;

WHEREAS, that Release Agreement, executed by the Seller, the Company, the Purchaser and Innoviva, is being entered into, and delivered to the Seller and the Purchaser, concurrently with the execution of this Agreement;

WHEREAS, the Seller and the Purchaser desire to enter into this Agreement pursuant to which the Seller will sell, or cause Theravance US Holdings and Triple II to sell, to the Purchaser, and the Purchaser will purchase from the Seller, or Theravance US Holdings and Triple II, all of the Seller Equity in accordance with and as permitted by Section 12.1(b) of the LLC Agreement, and the parties hereto are entering into the other covenants and agreements set forth in this Agreement; and

WHEREAS, the Purchaser desires to pay the Ampreloxetine Purchase Price to the Seller in exchange for the Seller agreeing to pay the Ampreloxetine Royalty Payments to the Purchaser as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1

DEFINED TERMS; RULES OF CONSTRUCTION

1.1            Defined Terms. Capitalized terms used herein but not defined have the respective meanings given to such terms below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, for purposes of this Agreement, the Company is not an Affiliate of the Seller.

“Agreement” has the meaning set forth in the Preamble.

“Ampreloxetine” means the small molecule norepinephrine reuptake inhibitor known as ampreloxetine (TD-9855), including any and all polymorphs, salts, esters, hydrates, solvates, enantiomers, free acid forms, free base forms, prodrug forms, crystalline forms, co-crystalline forms, amorphous forms, deuterated forms, racemates, chelates, stereoisomers, tautomers and all optically active forms thereof.

“Ampreloxetine Applicable Percentage” means for each calendar year (i) two and a half percent (2.5%) for the first $500 million in Ampreloxetine Net Sales and (ii) four and a half percent (4.5%) for any Ampreloxetine Net Sales in excess of $500 million.

“Ampreloxetine Enforcement Costs” means all costs and expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by the Purchaser in asserting any claim seeking specific performance or indemnification for any breach of the Seller’s obligation to pay, in accordance with this Agreement, Ampreloxetine Royalty Payments that have been recognized with respect to Ampreloxetine Net Sales, but only to the extent the Purchaser is the prevailing party with respect to such claim.

“Ampreloxetine Interest Price” means a good faith valuation of the fair market value of the Purchaser’s rights, title and interest in and to the Ampreloxetine Royalty Payments, which valuation may consider, among other things, at the relevant person’s reasonable discretion, recent, relevant independent forecasts and third party models for sales of the Ampreloxetine Products.

“Ampreloxetine Liability Cap” means:

(a) two (2) times the Ampreloxetine Purchase Price actually paid to the Seller hereunder with respect to Ampreloxetine Losses to the extent arising from and after the Closing to, but excluding, the First Sale Date; and

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(b) with respect to Ampreloxetine Losses arising from and after the First Sale Date: (i) the sum of (A) the Ampreloxetine Royalty Payments payable with respect to aggregate Ampreloxetine Net Sales that have been recognized under this Agreement plus (B) any interest that has accrued and is due and payable to the Purchaser pursuant to the last sentence of Section 5.12(a) with respect to such Ampreloxetine Royalty Payments plus (C) the aggregate of the Purchaser’s Ampreloxetine Enforcement Costs that have been recognized, less (ii) the sum of (A) any aggregate Ampreloxetine Royalty Payments that have been paid to the Purchaser with respect to Ampreloxetine Net Sales under this Agreement plus (B) any interest due and payable to the Purchaser pursuant to the last sentence of Section 5.12(a) on Ampreloxetine Royalty Payments, that has been paid to the Purchaser plus (C) any such aggregate Ampreloxetine Enforcement Costs that have been paid to the Purchaser.

“Ampreloxetine Lien Collateral” has the meaning set forth in Section 5.12(h)(ii)(a).

“Ampreloxetine Lienholder” has the meaning set forth in Section 5.12(h)(ii)(b).

“Ampreloxetine LOE” means, on an Ampreloxetine Product-by-Ampreloxetine Product and country-by-country basis, the later of (i) the expiration of all valid and enforceable claims of any patent, or a pending claim of a good faith patent application during the first five (5) years from the initial filing of such application, that cover such Ampreloxetine Product (including Ampreloxetine) or the manufacture or use thereof, in such country, and (ii) the expiration of regulatory exclusivity granted by the FDA or equivalent organization with respect to such Ampreloxetine Product in such country.

“Ampreloxetine Losses” means Losses to the extent directly arising from the Ampreloxetine-related terms and conditions of this Agreement.

“Ampreloxetine Net Sales” means worldwide net sales of Ampreloxetine Products (calculated in accordance with GAAP, consistently applied) by or on behalf of the Seller, its Affiliates or the applicable (sub)licensee or its Affiliates, including under any Outbound License to a third party that is not an Affiliate of the Seller or of the applicable (sub)licensee under an Outbound License.

If the Ampreloxetine Product is (a) sold co-packaged with one or more other pharmaceutical product(s) that is not the Ampreloxetine Product (“Co-Packaged Product”), or (b) is sold together with other products and the joint selling price provides a discount (e.g., as part of a “bundled” or joint or combined discount arrangement) for the included Ampreloxetine Product from the list price of the Ampreloxetine Product (“Bundled Product”), then the Net Sales for the Ampreloxetine Product contained in such Co-Packaged Product or Bundled Product shall be calculated on a country-by-country basis by multiplying actual Net Sales of such Co-Packaged Product or Bundled Product by the fraction A/(A+B) where “A” is the weighted average invoice price of the Ampreloxetine Product contained in such Co-Packaged Product or Bundled Product when sold separately in such country during the applicable accounting period in which the sales of Co-Packaged Product or Bundled Product were made, and “B” is the combined weighted average invoice prices of all of (x) in the case of Co-Packaged Product, the other active ingredient(s) contained in such Co-Packaged Product sold separately in such country during such same accounting period and (y) in the case of a Bundled Product, the other product(s) sold separately in such country during such same accounting period.  If the Ampreloxetine Product or the other active ingredient contained in such Co-Packaged Product or Bundled Product is not sold separately in finished form in such country, the Seller and the Purchaser shall determine Net Sales for the Ampreloxetine Product by mutual agreement based on the relative contribution of the Ampreloxetine Product and each such other active ingredient in such Co-Packaged Product or Bundled Product in accordance with the above formula, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries.

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“Ampreloxetine Product” means any pharmaceutical product that contains Ampreloxetine as an active pharmaceutical ingredient.

“Ampreloxetine Purchase Price” means (i) $25,000,000 at the Closing plus (ii) an additional $15,000,000 upon the first Regulatory Approval of any Ampreloxetine Product by either (1) the FDA or (2) the first of (A) the EMA or (B) all four of Germany, France, Italy and Spain (with respect to national Regulatory Approval). For the avoidance of doubt, such $15,000,000 shall be payable once (if at all) and the Ampreloxetine Purchase Price shall not exceed $40,000,000 in the aggregate.

“Ampreloxetine Royalty Payment” means for each calendar quarter, the amount, calculated in U.S. dollars, equal to the amount of Ampreloxetine Net Sales that are recognized for such calendar quarter multiplied by the Ampreloxetine Applicable Percentage, subject to the terms and conditions of this Agreement, provided, that, in the case of an Outbound License, an “Ampreloxetine Royalty Payment” is subject to Section 5.12(g).

“Applicable Law” means, with respect to any Person, any provision of federal, state, provincial, local or foreign law (including common law), statute, rule, regulation, ordinance, code, rule, Order, or other legal or administrative requirement of any Governmental Entity applicable to such Person.

“Arbitration” means, collectively, (a) that certain arbitration among Theravance Biopharma R&D, Inc., Triple Royalty Sub LLC, the Company and Innoviva in connection with the LLC Agreement initiated in May 2019 and (b) that certain arbitration among Theravance US Holdings, Triple II, the Company, Innoviva, and Innoviva Holdings in connection with the LLC Agreement initiated in October 2020.

“Assigned Collaboration Products” has the meaning set forth in Section 1.1 of the LLC Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in the State of New York are not required to be open.

“Class B Units” means Class B Units of the Company.

“Class C Units” means Class C Units of the Company.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

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“Closing Date Trelegy Consideration” means $1,065,000,000 plus the TRC Cash Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Agreement” means that certain Collaboration Agreement, dated as of November 14, 2002, by and between Innoviva and GSK (and assigned in part to the Company), as amended by those certain amendments, dated as of April 11, 2006 and March 3, 2014, and as supplemented by the Extension Agreement.

“Collaboration Product” shall have the meaning ascribed to it in Section 1.12 of the Collaboration Agreement.

“Company” means Theravance Respiratory Company, LLC.

“Company Confidentiality Agreement and Consent” means that certain consent and agreement, dated as of April 18, 2022, by and among Innoviva, the Company, the Purchaser and the Seller attached hereto as Exhibit C-1.

“Confidential Information” has the meaning set forth in Section 5.2(a).

“Contract” means any legally binding agreement, loan or credit agreement, note, bond, guaranty, mortgage, indenture, instrument, lease, sublease, license, deed of trust, undertaking, commitment or other contract.

“Counter Proposed Ampreloxetine Interest Price” has the meaning set forth in Section 5.12(h)(ii)(b)(D).

“Deciding Valuation Firm” has the meaning set forth in Section 5.12(h)(ii)(b)(F).

“Determined Ampreloxetine Interest Price” has the meaning set forth in Section 5.12(h)(ii)(b)(G).

“Disclosing Party” has the meaning set forth in Section 5.2(a).

“Disclosure Schedule” means the Disclosure Schedule delivered to the Purchaser by the Seller concurrently with the execution of this Agreement.

“Dispute” has the meaning set forth in Section 5.12(g).

“EMA” means the European Medicines Agency.

“Enforceability Exceptions” has the meaning set forth in Section 3.3.

“Equity” has the meaning set forth in Section 3.7(b)(i).

“Existing Notes” means the 9.5% Fixed Rate Term Notes due on or before 2035 issued by Triple II pursuant to the Existing Notes Indenture.

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“Existing Notes Indenture” means the Indenture, dated as of February 28, 2020 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof), by and among Triple II, U.S. Bank National Association, as initial trustee, and, solely with respect to certain provisions, the Seller.

“Existing Notes Payoff” has the meaning set forth in Section 2.4(a)(ii).

“Expiration Date” has the meaning set forth in Section 7.1(b).

“Extension Agreement” means that certain Extension Agreement, dated as of March 3, 2014, by and between the Seller and GSK.

“FDA” means the United States Food and Drug Administration.

“First Sale Date” means the date of the first commercial sale of any Ampreloxetine Product into the stream of commerce following the first to occur of the first Regulatory Approval by either (1) the FDA or (2) the first of (A) the EMA or (B) all four of Germany, France, Italy and Spain (with respect to national Regulatory Approval).

“Foreclosure Date” has the meaning set forth in Section 5.12(h)(ii)(b).

“Foreclosure Person” has the meaning set forth in Section 5.12(h)(ii)(b).

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5(c)(i), (d), (e), 3.11(b)-(d) (inclusive) and 3.12.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Entity” means any federal, state, provincial, local or foreign government or any court of competent jurisdiction, arbitral body, administrative, judicial or agency, department, political subdivision, commission, bureau or tribunal or other governmental authority, domestic or foreign.

“GSK” means Glaxo Group Limited, a United Kingdom corporation.

“GSK Confidentiality Agreement and Consent” means that certain confidentiality agreement and consent, dated as of April 11, 2022, by and between GSK and Royalty Pharma PLC attached hereto as Exhibit C-2.

“GSK Patents” means all Patents within the “GSK Patents” (as such term is defined in Section 1.39 of the Collaboration Agreement), solely to the extent such Patents claim or cover the Assigned Collaboration Products, including the making, using, selling, offering for sale or importation thereof.

“Indemnified Party” has the meaning set forth in Section 8.2.

“Indemnifying Party” has the meaning set forth in Section 8.2.

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“Innoviva” means Innoviva, Inc. (formerly known as Theravance, Inc.).

“Innoviva Equity” means all equity interests of the Company owned, directly or indirectly, by Innoviva or its Affiliates, including all Class A Units of the Company and Class C Units of the Company that are not owned by the Seller or its Subsidiaries.

“Innoviva Holdings” means Innoviva TRC Holdings LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Innoviva.

“Innoviva Know-How” has the meaning given to “Theravance Know-How” in Section 1.93 of the Collaboration Agreement, solely to the extent relating to the Assigned Collaboration Products.

“Innoviva Purchase Price” means the total aggregate consideration paid and payable by the Purchaser and its Affiliates for the Innoviva Equity.

“Innoviva Transaction” means the Purchaser’s acquisition of the Innoviva Equity from Innoviva Holdings.

“Intended Tax Treatment” has the meaning set forth in Section 5.7(a).

“Joint Inventions” has the meaning set forth in Section 1.46 of the Collaboration Agreement.

“Knowing and Intentional Breach” means an action taken, or any failure to act, by a party with the knowledge that the taking of, or the failure to take, such action would be a breach of such party’s obligations under this Agreement.

“Knowledge of the Seller” or “Seller’s Knowledge” means the actual knowledge of each Knowledge Party.

“Knowledge Party” means each individual listed on Schedule 1.1.

“LABA/ICB Combination Product” has the meaning ascribed thereto in Section 1.49 of the Collaboration Agreement.

“Licensed IP” means, collectively, the Licensed Patents, Innoviva Know-How and Joint Inventions.

“Licensed Patents” means all Patents owned or controlled by the Company that (a) cover or claim any Assigned Collaboration Product, including the making, using, selling, offering for sale or importation thereof, and (b) are licensed by the Company to GSK under the Collaboration Agreement.

“Liens” means any mortgage, lien, security or priority interest, pledge, hypothecation, charge, adverse claims, claims of spouses, former spouses or other family members, easement, encroachment, right of first refusal, option, deed of trust, participation interest, deposit arrangement, title retention, conditional sale, financing lease or other security arrangement, lien or encumbrance, whether imposed by Contract or Applicable Law or otherwise.

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“LLC Agreement” means that certain Limited Liability Company Agreement of the Company as amended and in effect as of the date hereof.

“LLC Assets” means the assets and properties owned by the Company.

“Losses” means any and all damages, losses, claims, costs, liabilities and expenses, including as a result of any judgments, settlements or awards for monetary damages and for any reasonable fees and out-of-pocket expenses of counsel.

“Manager” shall have the meaning ascribed to it in Section 1.1 of the LLC Agreement.

“Master Agreement” means that certain Master Agreement, dated as of March 3, 2014, by and among Innoviva, the Seller and GSK.

“Master Consent” means that certain Master Consent, by and among GSK, the Purchaser and the Seller attached hereto as Exhibit C-3, which is being entered into concurrently with the execution of this Agreement, including all exhibits and attachments thereto.

“Material Adverse Effect” means any fact, event, change, development or effect that, individually or in the aggregate, has or would reasonably likely have an adverse effect in any material respect on the timing, amount or duration of the TBPH Royalty Share; provided, however, that none of the following (either alone or in combination with any other event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a “Material Adverse Effect”: any fact, event, change, development or effect arising from or relating to (a) general business, industry or economic conditions or conditions in the financial, credit or securities markets (including changes in interest or currency exchange rates), trade disputes or the imposition of tariffs, duties or other trade restrictions; (b) the effect of any change, development or event that generally affects any industry or markets in which the Seller or any of its Subsidiaries operates; (c) any failure in and of itself by the Seller or any of its Subsidiaries to meet any financial projections, estimates or budgets (financial, operational or otherwise), including with respect to the TRC Royalty or the TBPH Royalty Share, for any period, or any changes in credit ratings of or with respect to the Seller or any of its Subsidiaries or any of their indebtedness or securities (it being understood that the facts or occurrences giving rise or contributing to any of the foregoing in this clause (c), to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Material Adverse Effect); (d) national or international political, regulatory or social conditions, including the engagement by the United States or any other country or group in hostilities or the worsening thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, or arising from or related to COVID-19 events; (e) any enactment of, change in, or change in interpretation of, Applicable Laws or in GAAP or applicable accounting standards including those arising from or related to COVID-19 events; (f) the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (g) any acts of God, weather, natural disaster, earthquake, flood, hurricane or other acts of nature; (h) any pandemic (including COVID-19), epidemic, plague, or other outbreak of illness or public health event; (i) any action taken by the Seller or any of its Subsidiaries or any omission to act by the Seller or any of its Subsidiaries, in each case, that is in compliance with the terms of this Agreement or at the request of the Purchaser or any of its Affiliates; (j) any material adverse effect directly resulting from any fact, event, change or effect that is specifically disclosed in the Disclosure Schedule; or (k) changes resulting from the announcement, pendency or performance of this Agreement and the Transaction.

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“Material Contract” means each contract listed on Schedule 1.2.

“Member” shall have the meaning ascribed to it in Section 1.1 of the LLC Agreement.

“Milestone Event” has the meaning set forth in Section 2.5(a).

“Milestone Payment” has the meaning set forth in Section 2.5(a).

“Milestone Period” has the meaning set forth in Section 2.5(a).

“Minimum Royalty Threshold” means the minimum total amount of the TRC Royalty actually received by the Company (or its successor in interest), in respect of Net Sales for the years 2023, 2024, 2025 and 2026, subject to the terms and conditions of this Agreement, which minimum total amount actually received shall trigger the corresponding Milestone Payment set forth in Exhibit B.

“Net Sales” with respect to Trelegy and the other Assigned Collaboration Products shall have the meaning ascribed thereto in Section 1.61 of the Collaboration Agreement.

“Net Sales Report” means the quarterly reports deliverable by GSK pursuant to Section 6.4.2 of the Collaboration Agreement.

“Order” means any award, writ, judgment, decision, decree, injunction, assessment, decree, ruling, subpoena, verdict, order or other decision of a Governmental Entity.

“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (including any certificate and/or articles of incorporation or organization, certificate and/or articles of formation or organization, constitutional documents, bylaws, declaration of trust or trust agreement, partnership agreement and operating agreement, limited liability company agreement or memorandum and articles of association, and any amendments to the foregoing).

“Other Combination Product” shall have the meaning ascribed thereto in Section 1.64 of the Collaboration Agreement.

“Outbound License” means a license or other agreement between (i) the Company or any of its Affiliates, on the one hand, and any of their respective (sub)licensees, on the other hand (or a permitted sublicense or agreement between any such licensee under such license and a sublicensee of such license) and (ii) any third party, pursuant to which such third party is granted a license under patents or know-how that is proprietary to, or licensed to, the Seller or its Affiliates, for the purpose of commercializing an Ampreloxetine Product.

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“Outbound Licensee” has the meaning set forth in Section 5.12(g).

“Outer Years Commencement Date” means January 1, 2031.

“Outer Years Negotiation” means any substantive discussion or negotiation with GSK regarding any amendment, modification, supplement, waiver, cancellation, termination or grant of any consent to the extent seeking to modify the timing, amount or duration of, or otherwise alter, the Outer Years Royalty or any payment or arrangement in lieu of the Outer Years Royalty.

“Outer Years Period” means the time period from and after the Outer Years Commencement Date.

“Outer Years Royalty” means, collectively, (i) the TRC Royalty to the extent such TRC Royalty relates to or is attributable to sales or other activities in respect of any of the Assigned Collaboration Products in the U.S. for the period on and after January 1, 2031 regardless of when such TRC Royalty is recognized, due or paid, and (ii) the TRC Royalty to the extent such TRC Royalty relates to or is attributable to sales or other activities in respect of any of the Assigned Collaboration Products outside the U.S. for the period on and after July 1, 2029 regardless of when such TRC Royalty is recognized, due or paid. “Outer Years Royalty” further includes (a) all proceeds payable to the Company to the extent relating to or attributable to any of the Assigned Collaboration Products in the U.S. for the period on or after January 1, 2031 regardless of when such proceeds are recognized, due or paid; (b) all proceeds payable to the Company to the extent relating to or attributable to any of the Assigned Collaboration Products outside the U.S. for the period on or after July 1, 2029 regardless of when such proceeds are recognized, due or paid, in the case of each of (a) and (b), to the extent they arise from the rights, property and other assets that are delivered or deliverable by GSK pursuant to Section 14.6 of the Collaboration Agreement; and (c) for clarity, any proceeds that relate to or are attributable to an Outer Year Negotiation regardless of when such proceeds are recognized, due or paid. For clarity, “Outer Years Royalty” excludes (i) the TRC Royalty to the extent such TRC Royalty relates to or is attributable to sales or other activities in respect of any of the Assigned Collaboration Products in the U.S. for the period prior to January 1, 2031 regardless of when such TRC Royalty is recognized, due or paid and (ii) the TRC Royalty to the extent such TRC Royalty relates to or is attributable to sales or other activities in respect of any of the Assigned Collaboration Products outside the U.S. for the period prior to July 1, 2029 regardless of when such TRC Royalty is recognized, due or paid.

“Pass-Through Tax Return” means any Tax Return for income Taxes with respect to the Company if Seller (or any direct or indirect owner of Seller) would be liable as a matter of law for such income Taxes, and shall include, for the avoidance of doubt, Internal Revenue Service Form 1065 and any similar or analogous state or local form of the Company.

“Patents” means patents, patent applications of any kind and associated proprietary patent rights.

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“Permits” has the meaning set forth in Section 3.7(c).

“Permitted Liens” means any (i) mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable, (ii) statutory liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith and (iii) other liens and encumbrances not incurred in connection with the borrowing of money that do not materially and adversely affect the use or value of the affected assets, provided that, in each case, such liens are automatically released upon the sale or other transfer of the affected assets (it being understood that any obligations secured by such “Permitted Liens” shall remain the obligations of the Seller).

“Person” shall be construed in the broadest sense possible and means and includes, but is not limited to, an individual, a partnership (limited or general), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Pre-Agreed Covenants” means the covenants set forth in Schedule 5.8.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Proposed Ampreloxetine Interest Price” has the meaning set forth in Section 5.12(h)(ii)(b)(A).

“Purchase Price” means (a) the Closing Date Trelegy Consideration plus (b) any Milestone Payments or Outer Years Royalties paid or required to be paid under this Agreement.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 4.1, 4.2, 4.8 and 4.9.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.1(a).

“Purchaser Material Adverse Effect” means any fact, event, change, development or effect that, individually or in the aggregate, has or would reasonably likely have a material adverse effect on (i) the ability of the Purchaser to consummate the Transaction or (ii) the ability of the Purchaser to pay any amount due to the Seller or its applicable Subsidiaries under this Agreement when due and payable.

“Purchaser Outer Years Royalty Share” means fifteen percent (15%).

“reasonable best efforts to cause the Company to” means the exercise of the Seller’s right to grant or withhold consent, as applicable, to actions by the Manager of the Company subject to the Seller’s consent under Section 5.4 of the LLC Agreement.

“Receiving Party” has the meaning set forth in Section 5.2(a).

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“Regulatory Approval” means all approvals, licenses, registrations or authorizations from the necessary governmental authority necessary to import, market and sell a pharmaceutical product in such country or jurisdiction (excluding any compassionate or emergency use or similar approval or authorization and excluding pricing or reimbursement approvals).

“Related Documents” means the Company Confidentiality Agreement and Consent, the Master Consent and the Release Agreement.

“Release Agreement” means the release of claims agreement by and among the Purchaser, the Seller, the Company and Innoviva (and each of their respective Affiliates, as applicable), executed and entered into concurrently with the execution of this Agreement and attached hereto as Exhibit A.

“Representatives” means, with respect to any Person, (i) any direct or indirect stockholder, member or partner of such Person and (ii) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.

“Royalty Reduction” is defined in Section 3.5(l).

“Satisfaction of the Existing Notes Redemption Period” has the meaning set forth in Section 2.4(a)(ii).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Equity” has the meaning set forth in the Recitals.

“Seller Indemnified Parties” has the meaning set forth in Section 8.1(b).

“Seller Other Monetization Transaction” has the meaning set forth in Section 5.9.

“Seller Outer Years Royalty Share” means eighty-five percent (85%).

“Seller Parties” means, collectively, the Seller, Theravance US Holdings and Triple II.

“Spin-Off Date” means June 2, 2014.

“Subsidiary” means, with respect to any Person, any entity of which a majority of the voting securities, other voting ownership or voting partnership interests that is sufficient to elect at least a majority of its board of directors or other governing body of such entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries. For the avoidance of doubt, the Company is not a Subsidiary of the Seller.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws or administrative requirements relating to any Tax.

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“Taxes” means, without limitation, any and all federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, unclaimed property or escheat, imputed underpayment, windfall profit, environmental, customs, duties, real property, ad valorem, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, duty, custom, charge, or fee, of any kind whatsoever, imposed by any Governmental Entity, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“TBPH Royalty Share” means eighty-five percent (85%) of the TRC Royalty.

“Theravance Triggering Event” shall have the meaning ascribed to it in Section 1.1 of the LLC Agreement.

“Theravance US Holdings” has the meaning set forth in the Recitals.

“Transaction” means the transaction contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.4.

“TRC Cash Amount” means $42,414,941.63.

“TRC Royalty” means, collectively, (a) any and all payments or other consideration in any form paid or payable by or on behalf of GSK, its Affiliates or their licensees or sublicensees (or such licensees or sublicensees’ Affiliates) pursuant to Sections 6.2 and 6.3 of the Collaboration Agreement; (b) any payments paid or payable by or on behalf of GSK, its Affiliates or their licensees or sublicensees (or such licensees or sublicensees’ Affiliates) pursuant to the Collaboration Agreement in lieu of such payments under the foregoing clause (a); (c) any payments paid or payable by or on behalf of GSK, its Affiliates or their licensees or sublicensees (or such licensees or sublicensees’ Affiliates) pursuant to Section 13.4 of the Collaboration Agreement; (d) any interest payments paid or payable by or on behalf of GSK, its Affiliates or their licensees or sublicensees (or such licensees or sublicensees’ Affiliates) pursuant to Section 6.8 of the Collaboration Agreement; (e) any payments paid or payable by or on behalf of GSK, its Affiliates or their licensees or sublicensees (or such licensees or sublicensees’ Affiliates) pursuant to Section 6.10 of the Collaboration Agreement; and (f) all amounts paid or payable by or on behalf of GSK, its Affiliates or their licensees or sublicensees (or such licensees or sublicensees’ Affiliates) arising from rights to indemnification, to the extent related to the foregoing in (a) through (e) (inclusive); and (g) payments paid or payable from a third party in lieu of any of the foregoing in (a) through (f) (inclusive), in each case (a) through (c) to the extent relating to or attributable to sales or other activities in respect of the Assigned Collaboration Products for the time period from and after January 1, 2022, and, in the case of (d), (e) and (f), to the extent relating to or attributable to any of the Assigned Collaboration Products for the time period from and after January 1, 2022 regardless of when such payments are recognized, due or paid. Notwithstanding the foregoing, “TRC Royalty” excludes any deductions by GSK, its Affiliates or their licensees or sublicensees (or such licensees or sublicensees’ Affiliates) permitted by Sections 6.4 or 6.9 of the Collaboration Agreement.

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“Trelegy” means, collectively, (a) the product known as “TRELEGY ELLIPTA” with the new drug application number of 203975, and (b) any other product subject to the Collaboration Agreement that contains fluticasone furoate, umeclidinium, and vilanterol, in each case of (a) and (b), in any strengths, forms, formulations, administrations or delivery routes.

“Triple II” has the meaning set forth in the Recitals.

“U.S.” means the United States of America, its territories and Puerto Rico.

“Valuation Date” has the meaning set forth in Section 5.12(h)(ii)(b)(B).

“Valuation Firm” has the meaning set forth in Section 5.12(h)(ii)(b)(A).

“Withheld TRC Royalty” has the meaning set forth in Section 2.5(b).

1.2           Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3           Rules of Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)            “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(b)            “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(c)            “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)            references to a Person are also to its permitted successors and assigns;

(e)            definitions are applicable to the singular as well as the plural forms of such terms;

(f)            unless otherwise indicated, references to an “Article,” “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule or schedule to this Agreement, as applicable;

(g)            references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

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(h)            references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

Section 2

PURCHASE AND SALE OF EQUITY

2.1            Purchase and Sale of Equity; Ampreloxetine Royalty Payments. Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to (i) sell, assign, transfer, convey and deliver, or cause Theravance US Holdings and Triple II to sell, assign, transfer, convey and deliver, to the Purchaser at Closing, and the Purchaser agrees to purchase, assume and accept delivery from the Seller, or Theravance US Holdings and Triple II, at Closing, the Seller’s and Theravance US Holdings’ and Triple II’s right, title and interest in and to the Seller Equity, free and clear of all Liens in exchange for the Purchase Price and (ii) make Ampreloxetine Royalty Payments to the Purchaser in exchange for the Ampreloxetine Purchase Price set forth in Section 5.12.

2.2            The Closing. The closing of the Transaction (the “Closing”) shall take place remotely no later than 9:00 a.m. Eastern time on the date (the “Closing Date”) that is the next Business Day after all of the conditions set forth in Section 6 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or such other place, time or date as the Purchaser and the Seller may mutually agree in writing.

2.3            Closing Date Trelegy Consideration. The portion of the Purchase Price to be paid to the Seller on the Closing Date for the sale, transfer, assignment and conveyance of the Seller’s and its Subsidiaries’ right, title and interest in and to the Seller Equity to the Purchaser is the Closing Date Trelegy Consideration. The Closing Date Trelegy Consideration and the portion of the Ampreloxetine Purchase Price due at the Closing shall be paid by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Seller at least three (3) Business Days prior to the Closing Date.

2.4            Deliveries at Closing.

(a)            Deliveries by the Seller. Subject to the terms and conditions of this Agreement, on or prior to the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser:

(i)            a legal opinion from Cayman Islands counsel to the Seller, in form attached hereto as Exhibit F;

(ii)           (A) the executed payoff letter, Lien release documents and other evidence, each reasonably satisfactory to the Purchaser, that all outstanding indebtedness (including, without limitation, for principal, interest and fees) and other obligations under the Existing Notes will be fully paid, terminated and released substantially concurrently with the Closing (but contingent upon the occurrence of the Closing) and any and all Liens in connection therewith will be terminated and released in full substantially concurrently with the Closing (but contingent upon the occurrence of the Closing) (the payoff contemplated in this clause (A), the “Existing Notes Payoff”); and (B) evidence reasonably satisfactory to the Purchaser that the redemption notice period under the Existing Notes Indenture has expired or been waived in accordance with the requirements of the Existing Notes Indenture (such expiration or waiver, “Satisfaction of the Existing Notes Redemption Period”);

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(iii)          a secure share-file link or a USB thumb drive containing copies of all documents uploaded to any data site maintained by or on behalf of the Seller and made available to the Purchaser related to the TRC Royalty and the Transaction as of the date hereof;

(iv)          a validly executed Internal Revenue Service Form W-9 of each Seller Party; and

(v)           the documents and instruments required to be delivered by the Purchaser under Section 6.2.

(b)            Deliveries by Purchaser. Subject to the terms and conditions of this Agreement, on or prior to the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller:

(i)            the Closing Date Trelegy Consideration and the portion of the Ampreloxetine Purchase Price due at the Closing; and

(ii)            the documents and instruments required to be delivered by the Purchaser under Section 6.3.

2.5            Milestone Payments.

(a)            With respect to the time period from and after January 1, 2023, if for any calendar year starting with the year ending December 31, 2023 and ending with the year ending December 31, 2026 (the “Milestone Period”), the applicable Minimum Royalty Threshold is met or exceeded with respect to the TRC Royalty actually received with respect to any such calendar year (each, a “Milestone Event”), the Purchaser shall make a payment to the Seller in cash in the amount set forth across from the applicable Minimum Royalty Threshold on Exhibit B with respect to such applicable year (each, a “Milestone Payment”). For the avoidance of doubt, if there are two Minimum Royalty Thresholds for a given calendar year and both are met or exceeded in such year, then only the larger of the two applicable Milestone Payments shall become due and payable by the Purchaser for that year’s Milestone Event. No achievement of, or failure to achieve, the Minimum Royalty Threshold nor the payment of a Milestone Payment for any given calendar year shall have any effect on any future calendar year’s Minimum Royalty Threshold or Milestone Payment. For the avoidance of doubt, any amounts that comprise TRC Royalty received after the calendar year during which the applicable sales giving rise to such TRC Royalty occurred, including (i) payments received a result of an audit of GSK, (ii) delayed payments, (iii) payments in lieu of TRC Royalty (whether by settlement, litigation or otherwise), and (iv) amounts deemed to be TRC Royalty actually received by the Purchaser or any of its Affiliates (including the Company) pursuant to Section 2.5(b) below, will be deemed to be amounts comprising TRC Royalty in respect of the calendar year during which the applicable sales giving rise to such TRC Royalty occurred for purposes of evaluating the Minimum Royalty Threshold.

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(b)            In the event that the Purchaser or any of its Affiliates (including the Company) does not actually receive any TRC Royalty that is payable by GSK pursuant to the Collaboration Agreement with respect to the Milestone Period, to the extent resulting from (i) the Purchaser’s (or any of its Affiliates’, including the Company’s) breach of the Collaboration Agreement, (ii) any other finally adjudicated, settled or otherwise resolved dispute, (iii) any arrangement between, the Purchaser or any of its Affiliates (including the Company), on the one hand, and GSK or any of its Affiliates, or any of its or their licensees and sublicensees, on the other hand, or (iv) a material act or omission of the Purchaser or any of its Affiliates (including the Company), then any TRC Royalty withheld by GSK as a result thereof will be deemed a TRC Royalty actually received with respect to the applicable calendar year and added to any other applicable TRC Royalty for purposes of such applicable calendar year, for purposes of determining whether the Minimum Royalty Threshold has been met in the applicable calendar year (any of the foregoing in Section 2.5(b)(i), (ii) or (iii), a “Withheld TRC Royalty”).

(c)            In the event of any TRC Royalty that is payable but not timely paid by GSK, the Purchaser shall notify the Seller of such and reasonably describing the withheld amount and material information regarding such withholding, within ten (10) Business Days following receipt of such payment, and, upon the written request of the Seller, the Purchaser shall reasonably cooperate with the Seller and provide reasonable details relating to such Withheld TRC Royalty to ascertain whether the TRC Royalty constitutes a Withheld TRC Royalty, subject to any confidentiality obligations to GSK (as such obligations are modified by the GSK Confidentiality Agreement and Consent). Such determination may be undertaken by a mutually agreed third party expert subject to customary confidentiality obligations, provided that such expert may disclose to the Seller its determination of whether such amounts constitute a Withheld TRC Royalty and a reasonable summary of the circumstances.

(d)            The Seller hereby agrees and acknowledges that (i) each Milestone Payment is a contingent payment obligation of the Purchaser and there can be no assurance regarding the occurrence of any Milestone Event and (ii) without limiting Purchaser’s and its Affiliates’ obligations pursuant to this Agreement, including Section 5.8, the Collaboration Agreement, the LLC Agreement and the Related Documents, the Purchaser shall have no obligation or liability with respect to any Milestone Payment unless and until the corresponding Milestone Event has occurred. For avoidance of doubt, the occurrence of a Milestone Event is a necessary condition prior to any obligation on the part of the Purchaser with respect to any Milestone Payment. Any Milestone Payment owed to the Seller by the Purchaser in accordance with this Section 2.5 shall be paid to the Seller or its applicable Subsidiaries by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Seller and delivered to the Purchaser in accordance with Section 9.3 of this Agreement, within ten (10) Business Days following receipt of the applicable Net Sales Report(s) by the Purchaser, or receipt of other reasonable evidence by the Purchaser, evidencing the occurrence of a Milestone Event. A late fee of four percent (4%) over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Milestone Payment from the date such obligation was due.

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(e)            The parties hereto agree that: (i) the aggregate Milestone Payments payable by the Purchaser pursuant to Section 2.5(a) and 2.5(b) shall not exceed $250,000,000 and (ii) the total Purchase Price payable to the Seller by the Purchaser hereunder (inclusive of the Closing Date Trelegy Consideration, the Ampreloxetine Purchase Price and the maximum Milestone Payments, but excluding the Outer Years Royalty) shall not exceed $1,429,480,364.34 in the aggregate.

2.6            Payment Upon First Regulatory Approval. Upon the first Regulatory Approval of any Ampreloxetine Product by either (1) the FDA or (2) the first of (A) the EMA or (B) all four of Germany, France, Italy and Spain (with respect to national Regulatory Approval), the Purchaser shall make the one-time payment of the $15,000,000 referenced in clause (ii) of the definition of “Ampreloxetine Purchase Price” to the Seller (or its designee, if the Seller notifies the Purchaser in writing of such designee) by wire transfer of immediately available funds to the account specified by the Seller on Exhibit B (or such other account as specified by the Seller in a writing delivered to the Purchaser in accordance with Section 9.3 of this Agreement) within ten (10) Business Days after being notified by the Seller of such Regulatory Approval. A late fee of four percent (4%) over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to such payment due upon such first Regulatory Approval.

2.7            Non-Refundable; Non-Creditable. Except as otherwise specifically set forth in this Agreement, each payment that is required under this Section 2 shall not be refundable, creditable or subject to offset against any other payment(s). Notwithstanding the foregoing, the Purchaser shall be able to offset from any Milestone Payments or the payment contemplated in Section 2.6 any Losses for which any Purchaser Indemnified Party is agreed or adjudicated to be entitled to recover pursuant to, and in accordance with, Section 8.

Section 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as otherwise indicated on the Disclosure Schedules, the Seller represents and warrants to the Purchaser as of the date hereof as follows:

3.1            Organization; Qualification and Power; Good Standing. The Seller is a Cayman Islands exempted company, duly incorporated, licensed, validly existing and in good standing under the Applicable Laws of the Cayman Islands. Theravance US Holdings is a Delaware corporation, duly organized, licensed, validly existing and in good standing under the Applicable Laws of the State of Delaware. Triple II is a Delaware limited liability company, duly organized, licensed, validly existing and in good standing under the Applicable Laws of the State of Delaware. Each Seller Party has all requisite power and authority to own, lease, sublease and operate its properties and to carry on its business as presently conducted. Each Seller Party is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

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3.2            Ownership. Theravance US Holdings and Triple II are indirect, wholly-owned Subsidiaries of the Seller. Theravance US Holdings and Triple II are the beneficial and legal owners of (a) 2,125 Class B Units of the Company and (b) 6,375 Class C Units of the Company, respectively, in each case, free of all Liens (other than restrictions under (i) applicable federal, state and other securities laws and (ii) the LLC Agreement and the Master Agreement). No Seller Party has received written notice or other correspondence to indicate that Theravance US Holdings and Triple II are not the record owners of (x) 2,125 Class B Units of the Company and (y) 6,375 Class C Units of the Company, respectively.

3.3            Authority; Execution and Delivery; Enforceability. The Seller has all requisite corporate company power and authority to execute, deliver and perform its obligations under this Agreement and the Related Documents to which it is a party. The Seller has the authority to cause Theravance US Holdings and Triple II to sell the Seller Equity pursuant to the terms of this Agreement and to take any other actions related to the Transaction. The execution, delivery and performance of this Agreement and the Related Documents to which it is a party, and the consummation of the Transaction by each Seller Party, have been duly authorized by all necessary corporate action on the part of the Seller Parties. Each of this Agreement and the Related Documents to which it is a party has been duly executed and delivered and constitutes a valid and binding obligation of the applicable Seller Parties enforceable against such Seller Parties in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

3.4            No Conflicts; Consents.

(a)            None of the execution and delivery by the Seller of this Agreement and the Related Documents to which it is a party or the consummation of the Transaction by each Seller Party, or compliance by each Seller Party with any of the terms or provisions hereof or thereof, or the sale of the Seller Equity by each of Theravance US Holdings and Triple II as contemplated hereby: (i) violates or will result in a violation of, conflict with or constitute or results in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of (A) the Organizational Documents of any Seller Party, (B) assuming the due execution, delivery and enforceability of the Related Documents and the GSK Confidentiality Agreement and Consent by each of the parties thereto other than the Seller, the LLC Agreement, the Collaboration Agreement or the Master Agreement or (C) any Material Contracts; (ii) (A) violates or will result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Applicable Law or Order of, or any restriction imposed by, any court or Governmental Entity applicable to any Seller Party or any of their properties or assets, or (B) violates, conflicts with, results in a breach of, constitutes a default (whether after the giving of notice, lapse of time or both) under, accelerates any obligation under, or results in the termination of or a right of termination or cancellation under any Contract (other than those Contracts covered by clauses (i)(B) or (i)(C) of this Section 3.4(a)) to which any Seller Party is a party or any assets of a Seller Party are bound in a manner that, with respect to clause (ii)(B) of this Section 3.4(a), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (iii) results in the creation of any Lien upon the Seller Equity.

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(b)            No Permit, Order, qualification of, or registration, declaration, notice or filing with, any Governmental Entity is required for or in connection with the execution and delivery by any Seller Party of this Agreement and any Related Documents to which such Seller Party is a party and the consummation by the Seller Parties of the Transaction, other than where the failure to obtain or deliver, as applicable, such Permit, Order, qualification, registration, declaration, notice or filing, would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.5            Collaboration Agreement and Master Agreement.

(a)            Master Agreement. Attached hereto as Exhibit D-1 and Exhibit D-2 is a true, correct and complete copy of the Master Agreement and the Extension Agreement, respectively. The Seller has delivered to the Purchaser true, correct and complete copies of (i) all draft and final financial plans of the Company delivered to any Seller Party pursuant to Section 5.3(e) of the LLC Agreement (other than any confidential information of a third party related to the Company’s private equity assets that the Seller is required to keep confidential pursuant to confidentiality obligations to such third party) and (ii) any Seller Party’s comments on such financial plans provided to the Manager, in each case, since January 1, 2019. Since January 1, 2019, except for such communications and those communications which are publicly available or which were part of the Arbitration and related disputes, (i) no Knowledge Party has sent or received, any material communications to or from Company, Innoviva or its Affiliates or GSK, relating to regulatory, safety or intellectual property matters affecting Trelegy or involving the TRC Royalty and (ii) to the Knowledge of the Seller, no Seller Party has sent or received any material communications to or from Company, Innoviva or its Affiliates or GSK, relating to regulatory, safety or intellectual property matters affecting Trelegy or involving the TRC Royalty.

(b)            No Other Agreements. The Master Agreement, the Extension Agreement and the LLC Agreement are the only agreements, instruments, arrangements, waivers or understandings between a Seller Party (or any predecessor-in-interest (excluding Innoviva) or Affiliate thereof), on the one hand, and the Company (or any predecessor-in-interest or Affiliate thereof), Innoviva (or any predecessor-in-interest or Affiliate thereof) and/or GSK (or any predecessor-in-interest or Affiliate thereof), on the other hand, relating to the Assigned Collaboration Products, the TRC Royalty or the TBPH Royalty Share, and there are no other agreements, instruments, arrangements, waivers or understandings between a Seller Party (or any predecessor-in-interest (excluding Innoviva) or any Affiliate thereof), on the one hand, and the Company, GSK and/or Innoviva (or any predecessor-in-interest or any Affiliate of the foregoing), on the other hand, that relate to the Assigned Collaboration Products (including the development or commercialization thereof) or the TRC Royalty. The Strategic Alliance Agreement between Innoviva and GSK, dated March 30, 2004, as amended, does not affect the Assigned Collaboration Products (including the development or commercialization thereof) or the TRC Royalty. Since January 1, 2019, none of the Seller Parties have proposed or received any proposal, to amend or waive any provision of the Master Agreement or the LLC Agreement.

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(c)            Validity and Enforceability.

(i)            The Master Agreement is legal, valid, binding, enforceable (subject to the Enforceability Exceptions), and in full force and effect. As of its execution and delivery and as of the Spin-Off Date, the Collaboration Agreement was and, to the Knowledge of the Seller, as of the date hereof, the Collaboration Agreement is legal, valid, binding, enforceable (subject to the Enforceability Exceptions), and in full force and effect. As of the Spin-Off Date, the Company had, and, to the Knowledge of the Seller, as of the date hereof, the Company has, the sole right, title and interest in and to all of Innoviva’s (or any predecessor-in-interest or Affiliate thereof) rights and benefits under the Collaboration Agreement to the extent relating to the Assigned Collaboration Products, including the rights and benefits specified on Exhibit C of the LLC Agreement.

(ii)            The Master Agreement and, to the Knowledge of the Seller, the Collaboration Agreement will continue to be, legal, valid, binding, enforceable (subject to the Enforceability Exceptions), and in full force and effect, on identical terms immediately following the consummation of the Transaction, (A) assuming the Related Documents and the GSK Confidentiality Agreement and Consent are duly authorized, executed, valid and enforceable (subject to the Enforceability Exceptions) and that GSK has given all necessary consents to Innoviva with regards to the Innoviva Transaction and (B) assuming compliance by the parties thereto other than the Seller with their respective terms and compliance by the Purchaser with the terms hereof. None of the Seller Parties is or has been in material breach of or default under the Master Agreement, and no event has occurred that with notice or lapse of time would constitute a material breach thereof or default thereunder by a Seller Party, or permit termination, modification, or acceleration as a result of such Seller Party material breach thereof or default thereunder, under the Master Agreement. To the Knowledge of the Seller, (1) no party to the Master Agreement (other than the Seller), and no party to the Collaboration Agreement, has been or is in material breach thereof or default thereunder, and (2) no event has occurred that with notice or lapse of time would constitute a material breach thereof or default thereunder by such other party, or permit termination, modification, or acceleration, under the Collaboration Agreement or Master Agreement as a result of such material breach thereof or default thereunder by such other party. No Seller Party has and, to the Knowledge of the Seller, none of GSK, Innoviva or the Company as counterparties to the Master Agreement has repudiated any provision of the Master Agreement applicable to the Seller, and to the Knowledge of the Seller, none of GSK, Innoviva or the Company as counterparties to the Collaboration Agreement has repudiated any provision of such agreement and no Seller Party has, and, to the Seller’s Knowledge, the Company has not, received any notice in connection with the Collaboration Agreement challenging the validity, enforceability or interpretation of any provision of such agreement relating to the Assigned Collaboration Products, including the obligation to pay any portion of the TRC Royalty without set-off of any kind except as provided in the Collaboration Agreement. A copy of the Collaboration Agreement as publicly available is attached hereto as Exhibit D-3.

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(d)            Assigned Collaboration Product. Trelegy is a (i) Collaboration Product, (ii) an Other Combination Product launched after the LABA/ICB Combination Product, and (iii) an Assigned Collaboration Product. GSK and its Affiliates are required to pay royalties under Section 6.3 of the Collaboration Agreement to the Company on all Net Sales by or on behalf of themselves and any of their (sub)licensees of any Assigned Collaboration Products in accordance with the Collaboration Agreement. The Seller Parties have the right to receive the TBPH Royalty Share pursuant to the LLC Agreement. As of the Spin-Off Date the Company had and, to the Knowledge of the Seller, as of the date hereof, the Company has the right to receive the TRC Royalty on Net Sales of the Assigned Collaboration Products from GSK in accordance with the Collaboration Agreement.

(e)            No Liens or Assignments by the Seller. None of the Seller Parties (or any Affiliate thereof) has, except for Permitted Liens and as contemplated hereby, conveyed, assigned or in any other way transferred or granted any Liens upon or security interests with respect to all or any portion of its right, title and interest in and to the TBPH Royalty Share or the Master Agreement.

(f)            No Waivers or Releases. No Seller Party has granted any waiver under the Master Agreement and no Seller Party has released the Company or GSK, in whole or in part, from any of its obligations under the Master Agreement. To the Seller’s Knowledge, neither the Company nor Innoviva (or any predecessor-in-interest or Affiliate thereof) has granted any waiver under the Collaboration Agreement or the Master Agreement or released Innoviva (or any predecessor-in-interest or Affiliate thereof) or GSK, in whole or in part (in each case, in respect of the Assigned Collaboration Products), from any of its respective obligations under the Collaboration Agreement or the Master Agreement.

(g)            No Termination. None of the Seller Parties has (A) given the Company or GSK any written notice of termination of the Master Agreement (whether in whole or in part) or any written notice expressing any intention to terminate the Master Agreement or (B) received any written notice of termination of the Master Agreement (whether in whole or in part) or any written notice expressing any intention to terminate the Master Agreement. To the Knowledge of the Seller, neither the Company nor Innoviva (or any predecessor-in-interest or Affiliate thereof) has (A) given GSK any written notice of termination of the Collaboration Agreement or the Master Agreement (whether in whole or in part) or any written notice expressing any intention to terminate the Collaboration Agreement or the Master Agreement or (B) received any written notice of termination of the Collaboration Agreement or the Master Agreement (whether in whole or in part) or any written notice expressing any intention to terminate either agreement. To the Knowledge of the Seller, no event has occurred that would give rise to the expiration or termination of the Collaboration Agreement or the Master Agreement.

(h)            Reserved.

(i)             Payments Made. To the Knowledge of the Seller, the Company has received from GSK the full amount of the payments due and payable under the Collaboration Agreement. As of the date hereof, the Seller has not received from the Company or from any other Person any payments of the TBPH Royalty Share to the extent relating to or attributable to the sales or other activities in respect of the Assigned Collaboration Products for the first calendar quarter of 2022, regardless of when such payments are recognized, due or paid.

(j)             No Assignments by Company or GSK. None of the Seller Parties (or any Affiliate thereof) has consented to any assignment or other transfer by the Company or GSK or any of their respective predecessors-in-interest of any of their rights or obligations under the Collaboration Agreement to the extent relating to the Assigned Collaboration Products or the Master Agreement and, to the Knowledge of the Seller, neither the Company nor GSK has assigned or otherwise transferred or granted any Liens upon or security interest with respect to any of its rights or obligations under the Collaboration Agreement to the extent relating to the Assigned Collaboration Products, or the Master Agreement or, to the Knowledge of the Seller, any portion of its right, title and interest in and to the Licensed IP, in each case, to any Person.

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(k)            No Indemnification Claims. None of the Seller Parties has provided written notice to the Company, GSK or any other Person of any claims for indemnification under the Collaboration Agreement relating to the Assigned Collaboration Products nor has any Seller Party received any written notice of claims for indemnification under the Collaboration Agreement relating to the Assigned Collaboration Products, whether pursuant to Article 12 thereof or otherwise. To the Knowledge of the Seller, (i) GSK has not provided written notice to the Company of any claims for indemnification under the Collaboration Agreement relating to the Assigned Collaboration Products nor (ii) has GSK received written notice of any claims from the Company for indemnification from the Company under the Collaboration Agreement relating to the Assigned Collaboration Products, whether pursuant to Article 12 thereof or otherwise.

(l)             No Royalty Reductions. To the Knowledge of the Seller, the amount of the TRC Royalty due and payable under Section 6.3 of the Collaboration Agreement is not, as of the date hereof, subject to any claim against any Seller Party pursuant to any right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise, including in respect of any royalties payable by GSK to the Company pursuant to Section 6.3 of the Collaboration Agreement (each, a “Royalty Reduction”). To the Knowledge of the Seller, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit GSK to claim, or have the right to claim, a Royalty Reduction.

(m)           No Notice of Infringement. None of the Seller Parties has received, and, to the Knowledge of the Seller, the Company has not received, any written notice from, or given any written notice to, GSK pursuant to Sections 13.2 or 13.3 of the Collaboration Agreement relating to any Assigned Collaboration Products.

(n)            Audits. To the Knowledge of the Seller, the Company has not initiated, pursuant to Section 6.10 of the Collaboration Agreement, any inspection or audit of books of accounts or other records pertaining to Net Sales or the calculation of royalties or other amounts payable to the Seller (or any Affiliate thereof) under the Collaboration Agreement relating to the Assigned Collaboration Products.

3.6            Intellectual Property.

(a)            There are no Patents or other intellectual property rights owned or controlled by the Seller or its Affiliates that cover or claim either any Assigned Collaboration Products under the Collaboration Agreement or any Joint Inventions. To the Knowledge of the Seller, there are no Licensed Patents or Joint Inventions.

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(b)            To the Knowledge of the Seller, there are no pending or threatened litigations, interferences, reexaminations, oppositions or like procedures involving any Licensed Patent or GSK Patent.

(c)            To the Knowledge of the Seller, there is no Person who is or claims to be an inventor under any of the owned Licensed Patents who is not a named inventor thereof.

(d)            None of the Seller Parties has, and, to the Knowledge of the Seller, the Company, Innoviva (or any predecessor-in-interest or Affiliate thereof) and GSK have not, received any written notice of any claim by any Person asserting that the development, manufacture, importation, sale, offer for sale or use of any Assigned Collaboration Product infringe any Patent, or misappropriate or violate any other intellectual property rights of such Person.

(e)            To the Knowledge of the Seller, (i) the discovery and development of the Assigned Collaboration Products did not and does not infringe any Patent, or misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any third party, and (ii) the Seller has not in-licensed any patents or other intellectual property rights covering the manufacture, use, sale, offer for sale or import of the Assigned Collaboration Products.

3.7            Representations Related to the Company.

(a)            Organization; Qualification and Power; Good Standing. To the Knowledge of the Seller, the Company is a limited liability company duly organized, licensed, validly existing and in good standing under the Applicable Laws of the State of Delaware and has all requisite power and authority to own, lease, sublease and operate its properties and to carry on its business as presently conducted. To the Knowledge of the Seller, the Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Seller, the Company is not in and has not been in default under or in violation of any provision of its Organizational Documents.

(b)            Capitalization.

(i)            To the Knowledge of the Seller, (A) Section 3.7(b)(i) of the Disclosure Schedule sets forth the authorized, issued and outstanding equity interests of the Company, the name of each owner (beneficially or of record) thereof, and the class, series and number of equity interests in the Company owned by such holder thereof (the “Equity”) and (B) the Equity interests set forth on Section 3.7(b)(i) of the Disclosure Schedule comprise all of the equity interests of the Company and no other equity interests of the Company are issued or outstanding. To the Knowledge of the Seller, no such Equity interests have been issued in violation of any Applicable Law, or are subject to any preemptive or subscription rights granted by the Company or the Seller or its Affiliates. To the Knowledge of the Seller, there are no declared or accrued but unpaid dividends or distributions on any of the Equity of the Company.

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(ii)           To the Knowledge of the Seller, there are no (A) outstanding options, warrants, rights, pledges, puts, calls, agreements, conversion rights, exchange rights, in each case, whether written or oral, convertible securities or other commitments or rights to purchase or acquire any unissued equity interests from the Company, or any other Contracts or commitments for the issuance, disposition or acquisition of any of the Equity or any rights or interests exercisable therefor; (B) outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company; (C) voting trusts or other understandings to which the Company is a party with respect to the voting of the Equity; (D) declared and unpaid dividends on any Equity; (E) agreements or understandings to which the Company is a party creating any Liens on, or relating to the ownership of, any of the Equity; and (F) existing rights under any agreement or understanding to which the Company is a party with respect to registration under the Securities Act, of any of the Equity.

(c)            Permits; Compliance with Applicable Laws. To the Knowledge of the Seller, (i) the Company owns or possesses, and has owned and possessed during the past five (5) years, all material certificates, licenses, permits, consents, authorizations, franchises, accreditations, registrations, approvals, Orders and other authorizations of Governmental Entities required under Applicable Law for the conduct of its business as presently conducted (collectively, the “Permits”), and (ii) all such Permits are valid and in full force and effect, except where the failure to hold, or failure to be valid or in full force and effect, would not have a Material Adverse Effect. To the Knowledge of the Seller, (A) the Company is, and for the last five (5) years has been, in compliance in all material respects with Applicable Law and, (B) the Company has not received, as of the date hereof, any notice of any material violation of Applicable Law.

(d)            Taxes. To the Knowledge of the Seller, (i) the Company has timely filed (or caused to be filed) all income and other material Tax Returns (including Pass-Through Tax Returns) required to be filed by it with the appropriate taxing authority (taking into account any available extensions), (ii) all such returns were correct and complete in all material respects, (iii) the Company has paid all material Taxes due and owing (whether or not shown on any Tax Return), (iv) there is no Lien for Taxes upon any of the assets of the Company, other than Permitted Liens and (v) no proceedings by a taxing authority with regard to any Taxes of the Company are currently pending, and all deficiencies of such Taxes asserted or assessments of such Taxes made, if any, as a result of such examinations of the Company have been paid in full. The representations and warranties set forth in this Section 3.7(d) are the Seller’s sole and exclusive representations with respect to Tax matters in this Agreement.

(e)            No Litigation or Outstanding Indemnification Obligations. To the Knowledge of the Seller, there is no actual or pending action, suit, investigation or proceeding before any Governmental Entity to which the Company is or is threatened in writing to be a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Seller, the Company has no outstanding indemnification obligations owing to any Member, including in connection with the Arbitration.

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(f)            Financial Statements. To the Knowledge of the Seller, Section 3.7(f) of the Disclosure Schedule includes the audited balance sheet of the Company as of December 31, 2021, and the related statements of income and cash flows (or the equivalent) for the fiscal year then ended. To the Knowledge of the Seller, each of the financial statements referenced above (including in all cases the notes thereto, if any), fairly presents the financial condition of the Company as of the date thereof and the operating results of the Company for the period covered and has been prepared in accordance with GAAP consistently applied throughout the period covered.

3.8            Litigation. There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the Knowledge of the Seller, threatened to which the Seller or any of its Affiliates is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

3.9            Compliance with Law. Neither the Seller nor any of any of its Affiliates is in violation of, and to the Knowledge of the Seller, neither the Seller nor any of its Affiliates is under investigation with respect to nor has the Seller or any of its Affiliates been threatened in writing to be charged with or given notice of any violation of, any Applicable Law, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.10          No Undisclosed Events or Circumstances. Except for the Transaction, no event or circumstance has occurred or exists with respect to the Seller Parties or, to the Knowledge of the Seller, the Company, or their respective businesses, properties, operations or financial condition, which, under Applicable Law, requires public disclosure or announcement by the Seller but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Seller, threatened in writing, against any Seller Party or, to the Knowledge of the Seller, pending or threatened against the Company which questions the validity of any of this Agreement, the Related Documents or the Transaction.

3.11          LLC Agreement.

(a)            Copies. Attached hereto as Exhibit E is a true, correct and complete copy of the LLC Agreement.

(b)            Enforceability. The LLC Agreement (i) was a valid and binding obligation of the parties thereto as of the Spin-Off Date, (ii) is a valid and binding obligation of the Seller and (iii) to the Knowledge of the Seller as of the date hereof, is a valid and binding obligation of the other parties thereto. The LLC Agreement (i) was enforceable against the Seller Parties, the Members, the Manager and the Company in accordance with its terms, subject to the Enforceability Exceptions, as of the Spin-Off Date, (ii) as of the date hereof, is enforceable against the Seller Parties in accordance with its terms, subject to the Enforceability Exceptions and (iii) to the Knowledge of the Seller as of the date hereof, is enforceable against Innoviva Holdings, the Manager and the Company in accordance with its terms, subject to the Enforceability Exceptions. No Seller Party has received any notice in connection with the LLC Agreement challenging the validity or enforceability of any provision of such agreement, including the Company’s right to receive the TRC Royalty in accordance with the Collaboration Agreement.

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(c)            No Waivers or Release. No Seller Party has, and, to the Knowledge of the Seller, none of the other parties to the LLC Agreement has, (i) granted any material waiver under the LLC Agreement and (ii) has released any other party, in whole or in part, from any of its material obligations under the LLC Agreement.

(d)            No Termination, Dissolution or Winding-Up; No Theravance Triggering Event. None of the Seller Parties or, to the Knowledge of the Seller, any other party to the LLC Agreement has given any written notice of termination, dissolution or winding-up of the Company or the LLC Agreement (whether in whole or in part) to any other party thereto. None of the Seller Parties or, to the Knowledge of the Seller, any other party to the LLC Agreement has given or received any written notice expressing any intention to terminate the LLC Agreement or dissolve or wind-up the Company. To the Knowledge of the Seller, no event has occurred that would give rise to the expiration or termination of the LLC Agreement or a dissolution or winding-up of the Company. To the Knowledge of the Seller, no Theravance Triggering Event has occurred.

(e)            No Breaches or Defaults. There is and has been no material breach or default under the LLC Agreement by any Seller Party, or to the Knowledge of the Seller, by the Company, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any such breach or default by any Seller Party.

(f)            Payments Made. As of the date hereof, the Seller Parties have received from the Company the full amount of the payments due and payable under the LLC Agreement by the Company to the Seller Parties. Section 3.11(f) of the Disclosure Schedule lists all payment made or payable to the Seller Parties under the LLC Agreement since January 1, 2019, including any amounts payable and outstanding as of the date hereof.

(g)            No Indemnification Claims or Advances. Except in connection with the Arbitration, the Seller Parties and, to the Knowledge of the Seller, none of the other Members, Manager, Officer (each as defined in the LLC Agreement) or any other Person, has notified the Company of any claims for indemnification under the LLC Agreement, whether pursuant to Article 13 thereof or otherwise, and all Arbitration indemnification obligations of any Seller Party have been fully extinguished and no further indemnification obligations of the Company are outstanding. There is no existing claim made to any Seller Party by which any Seller Party is obligated to indemnify any Person under the LLC Agreement. To the Knowledge of the Seller, no event has occurred that would give rise to a claim for indemnification under the LLC Agreement by or against any Seller Party or the Company. No advances have been made to the Company pursuant to Section 4.5 of the LLC Agreement.

3.12          Brokers. No agent, broker, investment banker or other firm or Person engaged by or acting on behalf of the Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the Transaction for which the Purchaser will be liable.

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3.13          No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3 (including the related portions of the Disclosure Schedules) and the Related Documents, the Seller has not made, does not make and has not authorized any other Person to make on behalf of the Seller any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to the Purchaser and any information, documents or material made available to the Purchaser in the data room or otherwise, management presentations or in any other form in expectation of the Transaction or as to the future revenue, profitability or success of the Seller Equity, or any representation or warranty arising from statute or otherwise in law. The Seller acknowledges that the only representations and warranties made by or on behalf of the Purchaser are those contained in Section 4, and the Seller has not relied on any representations made by or on behalf of the Purchaser other than those contained in Section 4.

Section 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as of the date hereof as follows:

4.1            Organization, Standing, Qualification and Power. The Purchaser is an Irish collective asset-management vehicle that is duly organized, validly existing and in good standing under the laws of the Republic of Ireland. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which a license or qualification is required for it to perform its obligations under this Agreement, except where the failure to be so licensed or qualified and in good standing has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Purchaser Material Adverse Effect.

4.2            Authority; Execution and Delivery; and Enforceability. The Purchaser has all requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Transaction, have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

4.3            No Conflicts; Consent; No Vote.

(a)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Purchaser Material Adverse Effect, none of the execution and delivery by Purchaser of this Agreement, the consummation of the Transaction, or compliance by the Purchaser with any of the terms or provisions hereof (i) violates or will result in a violation of, conflict with or constitute or results in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligations under, any provision of the Organizational Documents of the Purchaser or (ii) violates or will result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Applicable Law, or any restriction imposed by, any court of Governmental Entity applicable to the Purchaser or any of its properties or assets. No approval, vote or consent is required by the Purchaser’s shareholders to approve this Agreement or to consummate the Transaction.

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(b)            No Permit, Order, qualification of, or registration, declaration, notice or filing with, any Governmental Entity is required for or in connection with the execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the Transaction, other than where the failure to obtain or deliver, as applicable, such Permit, Order, qualification, registration, declaration, notice or filing, would not, individually or in the aggregate, be reasonably expected to have a Purchaser Material Adverse Effect.

4.4            Litigation. There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the knowledge of the Purchaser, threatened to which the Purchaser or any of its Affiliates is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to have a Purchaser Material Adverse Effect.

4.5            Purchaser’s Business Investigation. The Purchaser is a sophisticated Person familiar with transactions similar to those contemplated by this Agreement and has such knowledge and experience in financial and business matters that is capable of evaluation the merits and risks of such transactions. The Purchaser has evaluated the merits and risks of purchasing the Seller Equity on the terms set forth in this Agreement, and acknowledges that the Seller makes no guarantees as to the potential for future economic gain by the Purchaser that might be realized from the Seller Equity. The Purchaser has negotiated this Agreement on an arms-length basis and has had an opportunity to consult with its legal and financial advisors concerning this Agreement and its subject matter. The Purchaser represents that it has not relied on the Seller for any information regarding the value of the Seller Equity. The Purchaser acknowledges that none of the Seller or any of its Affiliates are acting as a fiduciary or financial investment adviser to the Purchaser in connection with the Transaction, and has not given the Purchaser any investment advice, opinion or other information on whether the purchase of the Seller Equity is prudent.

4.6            No Distribution; Investment Intent. The Purchaser is acquiring the Seller Equity for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. The Purchaser acknowledges that it is informed as to the risks of the Transaction and of ownership of the Seller Equity. The Purchaser acknowledges that the Seller Equity has not been registered under the Securities Act or any state or foreign securities laws and that the Seller Equity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or and any applicable state or foreign securities laws.

4.7            Available Funds. The Purchaser has and will have sufficient cash on hand to pay the Purchase Price and the Ampreloxetine Purchase Price in accordance with the terms of this Agreement. The Purchaser acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

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4.8            Brokers. No agent, broker, investment banker or other firm or Person engaged by or acting on behalf of the Purchaser or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the Transaction.

4.9            Purchase Price Assurance. Substantially concurrently with the entry into this Agreement, the Purchaser is purchasing the Innoviva Equity for consideration in cash equal to the Innoviva Purchase Price. Except for the payment of the Innoviva Purchase Price, neither the Purchaser nor any of its Affiliates has any agreement or understanding, whether or not binding, to pay to Innoviva or any of its Affiliates any consideration other than the Innoviva Purchase Price in respect of the Innoviva Equity.

4.10            No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4, the Purchaser has not made, does not make and has not authorized any other Person to make on behalf of the Purchaser any other express or implied representation or warranty, either written or oral, or any representation or warranty arising from statute or otherwise in law. The Purchaser acknowledges that the only representations and warranties made by or on behalf of the Seller are those contained in Section 3, and the Purchaser has not relied on any representations made by or on behalf of the Seller other than those contained in Section 3.

Section 5

COVENANTS AND AGREEMENTS

5.1            Preservation of the Company.

(a)            The Seller agrees that, during the period from the date hereof through the earlier of the Closing or the date of termination of this Agreement, except to the extent the Purchaser shall otherwise consent in writing, the Seller shall use its reasonable best efforts to cause the Company to conduct its business in the ordinary course.

(b)            In furtherance of Section 5.1(a), the Seller shall not (other than as contemplated under this Agreement or the Related Documents) (i) sell, transfer, hypothecate, assign, distribute or in any manner convey or impose any Lien of any kind (other than Permitted Liens) on (A) the Seller Equity or (B) any rights or assets of the Seller under the LLC Agreement or the Master Agreement, or (ii) otherwise take any action (or refrain from taking any action) that would reasonably be expected to give rise to a material breach or default by the Seller or termination right under the LLC Agreement or the Master Agreement. Additionally, the Seller shall not cause or grant permission to the Company to, and shall use its reasonable best efforts to cause the Company to not, (a) sell, transfer, hypothecate, assign, distribute or in any manner convey or impose any Lien (other than Permitted Liens) on (i) the LLC Assets, including TBPH Royalty Share (including, for the avoidance of doubt, the amount of the TBPH Royalty Share paid to the Company with respect to the first calendar quarter and second calendar quarter of 2022), or (ii) any rights or assets under the Collaboration Agreement (to the extent relating to the Assigned Collaboration Products), or (b) otherwise take any action (or refrain from taking any action) that would reasonably be expected to give rise to a material breach, default by the Seller or termination right under the Collaboration Agreement or the LLC Agreement. To the extent the Company distributes or otherwise pays over any cash held by the Company to the Seller after the date hereof and prior to the Closing, the amount of such distribution or payment shall be deducted from the TRC Cash Amount to be paid at Closing.

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(c)            Subject to the terms and conditions of the Collaboration Agreement, the Master Agreement and the Extension Agreement and, if and as permitted under the GSK Confidentiality Agreement and Consent or the Company Confidentiality Agreement and Consent, between the date hereof and the Closing, the Seller agrees to provide written notice to the Purchaser as promptly as practicable, and in any event before the Closing, of the Seller’s Knowledge of (x) any material breach, alleged or threatened material breach, termination or threatened termination, any material modification, amendment waiver, or proposed material modification, amendment of waiver of, to or under the Collaboration Agreement, the Master Agreement or the LLC Agreement, in each case by the Seller or (y) any actual, pending or threatened Theravance Triggering Event or any Material Adverse Effect.

5.2            Confidentiality; Authorized Disclosure.

(a)            Except as provided in this Section 5.2 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for five (5) years thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise and enforcement of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(i)            was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(ii)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii)          became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(iv)          is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(v)           is subsequently disclosed to the Receiving Party on a non-confidential basis by a third party without obligations of confidentiality with respect thereto.

(b)            Either party may disclose Confidential Information, subject to the terms of the GSK Confidentiality Agreement and Consent and the Company Confidentiality Agreement and Consent, as applicable, to the extent such disclosure is reasonably necessary in the following situations:

(i)            prosecuting or defending litigation;

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(ii)           complying with Applicable Laws, including regulations promulgated by securities exchanges;

(iii)          complying with a valid Order;

(iv)          for regulatory, tax or customs purposes;

(v)           for audit purposes, provided that each recipient of Confidential Information under this Section 5.2(b) must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(vi)          disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(vii)         upon the prior written consent of the Disclosing Party; or

(viii)        disclosure to its actual or potential investors and co-investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided that such disclosure shall be made only to the extent (A) that the Disclosing Party determines in good faith that the information to be disclosed is material to an investment in the Disclosing Party and is customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure, or (B) that the information is the sales of the Collaboration Product and such information is to be included in the Purchaser’s financial reports to its investors.

(c)            Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Sections 5.2(b)(i), (ii), (iii) or (iv), it will, except where impracticable, or prohibited by Applicable Law, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information and to avoid and/or minimize the extent of such disclosure. Where such advance notice to the Disclosing Party is impracticable or prohibited by Applicable Law, the Receiving Party shall use reasonable best efforts to reasonably minimize disclosure of and protect the confidentiality of such Confidential Information.

(d)            Except with respect to information that has already been made public and except for a press release previously approved in form and substance by the Seller and the Purchaser or any other public announcement using substantially the same text as such press release, neither the Purchaser nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance).

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(e)            Notwithstanding the foregoing in this Section 5.2 or otherwise in this Agreement, the Purchaser agrees and acknowledges that, with respect to all information disclosed by or on behalf of the Seller that is Confidential Information of the Company, Innoviva, GSK or their Affiliates, disclosure of such information is subject to the GSK Confidentiality Agreement and Consent and the Company Confidentiality Agreement and Consent and, taking into account the terms of such agreements, to, as applicable, the terms and conditions of the Collaboration Agreement, the Master Agreement, the Extension Agreement, the LLC Agreement and Applicable Law.

5.3            Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of the Purchaser and the Seller shall use its reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to cause the conditions precedent set forth in Section 6 to be satisfied as promptly as practicable after the date hereof. In furtherance of the foregoing, each of the Purchaser and the Seller shall use its reasonable best efforts to have voided, vacated, lifted, terminated or reserved any preliminary injunction, temporary restraining order, stay or other Order, legal restraint or prohibition threatened, sought, entered or imposed by any court or other Governmental Entity that is not yet final and non-appealable.

5.4            Expenses; Transfer Taxes. Except as otherwise specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement, the Related Documents and the Transaction shall be paid by the party hereto incurring such expense, including any and all transfer, documentary, sales, use, registration and real property transfer or gains, stamp, excise, equity transfer, value added or other similar Tax, and all conveyance fees, recording charges and other fees and charges imposed as a result of the Transaction (including any penalties or interest with respect thereto) (collectively, “Transfer Taxes”). The party required to do so under Applicable Law shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and if required by Applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The parties agree to cooperate with one another in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns.

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5.5            Other Payment Obligations. Subject to and without limiting the terms and conditions set forth in Schedule 5.11:

(a)            If, following the Closing, the Seller (or any of its Affiliates or designees) receives any payment from GSK pursuant to the Collaboration Agreement to the extent relating to or attributable to sales or other activities in respect of any of the Assigned Collaboration Products for the time period following January 1, 2022 regardless of when such payments are recognized, due or paid then, subject to the Seller’s right to retain any amounts owed to the Seller pursuant to Schedule 5.11, the Seller shall pay such amount to the Company (or as otherwise designated by the Purchaser), promptly (and in any event within five (5) Business Days after becoming aware of such mistaken payment) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Purchaser. The Seller shall notify the Purchaser of such wire transfer and provide reasonable details regarding the TRC Royalty payment so received by the Seller (or its Affiliate or designee). The Seller agrees that, in the event any such payment of the TRC Royalty is paid to the Seller (or to any of the Seller’s Affiliates or designees), the Seller shall (i) until paid to the Company or the Purchaser in accordance with this Section 5.5(a), hold such payment received in trust for the benefit of the Purchaser and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein or impose any other Lien thereon.

(b)            If, following the Closing, the Company or the Purchaser (or any of their Affiliates or designees) receive any payment from GSK pursuant to the Collaboration Agreement to the extent relating to or attributable to sales or other activities in respect of any of the Assigned Collaboration Products for the period prior to January 1, 2022 regardless of when such payments are recognized, due or paid the Purchaser shall pay eighty-five percent (85%) of such amount to the Seller, promptly (and in any event within five (5) Business Days after becoming aware of such mistaken payment) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Seller. The Purchaser shall notify the Seller of such wire transfer and provide reasonable details regarding the payment from GSK so received by the Purchaser or the Company (or any of their Affiliates or designees). The Purchaser agrees that, in the event any such payment is paid to the Company or the Purchaser (or any of their Affiliates or designees), the Purchaser shall (and shall cause the Company to) (i) until paid to the Seller, hold such payment received in trust for the benefit of the Seller and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein or impose any other Lien thereon.

5.6            Further Assurances; Waiver. After the Closing, the Seller and the Purchaser agree to execute and deliver, and the Purchaser agrees to use commercially reasonable efforts to cause Innoviva or Innoviva Holdings (or their Affiliates) to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the Transaction (including, without limitation, (i) the Existing Note Payoff and (ii) any actions necessary to reflect the Purchaser as the record owner of the Seller Equity on the share register of the Company and to appoint the Purchaser (or its designee) as the Manager of the Company). Without limiting the Purchaser’s obligations pursuant to Section 5.5(b), the Seller hereby agrees and acknowledges that payment of the Closing Date Trelegy Consideration, including the TRC Cash Amount, is being paid by the Purchaser in full satisfaction of the Seller’s rights to any distribution of assets, including cash and cash equivalents, under the LLC Agreement, including pursuant to Section 11.1 thereunder, and the Seller hereby waives, effective as of the Closing, any rights, remedies or recourse it or its Affiliates may have to any such distributions under the LLC Agreement.

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5.7            Taxes.

(a)            Intended Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax law that follows the U.S. federal income tax treatment), the parties to this Agreement agree to treat (i) the transactions contemplated by this Agreement with respect to the Company and the Innoviva Transaction, taken together, in accordance with Rev. Rul. 99-6, Situation 2, and (ii) the payment of the Ampreloxetine Purchase Price in exchange for the rights to the Ampreloxetine Royalty Payments as an asset purchase by the Purchaser (collectively, the “Intended Tax Treatment”). Except as otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code or a corresponding provision of state, local or foreign Tax law, the parties (A) will, and will cause each of their respective Affiliates to, prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment, and (B) will not, and will cause each of their respective Affiliates not to, take any position inconsistent with the Intended Tax Treatment.

(b)            Cooperation. The Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include reasonably furnishing or making available during normal business hours each party’s personnel; executing reasonably necessary powers of attorney; and retaining and (upon a party’s request) providing records and information that are reasonably relevant to the preparation of any such Tax Return or to any such action, in each case as soon as practicable, and, in any event, no later than thirty (30) days after receiving a request (unless otherwise agreed by the parties). The Purchaser and the Seller shall (a) retain or cause to be retained all books and records that are in their possession with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any pre-Closing period until the expiration of the applicable statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extension thereof) for any audit or claim that could be brought with respect to the applicable taxable periods, and abide by all record retention agreements entered into with any Governmental Entity, and (b) give the other parties reasonable written notice, and, in any event, not less than thirty (30) days written notice (unless otherwise agreed by the parties), before transferring, destroying or discarding any such books and records and, if the other party so requests, the Purchaser or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

(c)            Tax Withholding. Notwithstanding anything to the contrary in this Agreement, each of the Purchaser and the Seller shall be entitled to withhold and deduct (or cause to be withheld and deducted) from any amount payable under this Agreement to the other party any Tax that the Purchaser or the Seller, as applicable, reasonably determines that it is required to withhold and deduct under Applicable Law, and any such amount withheld and deducted shall be treated for all purposes of this Agreement as being paid to the other party; provided that each of the Purchaser and the Seller agree that there are no withholding obligations under current Applicable Law; provided further, that each of the Purchaser and the Seller shall use commercially reasonable efforts to give the other party reasonable prior notice and the opportunity, in good faith, to contest and prevent such withholding and deduction. The parties hereto shall use commercially reasonable efforts to give or cause to be given to the other party hereto such assistance and such information concerning the reasons for withholding or deduction (including, in reasonable detail, the method of calculation for the deduction or withholding thereof) as may be reasonably necessary to enable the Purchaser or the Seller, as applicable, to claim exemption therefrom, or credit therefor, or relief (whether at source or by reclaim) therefrom, and, in each case, shall furnish the Purchaser or the Seller, as applicable, with proper evidence of the taxes withheld and deducted and remitted to the relevant taxing authority.

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5.8            Net Sales Reports; Pre-Agreed Covenants.

(a)            From and after the Closing until one year after the end of the Milestone Period, the Purchaser shall provide (or shall cause an Affiliate to provide) to the Seller an annual net sales report (on a calendar year basis) that reports all information from Net Sales Report(s) and any documentation of adjustments to Net Sales, including pursuant to an audit or otherwise, with respect to the immediately preceding calendar year during the Milestone Period. Such report will be provided within ten (10) Business Days following receipt of the Net Sales Report(s) for the fourth quarter of the previous calendar year. Commencing with, and from and after, the calendar quarter commencing July 1, 2029, the Purchaser shall provide (or shall cause an Affiliate to provide) to the Seller all Net Sales Report(s) and any documentation of adjustments to Net Sales, including pursuant to an audit or otherwise, within ten (10) Business Days following receipt of the applicable Net Sales Report(s) or other documentation of such adjustments by the Purchaser or TRC, including pursuant to an audit or otherwise (or any successor or assignee to TRC with respect to the interests in the Assigned Collaboration Products or TRC Royalty) (or a certified oral summary if there is no documentation).

(b)            From and after the Closing, the Purchaser shall, and shall cause its Affiliates to, comply with the Pre-Agreed Covenants set forth on Schedule 5.8.

5.9            Reasonable Cooperation with Other Monetization Transactions. Each of the parties hereto agrees that it will, and it will cause its Affiliates to, as reasonable under the circumstances, reasonably cooperate with the other party in connection with any further financing or monetization transactions such other party may undertake with respect to its rights with respect to the Milestone Payments, TRC Royalty (including the Outer Years Royalty) and/or with respect to Ampreloxetine Net Sales (exclusive of Ampreloxetine Royalty Payments), as applicable (such further financing or monetization transactions taken by the Seller, a “Seller Other Monetization Transaction”). The Seller agrees to notify the Purchaser if it pursues a Seller Other Monetization Transaction.

5.10          Existing Notes.

(a)            The Seller will cause Triple II to, either (i) in accordance with Section 3.9 of the Existing Notes Indenture, deliver written notice to the trustee on the date hereof and to the noteholders no later than five (5) Business Days thereafter or (ii) obtain waivers from the trustee and the noteholders of the notice requirement under Section 3.9 of the Existing Notes Indenture, of a redemption, contingent upon the Closing and the payment of the Closing Date Trelegy Consideration and the Ampreloxetine Purchase Price, in whole of the Existing Notes.

(b)            In accordance with the notices (or waivers, as applicable) provided pursuant to Section 5.10(a), the Seller will cause Triple II to take all actions necessary to cause the Existing Notes Payoff substantially concurrently with the Closing, but contingent upon the occurrence of the Closing and the payment of the Closing Date Trelegy Consideration and the Ampreloxetine Purchase Price.

5.11          Outer Years Royalty. The parties shall comply with the terms and conditions of Schedule 5.11.

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5.12          Ampreloxetine Royalty Payments. As full consideration for the payment of the Ampreloxetine Purchase Price:

(a)            Ampreloxetine Royalty. For each calendar quarter from the First Sale Date through the end of Ampreloxetine LOE (the “Ampreloxetine Royalty Term”, subject to the express termination rights set forth this Section 5.12), the Seller shall deliver and pay (or cause to be paid), respectively, to the Purchaser a reasonably detailed report of Ampreloxetine Net Sales and the Ampreloxetine Royalty Payment for such calendar quarter no later than sixty (60) calendar days after the end of such calendar quarter, provided, that, with respect to any Outbound License that may exist from time to time, the portion of such report and payment related thereto will be made by the later of such sixty (60) days and ten (10) Business Days after receipt thereof pursuant to the Outbound License. A late fee of four percent (4%) over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Ampreloxetine Royalty Payment from the date such obligation was due, subject to Section 5.12(g).

(b)            Updates. From and after the Closing until the termination of the Ampreloxetine Royalty Payment obligations hereunder, the Seller shall deliver to the Purchaser (or its designee) the following on a calendar quarterly basis, within sixty (60) days after the end of such calendar quarter, a reasonable update with respect to its Ampreloxetine program, including regarding clinical trial(s) (including trial data), regulatory matters, material licensing activity and commercialization plans and activities and annual updates regarding patent and other intellectual property matters. In connection therewith, from and after the Closing, the Seller agrees to make a vice-president or higher level officer with respect to its Ampreloxetine program available for a quarterly conference call with, and if requested by, the Purchaser. The foregoing obligations are subject to confidentiality obligations pursuant to an Outbound License and other third parties.

(c)            Audit Right. During the Ampreloxetine Royalty Term plus the three (3) years after the termination thereof, upon reasonable written notice and during normal business hours, and no more frequently than once per calendar year, the Purchaser shall be permitted to audit the calculation of Ampreloxetine Net Sales and the calculation of the Ampreloxetine Royalty Payments using a nationally recognized independent public accounting firm retained by the Purchaser. If the independent accounting firm determines that the actual Ampreloxetine Royalty Payments in any calendar year covered by such audit were more than five percent (5%) greater than the amounts of the Ampreloxetine Royalty Payments previously paid by the Seller to the Purchaser for such calendar year, the Seller shall promptly reimburse (or cause to be reimbursed) the Purchaser for such audit expenses.

(d)            Indemnification Offset. Notwithstanding the foregoing, the Seller shall be able to offset from any Ampreloxetine Royalty Payments any Losses for which any Seller Indemnified Party is agreed or adjudicated to be entitled to recover pursuant to, and in accordance with, Section 8.

(e)            Reserved.

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(f)            No Development or Commercialization Obligations. The Purchaser hereby agrees and acknowledges that (i) the Ampreloxetine Royalty Payment is a contingent payment obligation of the Seller and there can be no assurance regarding any sales of any Ampreloxetine Products or the occurrence, timing, amount or duration of any Ampreloxetine Net Sales or Ampreloxetine Royalty Payments, if any, and (ii) without limiting the Seller’s obligations pursuant to this Agreement to the extent relating to Ampreloxetine, the Seller and its Affiliates shall have no obligation or liability with respect to Ampreloxetine Royalty Payments unless and until, and solely to the extent that, Ampreloxetine Net Sales are recognized. For avoidance of doubt, the recognition of Ampreloxetine Net Sales is a necessary condition prior to any obligation on the part of the Seller with respect to any Ampreloxetine Royalty Payments. Without limiting the foregoing, the Purchaser acknowledges and agrees that the Seller and its Affiliates are undertaking no commercially reasonable efforts or other obligation to undertake any development or commercialization of Ampreloxetine, or with respect to if, when and how such development or commercialization may be undertaken and makes no representations or warranties relating to Ampreloxetine, express or implied, and hereby disclaims any such representations and warranties.

(g)            Disputes. To the extent that the applicable licensee under an Outbound License or a sublicense thereunder (the “Outbound Licensee”) does not pay to the Seller (or an Affiliate thereof) any amounts due and payable to the Seller (or an Affiliate thereof) for Ampreloxetine Net Sales under an Outbound License, the Seller may withhold the affected portion(s) of Ampreloxetine Royalty Payment(s) until such unpaid amounts are paid to the Seller (or an Affiliate thereof) by the Outbound Licensee, provided, that, the Seller (or its Affiliate) will Dispute such unpaid amounts in good faith pursuant to the Outbound License. Such corresponding Ampreloxetine Royalty Payment(s) that are withheld pursuant to the foregoing in this Section 5.12(g) shall not be subject to any interest pursuant to the last sentence of Section 5.12(a) with respect to such withheld Ampreloxetine Royalty Payments unless and until, and only for the time period after (if applicable), thirty (30) days after such amounts under Dispute are paid to the Seller (or its Affiliate). If the Seller (or any Affiliate thereof) receives any interest on such withheld Ampreloxetine Royalty Payments, the Purchaser shall be entitled to its pro rata portion thereof. “Dispute” means to notify the Outbound Licensee of non-payment and reasonably pursue payment of such amounts, including by the exercise of any internal informal dispute resolution process as between personnel of the parties that may be included in the Outbound License and otherwise escalating the matter within the Outbound Licensee’s organization as appropriate, provided, that, the Seller (or its Affiliate) will have no obligation to undertake any litigation, arbitration, mediation, administrative action or similar proceeding in connection with such matter in order to “Dispute” such matter.

(h)            Assignment; Liens.

(i)            The Seller shall not sell, assign or otherwise transfer title to any third part(ies) (excluding Seller’s Affiliates) all or substantially all of the Ampreloxetine program, or a majority of the Seller’s and it’s Affiliates’ title to or financial value thereof, unless any such third part(ies) agrees in a writing delivered to the Purchaser to assume all of the Seller’s obligations under this Section 5.12, in which case the Seller shall have no further obligations to the Purchaser or its Affiliates relating to Ampreloxetine. For the avoidance of doubt, nothing herein (other than the provisions of Section 5.12(h)(ii)) prevents the Seller from selling, transferring, assigning or pledging any or all of its retained right, title and interest in and to Ampreloxetine Net Sales or other Ampreloxetine proceeds and agreeing to reasonable ancillary rights relating thereto.

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(ii)           (a)           Notwithstanding the foregoing in Section 5.12(h)(i) above, the Seller and its Affiliates may incur, or cause or allow to be incurred, Liens on no less than a majority of the Seller’s and its Affiliates’ title to or financial value of the Ampreloxetine program (including any rights or assets to the extent relating thereto), whether in whole or in part, and/or any right, title or interest in or to any of the foregoing (the “Ampreloxetine Lien Collateral”), without any requirement for prior notice, approval or consent of the Purchaser, but with notice within ten (10) Business Days after consummation of such transaction to the Purchaser (which notice shall include reasonable detail on the transaction and its material terms).

(b)            If,

(x)            the holder of such Lien (the “Ampreloxetine Lienholder”) or its Affiliates or its or their agent(s) or representative(s) (any such Person, a “Foreclosure Person”) forecloses on, exercises rights or remedies with respect to, or otherwise gains control of, the Ampreloxetine Lien Collateral (the initial date such action is taken the, “Foreclosure Date”); and

(y)            the Foreclosure Person elects to continue the Ampreloxetine business or sells, assigns or otherwise transfers any of the Ampreloxetine Lien Collateral to a transferee, such that in either case Ampreloxetine Net Sales continue to be generated; and

(z)            the Foreclosure Person or such transferee does not or is not obligated to comply with the terms and conditions of this Agreement related to Ampreloxetine, including the obligation to make Ampreloxetine Royalty Payments, or the substantial equivalent thereof that is reasonably acceptable to the Purchaser;

then,

(A)            within fifteen (15) Business Days of the satisfaction of subclauses (x), (y) and (z) of Section 5.12(h)(ii)(b) above, the Seller will select a nationally recognized independent advisory firm with expertise in pharmaceutical industry valuations (a “Valuation Firm”), to provide a calculation of the Ampreloxetine Interest Price (the “Proposed Ampreloxetine Interest Price”); and

(B)            within sixty (60) Business Days from such Valuation Firm’s selection by the Seller, the Seller’s Valuation Firm will determine the Proposed Ampreloxetine Interest Price (with such value determined as of the date such Valuation Firm is selected (the “Valuation Date”)), and the Seller will deliver in writing to the Purchaser the Proposed Ampreloxetine Interest Price and a summary report reasonably providing the basis therefor (provided that Seller and Purchaser each agree to provide such Valuation Firm a customary non-reliance letter upon request); and

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(C)            for a period of ten (10) Business Days (which time period may be extended by the mutual written agreement of the Purchaser and the Seller), the Purchaser and the Seller shall discuss in good faith the amount and calculation of the Proposed Ampreloxetine Interest Price and negotiate in good faith in an effort to resolve any questions or disputes with respect to the amount and calculation of such Proposed Ampreloxetine Interest Price (it being understood all such negotiations related thereto shall, unless otherwise agreed by the Purchaser and the Seller in writing, be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule). If confirmed in writing by the Purchaser and the Seller, the Seller’s Proposed Ampreloxetine Interest Price, as it may be modified by any adjustments agreed by the Purchaser and the Seller, shall be deemed the final Ampreloxetine Interest Price; and

(D)            if the final Ampreloxetine Interest Price shall not have been established pursuant to clause (C) above, then (i) the Purchaser shall have fifteen (15) Business Days from the expiration of the period set forth in clause (C) to select its own Valuation Firm to provide a calculation of the Ampreloxetine Interest Price as of the Valuation Date (the “Counter Proposed Ampreloxetine Interest Price”) and (ii) within sixty (60) Business Days from such Valuation Firm’s selection by the Purchaser, such Valuation Firm will determine the Counter Proposed Ampreloxetine Interest Price, and the Purchaser will deliver in writing to the Seller the Counter Proposed Ampreloxetine Interest Price and a summary report reasonably providing the basis therefor (provided that Seller and Purchaser each agree to provide such Valuation Firm a customary non-reliance letter upon request); and

(E)            for a period of ten (10) Business Days (which time period may be extended by the mutual written agreement of the Purchaser and the Seller), the Purchaser and the Seller shall negotiate in good faith to resolve the differences in their respective amounts and calculations of the Proposed Ampreloxetine Interest Price and the Counter Proposed Ampreloxetine Interest Price in an effort to arrive at a final Ampreloxetine Purchase Price (it being understood all such negotiations related thereto shall, unless otherwise agreed by the Purchaser and the Seller in writing, be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule). If a final Ampreloxetine Purchase Price is confirmed in writing by the Purchaser and the Seller, such amount shall be deemed the final Ampreloxetine Interest Price; and

(F)            if the Purchaser and the Seller do not reach a final resolution of the amount and calculation of the Ampreloxetine Interest Price within the time period set forth in clause (E) above, then the Seller’s and the Purchaser’s respective Valuation Firms who calculated their respective Ampreloxetine Interest Price proposals will within ten (10) Business Days (which time period may be extended by the mutual written agreement of the Purchaser and the Seller) from the expiration of the period set forth in clause (E) above (i) appoint a third Valuation Firm (the “Deciding Valuation Firm”) (provided that if such respective Valuation Firms cannot agree on any other Deciding Valuation Firm, then the Deciding Valuation Firm to be appointed shall be an arbitrator with expertise in pharmaceutical industry valuations) and (ii) provide such Deciding Valuation Firm their respective proposed Ampreloxetine Interest Prices, together with their respective summary report reasonably providing the basis therefor and any other commentary it wishes to submit; and

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(G)            within thirty (30) Business Days after the appointment of the Deciding Valuation Firm, the Deciding Valuation Firm shall select either such proposed Ampreloxetine Interest Price provided by the Purchaser or the Seller that the Deciding Valuation Firm believes most closely approximates the Ampreloxetine Interest Price as would have been determined by the Deciding Valuation Firm had it been asked to deliver its own calculation (the “Determined Ampreloxetine Interest Price”). The Deciding Valuation Firm may not average or otherwise independently determine a proposed Ampreloxetine Interest Price that is different from either the proposed Ampreloxetine Interest Price provided by the Purchaser or the Seller. Such selection of the Determined Ampreloxetine Interest Price by the Deciding Valuation Firm shall not be subject to dispute or review; and

(H)            each party hereto shall pay the fees and expenses of its respective Valuation Firm. If a Deciding Valuation Firm is retained under clause (F) above, the party who proposed the Ampreloxetine Interest Price that was not selected by the Deciding Valuation Firm as the Determined Ampreloxetine Interest Price shall pay the costs of the Deciding Valuation Firm; and

(I)            within fifteen (15) Business Days following the determination of the final Ampreloxetine Interest Price (i.e., as determined pursuant to this Section 5.12(h), including the Determined Ampreloxetine Interest Price), the Seller will purchase the Purchaser’s right, title and interest in and to the Ampreloxetine Royalty Payments under this Agreement at the final Ampreloxetine Interest Price by wire transfer of immediately available funds to one or more accounts notified as such to the Seller by the Purchaser. A late fee of four percent (4%) over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to the final Ampreloxetine Interest Price from the date such obligation was due. Notwithstanding the foregoing, the Purchaser’s right, title and interest in and to the Ampreloxetine Royalty Payments will be terminated and extinguished as of the date the final Ampreloxetine Interest Price is paid to the Purchaser pursuant to this clause (I); provided that the payment of the final Ampreloxetine Interest Price and receipt of such payment shall be the Purchaser’s sole and exclusive remedy with respect to the Purchaser’s right, title and interest in and to the Ampreloxetine Royalty Payments; provided, further, that the Purchaser shall not be entitled to any Ampreloxetine Royalty Payments in respect of Ampreloxetine Net Sales following the Valuation Date.

Section 6

CONDITIONS PRECEDENT

6.1            Conditions to Each Party’s Obligations. The respective obligation of each party hereto to consummate the Transaction on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)            No Laws or Orders. No Applicable Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Entity or deemed applicable to the Transaction, and no permanent injunction or other Order of any Governmental Entity shall have been imposed or entered into and be in effect that prohibits or makes illegal or unlawful consummation of the Transaction.

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(b)            Existing Notes. (i) The Satisfaction of the Existing Notes Redemption Period shall have occurred and (ii) the Existing Notes Payoff shall be ready to be consummated substantially concurrently with the Closing.

6.2            Additional Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Purchaser) at or prior to the Closing of the following conditions:

(a)            The Seller shall have performed and complied in all material respects with the agreements and conditions required by this Agreement to have been performed or complied with by it prior to or at the Closing.

(b)            The Purchaser shall have received a certificate dated as of the Closing Date from the Seller certifying that the condition specified in Section 6.1(b) and Section 6.2(a) has been fulfilled.

6.3            Additional Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller) at or prior to the Closing of the following conditions:

(a)            The Purchaser shall have performed and complied in all material respects with the agreements and conditions required by this Agreement to have been performed or complied with by it prior to or at the Closing.

(b)            The Seller shall have received a certificate dated as of the Closing Date from the Purchaser certifying that the condition specified in Section 6.3(a) has been fulfilled.

6.4            Frustration of Closing Conditions. No party hereto may rely on the failure of the condition set forth in Section 6.1, 6.2, or 6.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

Section 7

TERMINATION

7.1            Termination of Agreement. This Agreement may be terminated:

(a)            at any time prior to the Closing Date by mutual written consent of the Seller and the Purchaser; or

(b)            by either the Seller or the Purchaser by written notice to the other party, if the Closing has not taken place on or before the date that is thirty (30) Business Days from the date hereof (the “Expiration Date”), or such later date as the Seller and the Purchaser may agree in writing if the Closing shall not have been consummated by the Expiration Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party hereto whose material breach of any representation, warranty or covenant contained in this Agreement has been the principal cause of the failure of the Closing to be consummated by such time;

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7.2            Effect of Termination. If this Agreement is validly terminated in accordance with Section 7.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.2 (Confidentiality; Authorized Disclosure), Section 5.7 (Taxes), this Section 7.2 (Effect of Termination) and Section 9 (General Provisions). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

Section 8

INDEMNIFICATION

8.1            General Indemnity. Subject to Section 8.3, from and after the Closing:

(a)            the Seller hereby agrees to indemnify, defend and hold harmless the Purchaser and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Purchaser Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Purchaser Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Seller in this Agreement or (without duplication of the recovery of any Losses under) the certificate delivered pursuant to Section 6.2(b) hereof or (ii) any breach of any of the covenants or agreements of the Seller in this Agreement.

(b)            The Purchaser hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (“Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Purchaser in this Agreement or (without duplication of the recovery of any Losses under) the certificate delivered pursuant to Section 6.3(b) hereof or (ii) any breach of any of the covenants or agreements of the Purchaser in this Agreement.

8.2            Notice of Claims. If either a Purchaser Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Purchaser Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Section 8, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Section 8 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a third party with respect to which an Indemnified Party intends to claim any Loss under this Section 8.2, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 8.2 shall not limit the obligation of the Indemnifying Party under this Section 8, except to the extent such Indemnifying Party is actually prejudiced thereby.

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8.3            Limitations on Liability.

(a)            Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 8.3(b), the aggregate amount of all Losses for which the Seller shall be liable pursuant to this Agreement (other than for (i) any breaches of any of the covenants or agreements of the Seller in this Agreement required to be performed or otherwise satisfied following the Closing and (ii) any Knowing and Intentional Breach of Sections 5.1(b) or 5.1(c)) shall not exceed an amount equal to (i) the Purchase Price (excluding the Ampreloxetine Purchase Price and the Outer Years Royalty) received by the Seller less (ii) the aggregate amount of TBPH Royalty Share received by the Purchaser from and after the third (3rd) anniversary of the Closing Date. No party hereto shall be liable for any consequential, punitive, special or incidental damages under this Section 8 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Section 8) in or pursuant to this Agreement. Notwithstanding the foregoing, the Purchaser shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Section 8, for any portion of the TRC Royalty that the Purchaser was entitled to receive but did not receive due to any indemnifiable events under this Agreement as Losses, and such portion of the TRC Royalty shall not be deemed consequential, punitive, special or incidental damages for any purpose of this Agreement. Notwithstanding the foregoing, the Seller shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Section 8, for any portion of any Milestone Payment and Outer Years Royalty that the Seller was entitled to receive but did not receive due to any indemnifiable events under this Agreement as Losses, and such portion of such Milestone Payment shall not be deemed consequential, punitive, special or incidental damages for any purpose of this Agreement.

(b)            Notwithstanding Section 8.3(a) and any other provision of this Agreement to the contrary, the aggregate amount of all Ampreloxetine Losses for which the Seller shall be liable shall not exceed an amount equal to the applicable Ampreloxetine Liability Cap. No party hereto shall be liable for any consequential, punitive, special or incidental damages to the extent relating to Ampreloxetine-related terms and conditions of this Agreement (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under Section 5.12) in or pursuant to this Agreement. For the avoidance of doubt, Losses that comprise any portion of the Ampreloxetine Royalty Payments that the Purchaser was entitled to receive, but did not receive due to any indemnifiable events under this Agreement, shall not be deemed consequential, punitive, special or incidental damages for any purpose of this Agreement.

(c)            Notwithstanding anything in this Agreement or otherwise to the contrary in any other document, including the Related Documents, in no event will the Seller have any liability for Losses suffered by the Purchaser or any of its Affiliates as a result of, or arising out of, or in connection with any fact, event, change, development or effect caused by Innoviva after the date hereof. Each Indemnified Party shall take all commercially reasonable steps to mitigate any Losses incurred by such party upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder including pursuing any available insurance claims or claims against third parties.

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8.4            Third-Party Claims. Following the receipt of notice provided by an Indemnified Party pursuant to Section 8.2 of any third-party claim, an Indemnifying Party shall have the right to assume the defense of such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense. So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 8.4, the Indemnified Party may retain separate co-counsel at its own expense and may participate in the defense of such claim, and the Indemnifying Party shall not consent to the entry of any Order or enter into any settlement with respect to such claim without the prior written consent of the Indemnified Party unless such Order or settlement (A) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Order or settlement), (B) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (C) does not involve a finding or admission of any violation of any law, rule, regulation or Order, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (i) the Indemnified Party may defend against, and consent to the entry of any Order or enter into any settlement with respect to, such claim in any manner it may reasonably deem to be appropriate and (ii) if otherwise indemnifiable pursuant to Section 8.1, the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim subject to the limitations in Section 8.3.

8.5            Exclusive Remedy. Except as set forth in Section 9.4, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this Section 8 shall be the sole and exclusive remedy of each of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement (or any certificate delivered pursuant to Section 6.2(b) or Section 6.3(b) hereof), and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action against the other party hereto and its Affiliates in respect of any such breach. Notwithstanding the foregoing or anything to the contrary in this Agreement, claims for fraud and claims under the Related Documents shall not be waived or limited in any way by this Section 8.

8.6            Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in Section 3 and Section 4 shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months following the Closing Date, except that (a) the representations and warranties set forth in Section 3.7(d) (Taxes) shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations and (b) the Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing and shall remain in full force and effect until the date that is five (5) years following the Closing. All of the covenants and agreements contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled.

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Section 9

GENERAL PROVISIONS

9.1            Binding Effect; Assignment.

(a)            Subject to the remainder of this Section 9.1, this Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  Any attempted assignment or transfer in violation of this Section 9.1 shall be null and void.

(b)            This Agreement and the rights, interests and obligations hereunder may not be assigned or otherwise transferred (in whole or in part, and including by transfer by operation of law) by the Purchaser without the prior written consent of the Seller. Notwithstanding the foregoing, the Purchaser may, without the prior written consent of the Seller, assign or transfer this Agreement and its rights, interests and obligations hereunder (in whole but not in part) to any Person to which the Purchaser transfers all of the rights and interests of the Purchaser and the Company with respect to the Assigned Collaboration Products and the TRC Royalty, provided, that such assignee agrees in writing to be bound by the terms of this Agreement, the Related Documents, the Collaboration Agreement, the LLC Agreement and the Master Agreement, as applicable, and, provided, further that the Purchaser furnishes to the Seller a written agreement to that effect.

(c)            Following the Closing, subject to Section 5.12(h) of this Agreement, the rights and interests hereunder may be assigned, encumbered or otherwise transferred (in whole or in part, and including by change of control or transfer by operation of law) by the Seller without the consent of the Purchaser, provided, no such assignment, encumbrance or transfer by the Seller shall relieve the Seller of any of its obligations hereunder (unless (i) otherwise agreed to in writing by the Purchaser or (ii) in connection with the sale of all or substantially all of the assets of the Seller provided that the other party to such transaction agrees in writing to be bound by such obligations of the Seller hereunder).

(d)            Notwithstanding anything to the contrary in this Section 9.1, each of the Purchaser and the Seller agrees not to assign or otherwise transfer their rights, interests and obligations hereunder without consent of the other party if such assignment or transfer, as determined at the time of such assignment or transfer based upon current Applicable Law at such time (taking into account any reasonably anticipated change of Applicable Law), would subject any amount payable under this Agreement to any withholding or deduction on account of Taxes pursuant to Section 5.7(c), except in each case to the extent that any such withholding or deduction on account of Taxes was applicable immediately before such assignment or transfer; provided that the Purchaser may assign or transfer its rights, interests and obligations hereunder subject to and in accordance with Section 9.1(b) if such assignment or transfer, as determined at the time of such assignment or transfer based upon current Applicable Law (taking into account any reasonably anticipated change of Applicable Law) at such time, would not result in a decrease in the amounts otherwise received by the Seller as compared to such amount prior to giving effect to such assignment or transfer.

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9.2            No Third-Party Beneficiaries. Other than as expressly set forth in Section 8 with respect to the Indemnified Parties, this Agreement is for the sole benefit of the Seller and the Purchaser and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

9.3            Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9.3:

(i)            if to the Purchaser, to:

Royalty Pharma Investments 2019 ICAV
110 E. 59th Street, Suite 3300
New York, New York 10022
Attention: George Lloyd
Email: glloyd@royaltypharma.com

with copies (which shall not constitute notice) sent to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Arthur R. McGivern, Jacqueline Mercier & Robert M. Crawford, Jr.
Email: AMcGivern@goodwinlaw.com,
jmercier@goodwinlaw.com and
RCrawford@goodwinlaw.com

(ii)            if to the Seller, to:

Theravance Biopharma, Inc.
c/o Theravance Biopharma US, Inc.
901 Gateway Blvd.
South San Francisco, California 94080
Attention: General Counsel
Email: BGrimaud@theravance.com

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with copies (which shall not constitute notice) sent to:

Skadden, Arps, Slate, Meagher, & Flom LLP
525 University Avenue
Palo Alto, California 94301
Attention: Amr Razzak, Jose Esteves
Email: Amr.Razzak@skadden.com
Jose.Esteves@skadden.com

All notices and communications under this Agreement shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) when received by a recipient, if sent by email, (c) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine or (d) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

9.4            Specific Performance. Each of the parties hereto acknowledges and agrees that the other party hereto would be damaged irreparably in the event any of the provisions of this Agreement (including the Schedules hereto) are not performed in accordance with their specific terms or are otherwise breached or violated. Accordingly, notwithstanding Section 8, each of the parties hereto agrees that, without posting bond or other undertaking, the other party hereto shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at law would be inadequate.

9.5            Headings. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6            Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including PDF or DocuSign, shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

9.7            Entire Agreement. This Agreement, the Related Documents and the GSK Confidentiality Agreement and Consent, including the Disclosure Schedule, exhibits and other schedules attached hereto and thereto, constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

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9.8            Amendments and Waivers. This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

9.9            Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

9.10          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

9.11          Consent to Jurisdiction; Waiver of Jury Trial.

(a)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE PURCHASER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE PURCHASER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE PURCHASER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE PURCHASER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE PURCHASER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 9.3 HEREOF.

(b)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PURCHASER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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(c)            EACH PARTY HEREBY JOINTLY AND SEVERALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. EACH OF THE PARTIES REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.

* * * * *

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

THERAVANCE BIOPHARMA, INC.

By:	/s/ Rick E Winningham
Name: Rick E Winningham
Title: Chief Executive Officer

ROYALTY PHARMA INVESTMENTS 2019 ICAV

By:	RP Management, LLC, its Manager and lawfully appointed attorney

By:	/s/ George Lloyd
Name: George Lloyd
Title: EVP, Investments & General Counsel

[Signature Page to Equity Purchase and Funding Agreement]

Exhibit A

Release Agreement

RELEASE AGREEMENT

This Release Agreement (“Agreement”) is made as of July 13, 2022 by and among (i) Innoviva, Inc., a Delaware corporation (“Innoviva”), (ii) Innoviva TRC Holdings LLC, a Delaware limited liability company (“Innoviva Seller”), (iii) Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Purchaser”), (iv) Theravance Respiratory Company, LLC, a Delaware limited liability company (the “Company”), (v) Theravance Biopharma, Inc., a Cayman Islands exempted company (“Theravance”) and (vi) Theravance Biopharma US Holdings, Inc., a Delaware corporation (“Theravance US Holdings”) and Triple Royalty Sub II LLC, a Delaware limited liability company (“Triple II” and together with Theravance US Holdings, the “Theravance Equity Holders”). Each of the persons and entities referenced in the preceding sentence may be referred to herein collectively as the “parties” and individually as a “party.”

WHEREAS, Innoviva is the indirect record and beneficial owner through its subsidiary, Innoviva Seller, of 750 Class A Units and 750 Class C Units of the Company (the “Innoviva Equity”).

WHEREAS, Theravance is the indirect record and beneficial owner through its subsidiaries, the Theravance Equity Holders, of 2,125 Class B Units and 6,375 Class C Units of the Company (the “Theravance Equity”).

WHEREAS, Innoviva has agreed to cause the Innoviva Seller to sell to the Purchaser, and the Purchaser has agreed to purchase from the Innoviva Seller, the Innoviva Equity pursuant to that certain Equity Purchase Agreement dated as of the date hereof by and among the Innoviva Seller, the Purchaser, and, for purposes of certain provisions therein, Innoviva (the “Innoviva EPA”).

WHEREAS, Theravance has agreed to cause the Theravance Equity Holders to sell to the Purchaser, and the Purchaser has agreed to purchase from Theravance and the Theravance Equity Holders, the Theravance Equity pursuant to that certain Equity Purchase Agreement dated as of the date hereof by and between Theravance and the Purchaser (the “Theravance EPA”).

WHEREAS, to facilitate the sale and effect the transfer of the Innoviva Equity under the Innoviva EPA and the Theravance Equity under the Theravance EPA, the parties hereby enter into this Release Agreement as a condition precedent of the transactions contemplated under the Innoviva EPA and the Theravance EPA.

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.        Release. Subject to, and effective upon, the closing of the transactions contemplated by the Innoviva EPA and the Theravance EPA (the “Closing”), each of the parties hereto, on behalf of itself and each of its affiliates and subsidiaries (collectively, the “Releasing Parties”), hereby unconditionally and forever releases, waives and discharges all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims, whether known or Unknown Claims, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, whether direct, indirect, derivative, or otherwise, and whether arising in law, equity or otherwise (collectively, “Causes of Action”) that could have been, or may be, asserted by or on behalf of such Releasing Party against each of the other parties hereto and the affiliates or subsidiaries of each of such other parties and the respective current and former officers, managers, affiliates, subsidiaries, partners, directors, employees, agents, members, shareholders, securities holders, note holders, advisors and professionals (including any attorneys, accountants, consultants, financial advisors, investment bankers and other professionals retained by such persons) of such other parties and the affiliates and subsidiaries thereof, together with their respective successors and assigns, each solely in its capacity as such (collectively, the “Released Parties”), that are based in whole or in part on any act, omission, transaction, event, occurrence or facts or circumstances taking place, being omitted, existing or otherwise arising prior to the Closing in any way relating to the Company or the business, investing activity or operations thereof or the ownership of the Innoviva Equity or the Theravance Equity (the “Released Claims”). Notwithstanding the foregoing, (1) none of Innoviva, Innoviva Seller, their respective affiliates or subsidiaries and their respective current and former officers, managers, affiliates, subsidiaries, partners, directors, employees, agents, members, shareholders, securities holders, note holders, advisors and professionals (including any attorneys, accountants, consultants, financial advisors, investment bankers and other professionals retained by such persons) or the Purchaser, its affiliates or subsidiaries and its current and former officers, managers, affiliates, subsidiaries, partners, directors, employees, agents, members, shareholders, securities holders, note holders, advisors and professionals (including any attorneys, accountants, consultants, financial advisors, investment bankers and other professionals retained by such persons) (the “Purchaser Released Parties”) shall be released pursuant to this Section 1 from any Cause of Action arising under the express terms of the Innoviva EPA (or any certificate, document or instrument (including this Agreement) delivered thereunder or in connection therewith); and (2) none of Theravance, Theravance Equity Holders, their respective affiliates or subsidiaries and their respective current and former officers, managers, affiliates, subsidiaries, partners, directors, employees, agents, members, shareholders, securities holders, note holders, advisors and professionals (including any attorneys, accountants, consultants, financial advisors, investment bankers and other professionals retained by such persons) or the Purchaser Released Parties shall be released pursuant to this Section 1 from any Cause of Action arising under the express terms of the Theravance EPA (or any certificate, document or instrument (including this Agreement) delivered thereunder or in connection therewith).

“Unknown Claims” means claims which the Releasing Parties do not know or suspect to exist in their favor at the time of the release of the Released Parties, including any such claims which, if known by them might have affected their release of the Released Parties, or might have affected their decision(s) with respect to this Agreement. With respect to any and all Released Claims, the Releasing Parties stipulate and agree that they expressly waive, the provisions, rights, and benefits of California Civil Code §1542, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

The Releasing Parties waive any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code §1542. The Releasing Parties acknowledge that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of the Released Claims, but expressly fully, finally, and forever waive, compromise, settle, discharge, extinguish and release fully, finally, and forever, any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts, legal theories, or authorities. The Releasing Parties acknowledge that the foregoing waiver was separately bargained for and is an essential element of the Agreement of which this release is a part.

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2.       Consent. Innoviva and Innoviva Seller hereby expressly agree that, notwithstanding anything to the contrary in the Theravance Respiratory Company, LLC Company Agreement, dated as of May 31, 2014 (the “LLC Agreement”), the Class B Units of the Company will continue to have the rights set forth in Section 5.4(c) of the LLC Agreement notwithstanding the transfer thereof pursuant to the Theravance EPA. Theravance and Theravance Equity Holders hereby expressly consent to, subject to, and effective upon, the Closing, the transfer of the Innoviva Equity to the Purchaser and the distribution of 100% of the investments held by the Company, as set forth on Exhibit A attached hereto, to Innoviva or Innoviva Seller (provided, however, that the cash balance on the Company’s Cash Distribution Report as of July 2022 attached hereto as Exhibit B has remained, and shall remain, unchanged).

3.       Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF” or DocuSign, shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

4.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

5.       Consent to Jurisdiction; Waiver of Jury Trial.

a.                   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY AGREE THAT A NON-APPEALABLE FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS.

b.                   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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c.                   EACH OF THE PARTIES HERETO HEREBY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. EACH OF THE PARTIES HERETO REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.

6.       Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

7.       Amendments or Modifications. This Agreement may not be amended or modified except by a written instrument signed by each of the parties hereto; provided that any party may agree with one or more other parties to amend or modify this Agreement by and among themselves so long as such amendment or modification does not affect the rights of any other parties.

8.       Successors; Third Party Beneficiary. This Agreement is intended to bind, and inure to the benefit of, the parties and each of their respective successors, assigns, heirs, executors, administrators and representatives. However, neither this Agreement nor any rights or obligations hereunder may be assigned without the prior written consent of the other parties. All persons and entities that are released pursuant to Section 1 hereof shall be third party beneficiaries of this Agreement with the right to enforce the same as if they were direct parties hereto. Except as provided herein, no person or entity has the right to enforce or shall enjoy the benefit of the terms and provisions of this Agreement.

9.       Remedies; Miscellaneous. It is understood and agreed by each of the parties that any breach of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly it is agreed that, in addition to any other remedies, each person or entity released pursuant to Section 1 of this Agreement shall be entitled to specific performance and injunctive or other equitable relief, without the necessity of posting a bond, for any such breach. Each of the parties acknowledges that it has been represented by counsel (or had the opportunity to be so represented and waived its right to do so) in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party based upon lack of legal counsel shall have no application and is expressly waived. No party shall have any term or provision construed against such party solely by reason of such party having participated in the drafting of such provision.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Release Agreement as of the date first set forth above.

INNOVIVA, INC.

By:	/s/ Pavel Raifeld
Name: Pavel Raifeld
Title: Chief Executive Officer

INNOVIVA TRC HOLDINGS LLC

By: Innoviva, Inc. (its managing member)

By:	/s/ Pavel Raifeld
Name: Pavel Raifeld
Title: Chief Executive Officer

ROYALTY PHARMA INVESTMENTS 2019 ICAV

By:	RP Management, LLC, its Manager and lawfully appointed attorney

By:	/s/ George Lloyd
Name: George Lloyd
Title: EVP, Investments & General Counsel

THERAVANCE RESPIRATORY COMPANY, LLC

By:	/s/ Pavel Raifeld
Name: Pavel Raifeld
Title: Chief Executive Officer

[Release Agreement]

THERAVANCE BIOPHARMA, INC.

By:	/s/ Rick E Winningham
Name: Rick E Winningham
Title: Chief Executive Officer

Theravance Biopharma US Holdings, Inc.

By:	/s/ Rick E Winningham
Name: Rick E Winningham
Title: Chief Executive Officer

Triple Royalty Sub II LLC

By:	/s/ Rick E Winningham
Name: Rick E Winningham
Title: Chief Executive Officer

[Release Agreement]

Exhibit A

Company Investments

Exhibit B

Company Cash Distribution Report as of July 2022

[See attached.]

Exhibit B

Minimum Royalty Threshold

Minimum Royalty Threshold	Milestone Payment
Year Ended 12/31/23
$240,000,000	$50,000,000
Year Ended 12/31/24
$240,000,000	$25,000,000
$275,000,000	$50,000,000
Year Ended 12/31/25
$260,000,000	$25,000,000
$295,000,000	$50,000,000
Year Ended 12/31/26
$270,000,000	$50,000,000
$305,000,000	$100,000,000

Exhibit C-1

Company Confidentiality Agreement and Consent

CONFIDENTIAL

April 18, 2022

Theravance Biopharma, Inc.

c/o Theravance Biopharma US, Inc.

901 Gateway Blvd.

South San Francisco, CA 94080

Attn: Rick E Winningham, CEO

Innoviva, Inc.

1350 Old Bayshore Hwy

Suite 400

Burlingame, CA 94010

Attn: Pavel Raifeld, CEO

Theravance Respiratory Company, LLC

1350 Old Bayshore Hwy

Suite 400

Burlingame, CA 94010

Re:	Collaboration Agreement by and between Theravance, Inc. (n/k/a Innoviva, Inc.) (“Innoviva”) and Glaxo Group Limited (“GSK”) dated as of November 14, 2002, as amended by that certain First Amendment dated as of April 11, 2006, and that certain Theravance Collaboration Agreement Amendment dated as of March 3, 2014 (as amended, the “Collaboration Agreement”); Master Agreement dated as of March 3, 2014, by and among Innoviva, Theravance Biopharma, Inc. (“Theravance”) and GSK (the “Master Agreement”)

Ladies and Gentlemen:

Each of Theravance and Innoviva is considering the sale of all of its interests in Theravance Respiratory Company, LLC (“TRC”) (the “Sale”) to Royalty Pharma Investments 2019 ICAV (together with its affiliates, the “Purchaser”). TRC has the right to receive royalties and other payments from GSK under the Collaboration Agreement relating to each Collaboration Product (as defined in the Collaboration Agreement) and any other compound that has been, is currently or may in the future be developed or commercialized under the Collaboration Agreement other than the Retained Products (collectively, the “Assigned Collaboration Products” and such royalties and other payments, the “Receivables”).  For purposes of this letter, “Retained Products” means ANOROTM, BREO®/RELVAR® and VI Monotherapy, each as defined in the TRC LLC Agreement.

Theravance, Innoviva and TRC each hereby agrees that in connection with the Sale, and assuming the receipt of any necessary consent from GSK, Innoviva and Theravance may disclose to the Purchaser (A) Proprietary Information (as defined in the TRC LLC Agreement) requested by Purchaser in order to consummate the Sale, including, but not limited to, the royalty reports provided by GSK to TRC pursuant to the Collaboration Agreement and the TRC LLC Agreement and the Financial Plans (as defined in the TRC LLC Agreement) provided by TRC to Theravance pursuant to the TRC LLC Agreement and (B) any notices, reports, correspondence and other confidential communications and information received in connection with, relating to or involving the Collaboration Agreement, any Assigned Collaboration Product, TRC, the TRC LLC Agreement or the Master Agreement. The Purchaser hereby agrees to be bound by the confidentiality provisions set forth in the Collaboration Agreement, the Master Agreement and the TRC LLC Agreement with respect to all such information furnished to the Purchaser.

Notwithstanding anything in the TRC LLC Agreement (including without limitation Section 8.6) or Master Agreement to the contrary, Theravance, Innoviva and TRC agree that they will not contend that the sharing of any information by Theravance or Innoviva with Purchaser pursuant to this agreement constitutes a breach of the TRC LLC Agreement, the Master Agreement or any other agreement or obligation. To the fullest extent permitted by law, Theravance, Innoviva and TRC each release, and covenant not to assert any claims against, Theravance or Innoviva, as applicable, relating in any way to the sharing of information by such party with Purchaser in accordance with this agreement.

Please confirm your consent and agreement to the foregoing by signing and returning a counterpart of this letter (the provisions of which shall, consistent with the Collaboration Agreement, be governed by the laws of the State of Delaware, U.S.A.), which shall be deemed to be effective immediately upon execution hereof with respect to the disclosures permitted by the second and third paragraphs hereof.

Thank you once again for your assistance with this matter.

Very truly yours,

ROYALTY PHARMA INVESTMENTS 2019 ICAV

By:	/s/ George Lloyd
Name:	George Lloyd
Title:	EVP, Investments & General Counsel

Confirmed and agreed:

THERAVANCE BIOPHARMA, INC.

By:	/s/ Rick Winningham
Name:	Rick Winningham
Title:	CEO

INNOVIVA, INC.

By:	/s/ Pavel Raifeld
Name:	Pavel Raifeld
Title:	Chief Executive Officer

THERAVANCE RESPIRATORY COMPANY LLC

By Innoviva TRC Holdings, LLC (as Manager),
By Innoviva, Inc. (as Managing Member)

By:	/s/ Pavel Raifeld
Name:	Pavel Raifeld
Title:	Chief Executive Officer

[Signature Page to Consent]

Exhibit C-2

GSK Confidentiality Agreement and Consent

CONFIDENTIAL

April 11, 2022

Theravance Respiratory Company, LLC

901 Gateway Blvd.

South San Francisco, CA 94080

Theravance Biopharma, Inc.

PO Box 309

Ugland House, South Church Street

George Town, Grand Cayman, Cayman Islands KY1-1104

Innoviva, Inc.

1350 Old Bayshore Highway

Suite 400

Burlingame, California 94010

By E-Mail

Re:	Collaboration Agreement by and between Theravance, Inc. (n/k/a Innoviva, Inc.) (“Innoviva”) and Glaxo Group Limited (“GSK”) dated as of November 14, 2002, as amended by that certain First Amendment dated as of April 11, 2006, and that certain Theravance Collaboration Agreement Amendment dated as of March 3, 2014 (as amended and as supplemented by that certain Extension Agreement between GSK and Theravance Biopharma, Inc. (“Theravance”) dated March 3, 2014, such supplement, the “Extension Agreement” and such agreement, the “Collaboration Agreement”); Master Agreement dated as of March 3, 2014, by and among Innoviva, Theravance and GSK (the “Master Agreement”); TRC Limited Liability Company Agreement, dated May 31, 2014 (the “TRC LLC Agreement”)

Ladies and Gentlemen:

GSK hereby agrees that, in connection with a proposed transaction with Royalty Pharma Plc related to the sale of Trelegy® royalties under the Collaboration Agreement, Theravance Respiratory Company, LLC, a Delaware limited liability company (“TRC”), its members Innoviva and Theravance and their affiliates, may disclose to Royalty Pharma Plc and its affiliates (collectively, “Royalty Pharma”) (a) the royalty reports provided by GSK to TRC pursuant to the Collaboration Agreement, and (b) any notices, reports, correspondence and other confidential communications and information delivered pursuant to, relating to or involving the Collaboration Agreement, Extension Agreement, Master Agreement or TRC LLC Agreement (collectively, the “Agreements”) or the products under the Collaboration Agreement (in each case, other than to the extent relating ANOROTM, BREO®/RELVAR® and VI Monotherapy) (collectively, the “Confidential Information”).

Royalty Pharma shall keep all Confidential Information received from TRC with the same degree of care it maintains the confidentiality of its own Confidential Information. It shall solely use such Confidential Information for the purpose of evaluating the proposed transaction (the “Purpose”) and shall not disclose the same to any other Person other than to such of its agents who have a need to know such Confidential Information in connection with the Purpose. Royalty Pharma shall advise any agent who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this letter relating thereto, and Royalty Pharma shall ensure that all such agents comply with such obligations and shall be responsible for any breaches by such agents. In the event the proposed transaction is not consummated or at any time upon request from GSK, Royalty Pharma shall return or destroy all documents, tapes or other media containing Confidential Information of GSK or TRC, as applicable, that remain in Royalty Pharma’s or its agents’ possession, except that Royalty Pharma (x) may keep one copy of the Confidential Information in its legal department files, solely for archival purposes to the extent required by law or regulation and (y) shall not be required to delete electronic back-ups made in the ordinary course of business. Any such archival copy or electronic back-ups shall be deemed to be the property of GSK or TRC, as applicable, shall not be accessed by Royalty Pharma or any of its agents except for legal or compliance purposes, and shall continue to be subject to the obligations of confidentiality and non-use herein indefinitely.

Notwithstanding anything to the contrary in this Agreement, Royalty Pharma shall have the right to disclose this letter or Confidential Information provided hereunder if, in the reasonable opinion of Royalty Pharma’s legal counsel, such disclosure is necessary to comply with the terms of this letter, or the requirements of any applicable law. To the full extent legally possible, Royalty Pharma shall notify GSK and TRC of its intent to make such disclosure pursuant to the provision of the preceding sentence sufficiently prior to making such disclosure so as to allow GSK or TRC, as applicable, adequate time to take whatever action GSK or TRC, as applicable, may deem to be appropriate to protect the confidentiality of the information. Royalty Pharma will cooperate reasonably with GSK’s or TRC’s, as applicable, efforts to protect the confidentiality of the information. If a protective order or other appropriate remedy is not obtained prior to the time such disclosure is required to be made, (i) Royalty Pharma will give advance written notice to GSK and TRC of the Confidential Information to be disclosed as far in advance as is legally permissible, (ii) following delivery of such written notice, such portion of the Confidential Information that is required to be so disclosed may be so disclosed without liability hereunder and (iii) Royalty Pharma shall use its reasonable best efforts to ensure that confidential treatment will be afforded to all Confidential Information that is so disclosed.

Royalty Pharma agrees that it is not entitled to rely on the accuracy or completeness of any Confidential Information and that GSK makes no express or implied representation or warranty as to the accuracy or completeness of any Confidential Information. GSK is not required to provide any other consents or agreements unless it determines to do so in its sole discretion.

Given the nature of the Confidential Information, Royalty Pharma acknowledges that GSK would be irreparably damaged by a breach or threatened breach of this letter by the Royalty Pharma or its agents and that money damages are an inadequate remedy for an actual or threatened breach of this letter because of the difficulty of ascertaining the amount of damage that would be suffered. Therefore, without prejudice to the rights and remedies otherwise available to GSK, GSK shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including an injunction or specific performance, in the event of any breach or threatened breach of this letter. Such remedy shall not be deemed to be an exclusive remedy, but shall be in addition to all other remedies available at law or equity.

This letter and all claims and causes of action (whether based in contract, tort or otherwise) that may be based upon, arise out of or relate to this letter or the negotiation, execution or performance thereof) shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. Royalty Pharma hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement, and Royalty Pharma hereby irrevocably and unconditionally agrees not to commence any such action, suit or proceeding except in such courts, (b) waives any objection to the laying of venue of any such action, suit or proceeding in any such courts and (c) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Royalty Pharma further agrees that service of any process, summons, notice or document by registered mail to its address set forth below shall be effective service of process for any action, suit or proceeding brought against it.

The obligations and prohibitions contained in this letter shall survive for seven (7) years.

Confidential Information shall not include any information or materials that Royalty Pharma can document with competent written proof: (i) were already known to Royalty Pharma (other than under an obligation of confidentiality), at the time of disclosure by TRC; (ii) were generally available to the public or otherwise part of the public domain at the time of its disclosure to Royalty Pharma other than as a result of a breach hereof; (iii) became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of Royalty Pharma in breach of its obligations under this letter; or (iv) were disclosed to Royalty Pharma, other than under an obligation of confidentiality, by a third party who had no obligation to GSK or TRC not to disclose such information to others.

Very truly yours,

GLAXO GROUP LIMITED

By:	/s/ P.K. Hopkins
Name:	P.K. Hopkins
Title:	VP Corporate Development

Accepted and agreed:
ROYALTY PHARMA PLC

By: RP Management, LLC, its manager

By:	/s/ George Lloyd
Name:	George Lloyd
Title:	EVP, Investments and General Counsel

ADDRESS:	110 E. 59th Street, FL 33

New York, NY 10022

Exhibit C-3

Master Consent

CONFIDENTIAL

MASTER CONSENT

This Master Consent (this “Agreement”) is entered into as of July 13, 2022 by and among (i) Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales (“GSK”), (ii) Theravance Biopharma, Inc., a Cayman Islands exempted company (“Theravance Biopharma”), and (iii) Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Purchaser”). GSK, Theravance Biopharma and the Purchaser are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS, in 2014, Innoviva, Inc. (f/k/a Theravance, Inc.), a Delaware corporation (“Innoviva”), separated Theravance Biopharma into a separate and independent, publicly traded company from Innoviva (the “Separation”) through a pro rata dividend of Theravance Biopharma ordinary shares to Innoviva stockholders, and in connection with the Separation, Innoviva assigned to Theravance Respiratory Company, LLC, a Delaware limited liability company (“TRC”), (i) that certain Strategic Alliance Agreement, dated as of March 30, 2004, as amended on September 13, 2004, February 11, 2005, February 8, 2006, February 27, 2006, February 27, 2009, June 22, 2009, July 16, 2010, October 3, 2011 and March 3, 2014, by and between Innoviva and GSK (as amended, the “Strategic Alliance Agreement”), and (ii) certain of its rights and obligations under that certain Collaboration Agreement, dated as of November 14, 2002, as amended on April 11, 2006 (the “First Amendment”) and March 3, 2014 (the “Second Amendment”), by and between Innoviva and GSK (as amended, the “Collaboration Agreement”);

WHEREAS, in connection with the Separation, (i) Innoviva, Theravance Biopharma and GSK entered into (A) that certain Master Agreement, dated as of March 3, 2014 (the “Master Agreement”) and (B) the Second Amendment, and (ii) pursuant to that certain Limited Liability Company Agreement of TRC (as amended, the “TRC LLC Agreement”), Theravance Biopharma and Innoviva became holders of all of the equity interests in TRC through which each of Theravance Biopharma and Innoviva indirectly hold an economic interest in certain programs and products under the Collaboration Agreement;

WHEREAS, (i) Theravance Biopharma, together with its affiliates, wishes to transfer all of its equity interests in TRC to the Purchaser pursuant to that certain Equity Purchase and Funding Agreement, dated as of the date hereof (including the schedules and exhibits thereto, the “EPA”), by and between Theravance Biopharma and the Purchaser, and (ii) Innoviva, together with its subsidiaries, wishes to transfer all of its equity interests in TRC to the Purchaser pursuant to that certain Equity Purchase Agreement, dated as of the date hereof, by and among Innoviva TRC Holdings LLC, the Purchaser and Innoviva (including the schedules and exhibits thereto, the “Innoviva EPA”);

WHEREAS, in connection with the transactions contemplated by the Innoviva EPA and the EPA, (i) Innoviva, TRC and GSK desire to amend and clarify certain rights and obligations between them with respect to the Collaboration Agreement; (ii) the Parties desire to amend the TRC LLC Agreement in the forms attached hereto as Exhibit A-1 and A-2; (iii) TRC and GSK desire to terminate the Strategic Alliance Agreement in the form attached hereto as Exhibit B; (iv) Innoviva, Theravance Biopharma and GSK desire to terminate the Master Agreement in the form attached hereto as Exhibit C; (v) Innoviva and GSK desire to terminate that certain Amended and Restated Governance Agreement, dated as of June 4, 2004, as amended on April 25, 2007 and November 29, 2010 (the “Governance Agreement”); (vi) GSK and Theravance Biopharma desire to amend that certain Extension Agreement, dated as of March 3, 2014, by and between Theravance Biopharma and GSK (the “Extension Agreement”); and (vii) the Purchaser and Theravance Biopharma desire to obtain GSK’s consent and agreement to the transactions contemplated by the EPA and the Innoviva EPA and to related matters, as set forth herein;

WHEREAS, concurrently with the execution of this Agreement, (i) Theravance Biopharma, GSK and Innoviva have entered into that certain Termination Agreement and Release attached hereto as Exhibit C and (ii) Theravance Biopharma has executed that certain consent attached hereto as Exhibit D;

WHEREAS, immediately following the Innoviva Closing (as defined below), TRC (which shall, at such time, be wholly owned by the Purchaser) shall accede to and become a party to this Agreement by executing the Accession Agreement attached hereto as Exhibit E (the “Accession Agreement”); and

WHEREAS, each of the Parties has had an opportunity to review and consider the matters contemplated herein, including the exhibits attached hereto, and is willing to provide its agreement and consent, as applicable, on the terms set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions. Capitalized terms used herein but not defined shall have the meaning given to them in the EPA. In addition, the following definitions shall apply:

a.	“Assigned Collaboration Product” shall have the meaning ascribed to such term in the TRC LLC Agreement attached as Exhibit E to the EPA.

b.	“Confidential Information” means any information comprised within the reports delivered to the Purchaser under Section 6.4.2 of the Collaboration Agreement together with any other report that GSK delivers to the Purchaser relating to estimated and actual historical product net sales of and payments relating to Assigned Collaboration Products (collectively, the “Periodic Financial Information”), including but not limited to, all notes, papers, documents, reports, e-mail, memoranda, oral communications and all other data or information in whatever form, disclosed by GSK and/or its affiliates to the Purchaser and/or its affiliates containing information compromised within the Periodic Financial Information, and the other information contemplated by Section 5.8 of and Schedule 5.11 to the EPA.

c.	“Retained Product” shall have the meaning ascribed to such term in the TRC LLC Agreement attached as Exhibit E to the EPA.

2.	GSK Consents.

a.	GSK hereby consents to (i) subject to the terms of the releases set forth in Exhibits B and C of this Agreement, which by their terms are effective upon the Closing, effective as of immediately prior to, but subject to the occurrence of, the closing of the transactions contemplated by the Innoviva EPA (the “Innoviva Closing”), the assignment to the Purchaser by Innoviva and its subsidiaries of all the Class A Units and Class C Units (as each term is defined in the TRC LLC Agreement) of TRC held by Innoviva and its subsidiaries pursuant to the Innoviva EPA, (ii) subject to the terms of the releases set forth in Exhibits B and C to this Agreement, the rights, preferences, privileges and covenants granted under the Innoviva EPA by and among the parties thereto, in the form in which it exists as of the date hereof (and specifically excluding any subsequent consents or waivers (other than by GSK)), (iii) subject to the terms of the releases set forth in Exhibits B and C of this Agreement, which by their terms are effective upon the Closing, effective as of immediately prior to, but subject to the occurrence of, the closing of the transactions contemplated by the EPA (the “Closing”), the assignment to the Purchaser by Theravance Biopharma and its subsidiaries of all the Class B Units (as defined in the TRC LLC Agreement) and Class C Units of TRC held by Theravance Biopharma and its subsidiaries pursuant to the EPA (collectively, all Class A Units, Class B Units and Class C Units of TRC, the “Units”) and (iv) subject to the terms of the releases set forth in Exhibits B and C to this Agreement, the rights, preferences, privileges and covenants granted under Sections 2.1(i), 5.2, 5.8, 5.11 and 9.1 and Schedules 5.8 and 5.11 of the EPA by and among the parties thereto, in the form in which such sections and schedules of the EPA exist as of the date hereof (and specifically excluding any subsequent consents or waivers (other than by GSK) with respect to those sections or schedules or having the effect of an amendment of or waiver to such sections or schedules).

b.	From and after the date hereof, without GSK’s prior written consent (not to be unreasonably withheld, conditioned or delayed), each of Purchaser and Theravance Biopharma shall not, and each shall cause its respective Affiliates not to, directly or indirectly, waive, amend, revise or modify, or grant any consent under or with respect to, or take any other action or inaction having the effect of any of the foregoing, the EPA to the extent such waiver, amendment, revision, modification, consent, action or inaction relates to an Assigned Collaboration Product and would reasonably be expected to adversely affect GSK in any material respect.

c.	GSK hereby agrees that the Purchaser and/or TRC may disclose to Theravance Biopharma, as and to the extent contemplated in the EPA, the Confidential Information provided by GSK to TRC and/or Purchaser pursuant to the Collaboration Agreement (provided that Theravance Biopharma agrees to be bound by the confidentiality provisions set forth in the Collaboration Agreement and Section 9 of this Agreement with respect to such Confidential Information, except as provided herein).

d.	GSK hereby agrees that, from and after the Closing (and irrespective of whether the Innoviva Closing occurs), GSK shall not have the right to terminate the Collaboration Agreement with respect to any Assigned Collaboration Product as a result of any breach by Innoviva of its obligations under the Collaboration Agreement related to any Retained Product.

e.	Subject in all respects to the releases set forth in Exhibits B and C to this Agreement, except as expressly set forth in the amendment to the Collaboration Agreement attached hereto as Annex A to Exhibit D, Purchaser, Theravance Biopharma and GSK each acknowledge and agree that the transactions contemplated by the EPA shall not affect the rights and obligations of Innoviva and GSK under the Collaboration Agreement with respect to the Retained Products.

f.	GSK, Theravance Biopharma and the Purchaser each acknowledge and agree, that, from and after the Closing and notwithstanding Section 14.2 of the Collaboration Agreement, (i) a breach by GSK or Innoviva of its obligations under the Collaboration Agreement with respect to any Retained Product shall not affect TRC’s rights under the Collaboration Agreement with respect to any Assigned Collaboration Product, and (ii) a breach by GSK or TRC of its obligations under the Collaboration Agreement with respect to any Assigned Collaboration Product shall not affect Innoviva’s or GSK’s rights under the Collaboration Agreement with respect to the Retained Products.

g.	The Purchaser shall notify GSK in writing (with email being sufficient) upon consummation of the Closing.

3.	Other Consents and Amendments.

a.	Each of Theravance Biopharma and GSK hereby consents to the amendments to the TRC LLC Agreement in the forms attached hereto as Exhibit A-1 (which such amendment shall be effective upon the Closing, irrespective of whether the Innoviva Closing occurs) and Exhibit A-2 (which such amendment shall be effective upon the Innoviva Closing). The Purchaser shall deliver to each of the Parties a duly executed copy of the amendments to the TRC LLC Agreement attached hereto as Exhibit A-1 and Exhibit A-2 immediately following the Closing and the Innoviva Closing, respectively.

b.	Effective upon the Closing (irrespective of whether the Innoviva Closing occurs), GSK and Theravance Biopharma hereby agree that Section 4 of the Extension Agreement shall terminate and be of no further force or effect.

c.	During the Outer Years Period (as defined in the EPA), Theravance Biopharma, the Purchaser and GSK acknowledge and agree that the Collaboration Agreement as it relates to the Assigned Collaboration Products shall be enforced against GSK solely as contemplated by Schedule 5.11 of the EPA and the Purchaser hereby agrees that it shall not have an ability to exercise any right under the Collaboration Agreement, including to trigger an audit or to bring any claim to enforce the Collaboration Agreement as it relates to the Assigned Collaboration Products against GSK, except as directed by Theravance Biopharma pursuant to Schedule 5.11 of the EPA. For clarity, during the Outer Years Period, Purchaser hereby agrees that it shall not have a right to trigger an audit pursuant to Section 6.10 of the Collaboration Agreement, except as directed by Theravance Biopharma pursuant to Section 4(b) of Schedule 5.11 of the EPA.

d.	Upon the written request of either Theravance Biopharma or the Purchaser to substitute Theravance Biopharma for the Purchaser as “manager” of TRC, effective as of the Outer Years Commencement Date, Theravance Biopharma and Purchaser shall, in good faith, cooperate, propose and consider revisions to the TRC LLC Agreement, amendments to the EPA or the entry into such other agreement(s) to effect such substitution. Thereafter, each of the Parties shall, in good faith, cooperate and consider any revisions to the TRC LLC Agreement, amendments to the EPA or the entry into such other agreements as proposed in good faith by GSK to effect such substitution. If the Parties mutually agree to revisions to the TRC LLC Agreement, amendments to the EPA or the entry into such other agreements to effect such substitution, each of the Parties shall execute and deliver to the other Parties all such documents and agreements.

e.	Except as expressly set forth herein (including the exhibits and attachments hereto) and in the Extension Agreement (as amended by this Agreement), the Collaboration Agreement (as amended by the Third Amendment thereto) remains in full force and effect in accordance its terms, and the consent set forth herein shall not operate as a consent to, waiver of or estoppel with respect to any subsequent or other matter thereunder. The Purchaser hereby agrees that, following the Innoviva Closing and subject to the terms and conditions of the Theravance EPA, the Purchaser shall be fully liable for all obligations of TRC under the Collaboration Agreement (as amended by the Third Amendment thereto) and, without limiting the foregoing, fully, unconditionally and irrevocably guarantees the performance of all such obligations by TRC.

f.	If Theravance Biopharma has not received a Net Sales Report for the quarter ended June 30, 2022 from Innoviva or TRC before or at the Closing, the Purchaser shall provide (or shall cause an Affiliate to provide) such Net Sales Report to Theravance Biopharma within ten (10) Business Days following receipt of such Net Sales Report and any documentation of adjustments to Net Sales, including pursuant to an audit or otherwise.

4.	Amendments to LLC Agreement. Without GSK’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its affiliates not to, directly or indirectly, waive, amend, revise or modify, or grant any consent under or with respect to, or take any other action or inaction having the effect of any of the foregoing, the TRC LLC Agreement. For the avoidance of doubt, the admissions of new members to TRC in connection with a Transfer (as defined in the TRC LLC Agreement) (which for the avoidance of doubt includes the redomestication of a Member) permitted by and in compliance with the provisions of the TRC LLC Agreement and this Agreement shall not require GSK’s consent.

5.	Transfer of Membership Interests. Notwithstanding the provisions of Section 12.1 of the TRC LLC Agreement, and without limiting Section 2(a) hereof, from and after the Closing (irrespective of whether the Innoviva Closing occurs), the Purchaser may not directly or indirectly Transfer all or any portion of its Interests (as defined in the TRC LLC Agreement) with respect to the Class A Units, Class B Units or Class C Units (the “TRC Equity”) without the prior written consent of GSK; provided, that without the prior written consent of GSK, Purchaser (or any subsequent permitted holder of the TRC Equity) may Transfer the ownership of all of its then-owned TRC Equity to Royalty Pharma plc (or its permitted successors or assigns) or to any entity that is directly or indirectly a wholly-owned subsidiary of Royalty Pharma plc (or its permitted successors or assigns); provided, further, that Purchaser and its affiliates may also pledge, mortgage, hypothecate or encumber such TRC Equity with GSK’s prior written consent (not to be unreasonably withheld, conditioned or delayed). In addition, without the prior written consent of GSK, TRC shall not, except for the Units authorized in accordance with Sections 3.1 and 3.2 of the TRC LLC Agreement and Section 6 of this Agreement, issue, sell, deliver or transfer any Units or any other interests of any kind in TRC or any options, warrants, rights, calls, claims or other commitments (contingent or otherwise), conversion rights, rights of exchange or any other interests exchangeable for, convertible into or evidencing a right to subscribe for or purchase any Units. In addition, unless GSK provides prior written consent, the Purchaser shall ensure that, following the Closing, Royalty Pharma PLC (or any successor-in-interest thereto) retains direct or indirect beneficial ownership of 100% of the TRC Equity (excluding, during the period between the Closing and the Innoviva Closing, any Class A Units or Class C Units held by Innoviva or its Affiliates as of the date hereof). Any attempted Transfer, sale, issuance or delivery in violation of this Section 5 will be void ab initio and be deemed a breach of this Agreement. Notwithstanding anything to the contrary in this Section 5, nothing in this Section 5 shall limit or otherwise derogate from the obligations of the Purchaser or TRC under Section 5.8(b) and 9.1 of the EPA and clause 7 of Schedule 5.8 to the EPA.

6.	Dissolution of LLC. Without the prior written consent of GSK (not to be unreasonably withheld, conditioned or delayed), from and after the Closing (irrespective of whether the Innoviva Closing occurs), neither Purchaser nor any of its affiliates, in their capacities as holders of Units or otherwise, shall voluntarily dissolve, liquidate, cancel, wind-up or otherwise terminate TRC or, following the Innoviva Closing, cause or permit any distribution or other Transfer of any assets or rights (other than cash) or obligations from or out of TRC.

7.	Indirect Actions. Each Party hereto agrees that it shall not seek to indirectly accomplish that which it is not permitted to accomplish directly under this Agreement, and any such attempted circumvention will be void ab initio and be deemed a breach of this Agreement.

8.	Agreed Covenants and Transfer Limitations.

a.	GSK hereby agrees that the Purchaser and/or TRC may grant in favor of Theravance Biopharma the covenants set forth on Exhibit F hereto (the “TRC Pre-Agreed Covenants”).

b.	Following the Closing (and irrespective of whether the Innoviva Closing occurs), the grant of covenants set forth on Exhibit G hereto (the “Theravance Pre-Agreed Covenants”) with respect to any monetization of the Outer Years Royalty by Theravance Biopharma or its permitted transferees, successors and permitted assigns (as applicable) shall not constitute a violation of the Collaboration Agreement or this Agreement. Notwithstanding the foregoing, Theravance Biopharma agrees that, as a condition to the granting of any such Theravance Pre-Agreed Covenants, Theravance Biopharma shall obtain a certification from the original third party recipient of such Theravance Pre-Agreed Covenants that it is not a Restricted Party.

c.	A “Restricted Party” means any of Almirall, AstraZeneca, Boehringer Ingelheim, Chiesi, AbbVie, Merck, Mylan, Novartis, Sandoz, Teva and any other pharmaceutical or biotechnology company with a product either being developed or commercialized for the treatment of respiratory disease, and their respective Restricted Party Affiliates (as defined below).

d.	A “Restricted Party Affiliate” with respect to any person means any other person, whether de jure or de facto, which directly or indirectly controls, is controlled by, or is under common control with such person for so long as such control exists, where “control” means the decision-making authority as to such other person and, further, where such control shall be presumed to exist where such other person owns more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity.

e.	The Parties expressly agree that no inference shall be drawn as to whether any other grant of any covenants constitutes an assignment under the Collaboration Agreement or a “Transfer” under this Agreement, the Collaboration Agreement or the TRC LLC Agreement from the fact of the agreements with respect to the grant of the Theravance Pre-Agreed Covenants or the TRC Pre-Agreed Covenants. Without limiting the foregoing, GSK agrees that the Purchaser, Theravance Biopharma and TRC may seek GSK’s consent that granting covenants other than the Theravance Pre-Agreed Covenants or the TRC Pre-Agreed Covenants under this Agreement would not violate the Collaboration Agreement and, provided that any such grant of covenants is subject to the conditions with respect to Restricted Parties set forth in this Section 5, GSK will not unreasonably withhold, condition or delay such consent.

9.	Confidentiality.

a.	Effective upon the Closing, following its receipt of the Confidential Information from GSK, in accordance with the terms and conditions of the EPA, the Purchaser agrees to provide, and is allowed by GSK hereunder to provide, a copy of such Confidential Information to the Theravance Biopharma Chief Financial Officer (or her/his management level designated employee in the Theravance Biopharma Finance Department). The Purchaser will ensure that all Confidential Information provided to Theravance Biopharma is clearly labeled as “CONFIDENTIAL.”

b.	Theravance Biopharma shall not disclose, cause or permit to be disclosed the Confidential Information to any third party or parties, subject to the exceptions contained in Sections 9(c) through 9(e) herein, without the prior written consent of both GSK and the Purchaser. Once any statement is approved for public disclosure by GSK and the Purchaser or information is otherwise made public in accordance with Section 9(d), any of the Parties may make a subsequent public disclosure of the contents of such statement or such information without further approval of any other Party.

c.	Confidential Information may only be disclosed by Theravance Biopharma to its employees, directors, officers, external legal counsel and external accountants (collectively, the “Representatives”) who need to know the Confidential Information to enable Theravance Biopharma to prepare its periodic financial statements and related reports in a timely manner and to enforce its rights under this Agreement and/or the EPA; provided, that those to whom Confidential Information is disclosed shall be under obligations of confidentiality at least as restrictive as those of this Agreement. Theravance Biopharma agrees to enforce the confidentiality terms and provisions of this Agreement as to any of its Representatives who receives Confidential Information, and to be liable for breach of confidentiality obligations by any of its Representatives. The Purchaser will not have any responsibility or liability for any breach of this Section 9 by Theravance Biopharma or any breach by any of Theravance Biopharma’s Representatives of their respective confidentiality obligations.

d.	Notwithstanding anything to the contrary contained herein, the recipient of Confidential Information disclosed hereunder shall be under no duty to maintain the confidentiality of any such Confidential Information which recipient can demonstrate with competent evidence:

i.	At the time of disclosure is within the public domain;

ii.	After disclosure becomes a part of the public domain through no fault, act or failure to act, error, effort or breach of this Agreement by the recipient;

iii.	Is known to the recipient (without restriction on possessing and disclosing such Confidential Information) at the time of disclosure;

iv.	Is discovered by the recipient independently of any disclosure by the disclosing party; or

v.	Is obtained from a third party who to the recipient’s actual knowledge has no restriction on possessing and disclosing such Confidential Information.

e.	If Theravance Biopharma or the Purchaser is expressly ordered by any federal or state agency, court or other body to disclose Confidential Information to such federal or state agency, court or other body, such Party may make such disclosure; provided, however, that, to the extent legally permissible and reasonably practicable, such Party shall notify the other Parties so as to provide or afford any other Party the opportunity to obtain such protective orders or other relief as the compelling court or other entity may grant.

f.	The term of the confidentiality obligations in this Section 9 begin on the date hereof and remain in effect indefinitely unless the Parties agree otherwise in writing.

g.	This Section 9 grants no copyright, trademark, trade secret, patent or other intellectual property rights or licenses, express or implied, to any Party.

10.	Accession. The Purchaser shall cause TRC to deliver to each of the Parties a duly executed copy of the Accession Agreement immediately following the Innoviva Closing.

11.	Termination Date. This Agreement shall automatically terminate and have no further force or effect without any action by any of the Parties if the EPA shall have been terminated and the Closing shall not have occurred.

12.	Entire Agreement. This Agreement and the exhibits hereto, together with the Collaboration Agreement, the EPA, the Master Agreement, that certain Confidentiality Agreement, dated as of February 22, 2018, by and among GSK, Innoviva and Theravance Biopharma, and that certain letter agreement, dated as of April 11, 2022, by and between GSK and the Purchaser, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof. References in this Agreement to other agreements or documents shall refer to such agreements or documents as they may be amended as permitted hereby or by the EPA. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed, by all of the Parties.

13.	Governing Law. This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive law of the State of Delaware notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary. The Parties hereby irrevocably and unconditionally consent to the sole and exclusive jurisdiction of, and waive any objection to the laying of venue in, the U.S. federal and state court in the State of Delaware (collectively, the “Chosen Courts”) for any action, suit or proceeding arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding related thereto except in a Chosen Court.

14.	Remedies. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and, in addition to all other remedies that a Party may have at law or in equity and without limiting any of the foregoing, each Party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. In addition, each Party to this Agreement is entering into this Agreement solely on its own behalf. Each such Party shall solely be severally liable for any breaches of this Agreement by such Party and in no event shall any Party be liable for breaches of this Agreement by any other Party hereto. Notwithstanding the foregoing, from and after the Innoviva Closing, the Purchaser and TRC shall be jointly and severally liable for any breaches of this Agreement by the Purchaser or TRC.

15.	Severability. In the event of the invalidity of any provisions of this Agreement or if this Agreement contains any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Agreement. The Parties will replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the Parties’ presumed intentions. In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities. Nothing in this Agreement shall be interpreted so as to require any Party to violate any applicable laws, rules or regulations.

16.	Assignment; Binding Effect. This Agreement may not be assigned by any Party without the prior written consent of the other Parties to this Agreement; provided, however, that any Party may assign this Agreement, in whole or in part, to any of its affiliates to which any portion of the Collaboration Agreement is assigned in compliance with the Collaboration Agreement if such Party guarantees the performance of this Agreement by such affiliate; provided, further, that any Party may assign this Agreement to a successor to all or substantially all of the assets of such Party whether by merger, sale of stock, sale of assets or other similar transaction. This Agreement shall be binding on and, subject to the foregoing sentence, inure to the benefit of the Parties and their respective permitted transferees, successors, permitted assigns and legal representatives.

17.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above by their duly authorized representatives for good and valuable consideration.

GLAXO GROUP LIMITED

By:	/s/ Marcus Dowding
Name:	Marcus Dowding
Title:	Authorised Signatory of Edinburgh Pharmaceutical Industries Limited, Director

THERAVANCE BIOPHARMA, INC.

By:	/s/ Rick E Winningham
Name:	Rick E Winningham
Title:	Chief Executive Officer

Royalty Pharma Investments 2019 ICAV

By:	/s/ George Lloyd
Name:	George Lloyd
Title:	EVP, Investments & General Counsel

[Signature Page to Master Consent]

Exhibit A-1

AMENDMENT NO. 1

TO

Limited liability Company Agreement

OF

THERAVANCE RESPIRATORY COMPANY, LLC

This Amendment No. 1 (this “Amendment”) to the Limited Liability Company Agreement of Theravance Respiratory Company, LLC, a Delaware limited liability company (the “Company”), dated as of May 31, 2014 (as modified or otherwise supplemented from time to time prior to the date hereof, the “Agreement”) is made as of [•], 2022 by and among the Company, Innoviva TRC Holdings LLC (the “Managing Member”) and Royalty Pharma Investments 2019 ICAV (“Royalty Pharma”).

RECITALS

WHEREAS, the Managing Member is the holder of all outstanding Class A Units of the Company;

WHEREAS, pursuant to the transactions executed under that certain Equity Purchase and Funding Agreement, dated as of July 13, 2022, by and between Theravance Biopharma, Inc. and Royalty Pharma, Royalty Pharma is now the holder of a majority of the Class B and Class C Units of the Company; and

WHEREAS, pursuant to Section 15.1 of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

I.	AMENDMENTS TO AGREEMENT

1.1	Definitions. Unless otherwise indicated herein, words and terms which are defined in the Agreement shall have the same meaning where used in this Section I.

1.2	Section 1.1. The definitions of “Defined Covenants”, “Restricted Party” and “Restricted Party Affiliates” are hereby deleted in their entirety and the definition of “Transfer” in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

“‘Transfer’ shall mean transfer, sell, mortgage, pledge, assign or otherwise dispose of, either directly or indirectly, by operation of law or otherwise.”

1.3	Section 15.1(f). Section 15.1(f) of the Agreement is hereby deleted in its entirety.

1.4	Exhibit A. Exhibit A of the Agreement is hereby amended and restated in its entirety as follows:

Class	Contact Information	Units
Class A Member
Innoviva TRC Holdings, LLC	1350 Old Bayshore Hwy, Suite 400 Burlingame, CA 94010 Attention: Pavel Raifeld Email: pavel.raifeld@INVA.com	750
Class B Member
Royalty Pharma Investments 2019 ICAV	110 E. 59th Street, Suite 3300 New York, New York 10022 Attention: George Lloyd Email: glloyd@royaltypharma.com	2,125
Class C Members
Royalty Pharma Investments 2019 ICAV	110 E. 59th Street, Suite 3300 New York, New York 10022 Attention: George Lloyd Email: glloyd@royaltypharma.com	6,375

Innoviva TRC Holdings, LLC	1350 Old Bayshore Hwy, Suite 400 Burlingame, CA 94010 Attention: Pavel Raifeld Email: pavel.raifeld@INVA.com	750
Total		10,000

II.	MISCELLANEOUS

2.1	Continued Validity of the Agreement. Except as specifically amended hereby, the Agreement shall continue in full force and effect as originally constituted and is ratified and affirmed by the parties hereto.

2.2	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

2.3	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. This Amendment may be executed by facsimile or other electronic transmission.

[Remainder of Page Intentionally Left Blank]

12

IN WITNESS WHEREOF, undersigned have executed this Amendment as of the date first above written.

MEMBERS:

INNOVIVA TRC HOLDINGS LLC

By:	Innoviva, Inc. (its managing member)

By:
Name:
Title:

ROYALTY PHARMA INVESTMENTS 2019 ICAV

By:	RP Management, LLC, its Manager and lawfully appointed attorney

By:
Name:	George Lloyd
Title:	EVP & General Counsel

[Signature Page to Amendment No. 1 to the Limited Liability Company Agreement]

The undersigned hereby consent to this Amendment:

Theravance Biopharma, Inc.

By:
Name:
Title:

Theravance Biopharma US HOLDINGS, Inc.

By:
Name:
Title:

TRIPLE ROYALTY SUB II LLC

By:
Name:
Title:

Exhibit A-2

AMENDMENT NO. 2

TO

Limited liability Company Agreement

OF

THERAVANCE RESPIRATORY COMPANY, LLC

This Amendment No. 2 (this “Amendment”) to the Limited Liability Company Agreement of Theravance Respiratory Company, LLC, a Delaware limited liability company (the “Company”), dated as of May 31, 2014 (as modified or otherwise supplemented from time to time prior to the date hereof, the “Agreement”) is made as of [•], 2022 by and among the Company and Royalty Pharma Investments 2019 ICAV (the “Sole Member”).

RECITALS

WHEREAS, the Sole Member is the holder of all outstanding Units of the Company; and

WHEREAS, pursuant to Section 15.1 of the Agreement, the Sole Member desires to amend the Agreement as set forth herein.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	AMENDMENTS TO AGREEMENT

1.1	Definitions. Unless otherwise indicated herein, words and terms which are defined in the Agreement shall have the same meaning given to such term therein.

1.2	Section 1.1.

(a)	The definition of “Capital Account” in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Capital Account” shall have the meaning ascribed to it in Article IX.

(b)	The definition of “Carrying Value” in Section 1.1 of the Agreement is hereby deleted in its entirety.

(c)	The term “Estimated Tax Period” in Section 1.1 of the Agreement is deleted.

(d)	The definition of “Net Income” and “Net Loss” in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Net Income” and “Net Loss” means the net income and net loss of the Company.

(e)	The following definition is hereby added in the proper alphabetical place in Section 1.1 of the Agreement:

“Sole Member” means Royalty Pharma Investments 2019 ICAV.

1.3	Section 3.2. The final sentence in Section 3.2 of the Agreement is hereby amended and restated in its entirety as follows:

“Each Member holding Units shall have (a) the right to share in the gross income and gains and losses, deductions and expenses of the LLC as provided in Article IX hereof, (b) a right to the Capital Account maintained for such Member according to Article IX hereof, (c) the right to receive distributions from the LLC as provided in this Agreement, and (d) such other relative rights, powers and duties as are set forth in this Agreement.”

1.4 Section 5.1. Section 5.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

“Appointment of the Manager. The Manager shall be appointed by a Majority in Interest of the Class A Members and, unless otherwise consented to in writing by GSK, must be RP Management, LLC or one of its Affiliates. The Manager as of [•], 2022 shall be as set forth on Exhibit B. Any Manager may be removed at any time by a Majority in Interest of the Class A Members, provided that they simultaneously appoint a successor Manager. Upon appointment of any Manager, the Manager shall execute and deliver to the LLC a counterpart of this Agreement, which execution and delivery shall evidence such Manager’s express agreement to be a party to, and be bound by, this Agreement. When the Majority in Interest of the Class A Members act as Manager since no Person is then appointed as Manager pursuant to this Section 5.1, the other holders of Class A Units agree to be bound by the actions of the Majority in Interest of the Class A Members.”

1.5	Section 5.3(a)(v). Section 5.3(a)(v) of the Agreement is hereby amended and restated in its entirety as follows:

“Copies of financial statements of the LLC for the seven (7) most recent years. For the avoidance of doubt, the financial statements of the LLC shall at a minimum include a balance sheet, statement of operations (including, without limitation, the income, gains, losses, deductions and expenses of the LLC for the applicable accounting period) and cash flow statement.”

1.6	Section 7.1(f). Section 7.1(f) of the Agreement is hereby amended by deleting the word “initial”, and inserting the phrase “as of [•], 2022” after the phrase “of the LLC”.

1.7	Section 8.4. Section 8.4 of the Agreement is hereby deleted.

1.8	Section 8.5. Section 8.5 of the Agreement is hereby deleted.

1.9	Article IX. Article IX of the Agreement is hereby amended and restated in its entirety as follows:

“Article IX (Capital Accounts and Allocations of Profit and Loss)

A capital account (the “Capital Account”) shall be established and maintained for the Sole Member, which shall be credited with the Sole Member’s Capital Contributions to the LLC. All gross income and gains realized during each Accounting Period shall be credited, and all losses, deductions and expenses incurred during each Accounting Period shall be debited to the Capital Account of the Sole Member. The Sole Member shall be, therefore, entitled to the profits of the LLC as they arise.”

16

1.10	Article XI. Article XI of the Agreement is hereby amended and restated in its entirety as follows:

“To the extent cash is available, distributions of all of the excess of income and gains over losses, deductions and expenses allocated in accordance with Article IX with respect to any Accounting Period will be made by the LLC at such time within [●]1 days following the end of such Accounting Period.”

1.11	Section 11.2. Section 11.2 of the Agreement is deleted.

1.12	Section 12.5. Section 12.5 of the Agreement is deleted.

1.13	Section 12.10. Section 12.10 of the Agreement is hereby deleted in its entirety.

1.14	Section 15.13. Section 15.13 of the Agreement is deleted.

1.15	Section 15.14. Section 15.14 of the Agreement is hereby amended and restated in its entirety as follows:

“It is the intent of the Sole Member that the Company is to be disregarded as an entity separate from its owner for U.S. federal income tax purposes. The Company’s books of account shall be maintained on a basis consistent with such treatment.”

1.16	Section 15.16. Section 15.16 of the Agreement is hereby amended and restated in its entirety as follows:

“No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise except that GSK shall be a third party beneficiary of, and is entitled to enforce its consent right under, Section 5.1(b). Notwithstanding the foregoing, any Person that is entitled to be indemnified by the LLC pursuant to Section 13.1 shall be entitled to enforce its right to indemnification therein.”

1 NTD: To be confirmed.

17

1.17	Exhibit A. Exhibit A of the Agreement is hereby amended and restated in its entirety as follows:

Class	Contact Information	Units
Class A Member
Royalty Pharma Investments 2019 ICAV	110 E. 59th Street, Suite 3300 New York, New York 10022 Attention: George Lloyd Email: glloyd@royaltypharma.com	750
Class B Member
Royalty Pharma Investments 2019 ICAV	110 E. 59th Street, Suite 3300 New York, New York 10022 Attention: George Lloyd Email: glloyd@royaltypharma.com	2,125
Class C Member
Royalty Pharma Investments 2019 ICAV	110 E. 59th Street, Suite 3300 New York, New York 10022 Attention: George Lloyd Email: glloyd@royaltypharma.com	7,125
Total		10,000

1.18	Exhibit B. Exhibit B of the Agreement is hereby amended and restated in its entirety as follows:

“Manager.

RP Management, LLC

Officer.

Pablo Legoretta, Chief Executive Officer and President

Terry Coyne, Chief Financial Officer, Treasurer and Secretary

George Lloyd, EVP & General Counsel”

2.	MISCELLANEOUS

2.1	Continued Validity of the Agreement. Except as specifically amended hereby, the Agreement shall continue in full force and effect as originally constituted and is ratified and affirmed by the Sole Member.

2.2	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

2.3	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. This Amendment may be executed by facsimile or other electronic transmission.

[Remainder of Page Intentionally Left Blank]

18

IN WITNESS WHEREOF, undersigned has executed this Amendment as of the date first above written.

SOLE MEMBER:

ROYALTY PHARMA INVESTMENTS 2019 ICAV

By:	RP Management, LLC, its Manager and lawfully appointed attorney

By:
Name:	George Lloyd
Title:	EVP & General Counsel

19

Exhibit B

Termination Agreement and Release

(Strategic Alliance)

This TERMINATION AGREEMENT AND RELEASE, dated as of July 13, 2022 (this “Agreement”), is entered into by Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales (“GSK”), and Theravance Respiratory Company, LLC, a Delaware limited liability company (“TRC”). GSK and TRC are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS, in 2014, Innoviva, Inc. (f/k/a Theravance, Inc.), a Delaware corporation (“Innoviva”) separated Theravance Biopharma, Inc. (“Theravance Biopharma”) into a separate and independent, publicly traded company from Innoviva (the “Separation”) through a pro rata dividend of Theravance Biopharma ordinary shares to Innoviva stockholders, and in connection with the Separation, Innoviva assigned to TRC that certain Strategic Alliance Agreement, dated as of March 30, 2004, as amended on September 13, 2004, February 11, 2005, February 8, 2006, February 27, 2006, February 27, 2009, June 22, 2009, July 16, 2010, October 3, 2011 and March 3, 2014, by and between Innoviva and GSK (as amended, the “Strategic Alliance Agreement”);

WHEREAS, (i) Theravance Biopharma, together with its affiliates, wish to transfer all of their respective equity interests in TRC to Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Purchaser”), pursuant to that certain Equity Purchase and Funding Agreement, dated as of the date hereof (including the schedules and exhibits thereto, the “Theravance EPA”), by and between Theravance Biopharma and the Purchaser (the closing of the transactions contemplated by the Theravance EPA, the “Closing”), and (ii) Innoviva, together with its affiliates, wish to transfer all of their respective equity interests in TRC to the Purchaser pursuant to that certain Equity Purchase Agreement, dated as of the date hereof (including the schedules and exhibits thereto, the “Innoviva EPA”, and, together with the Theravance EPA, the “EPAs”), by and among Innoviva TRC Holdings LLC, the Purchaser and Innoviva (the closing of the transactions contemplated by the Innoviva EPA, the “Innoviva Closing”); and

WHEREAS, in connection with the transactions contemplated by the EPAs, TRC and GSK desire to terminate the Strategic Alliance Agreement, subject to the terms and conditions set forth herein, and release each other from certain claims.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	Termination. GSK and TRC hereby terminate the Strategic Alliance Agreement effective upon the Closing (irrespective of whether the Innoviva Closing occurs).

2.	Release. Effective (a) with respect to the Initial Released Claims (as defined below), upon the Closing (and irrespective of whether the Innoviva Closing occurs), and (b) with respect to the Subsequent Released Claims (as defined below), upon the Innoviva Closing (provided that the Innoviva Closing occurs within three (3) business days of the Closing), each Party, on behalf of itself and each of its affiliates and subsidiaries (collectively, the “Releasing Parties”), hereby unconditionally and forever releases, waives and discharges all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, controversies, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims, whether known or Unknown Claims, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, whether direct, indirect, derivative, or otherwise, and whether arising in law, equity or otherwise (collectively, “Causes of Action”) that could have been, or may be, asserted by or on behalf of such Releasing Party against any other Party and its affiliates or subsidiaries and the respective current and former officers, managers, affiliates, subsidiaries, partners, directors, employees, agents, members, shareholders, securities holders, note holders, advisors and professionals (including any attorneys, accountants, consultants, financial advisors, investment bankers and other professionals retained by such persons) of such other parties and the affiliates and subsidiaries thereof, together with their respective successors and assigns, each solely in its capacity as such (collectively, the “Released Parties”), to the extent based on any act, omission, transaction, event, occurrence or facts or circumstances taking place, being omitted, existing or otherwise arising (i) prior to the Closing (the “Initial Released Claims”), or (ii) prior to the Innoviva Closing (the “Subsequent Released Claims”), and, in each case (i) and (ii), relating to the Strategic Alliance Agreement ((i) and (ii) collectively, the “Released Claims”).

“Unknown Claims” means claims which the Releasing Parties do not know or suspect to exist in their favor at the time of the release of the Released Parties, including any such claims which, if known by them might have affected their release of the Released Parties, or might have affected their decision(s) with respect to this Agreement. With respect to any and all Released Claims, the Releasing Parties stipulate and agree that they expressly waive, the provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code §1542, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

The Releasing Parties acknowledge that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of the Released Claims, but expressly fully, finally, and forever waive, compromise, settle, discharge, extinguish and release fully, finally, and forever, any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts, legal theories, or authorities. The Releasing Parties acknowledge that the foregoing waiver was separately bargained for and is an essential element of this Agreement of which this release is a part.

3.	Termination Date. This Agreement shall automatically terminate and have no further force or effect without any action by any of the Parties if the Theravance EPA shall have been terminated and the Closing shall not have occurred.

4.	No Admission of Wrongdoing. Neither by offering to make, nor by making, this Agreement, do any of the Parties admit any failure of performance, wrongdoing, or violation of law. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

5.	Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject hereof. References in this Agreement to other agreements or documents shall refer to such agreements or documents as they may be amended. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, by all of the Parties and by Theravance Biopharma.

6.	Governing Law. This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive law of the State of Delaware notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary. The Parties hereby irrevocably and unconditionally consent to the sole and exclusive jurisdiction of, and waive any objection to the laying of venue in, the U.S. federal and state court in the State of Delaware (collectively, the “Chosen Courts”) for any action, suit or proceeding arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding related thereto except in a Chosen Court.

7.	Severability. In the event of the invalidity of any provisions of this Agreement or if this Agreement contains any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Agreement. The Parties will replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the Parties’ presumed intentions. In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities. Nothing in this Agreement shall be interpreted so as to require any Party to violate any applicable laws, rules or regulations.

8.	Third-Party Beneficiaries. Each Party acknowledges and agrees that each Party’s Released Parties are express third-party beneficiaries of the releases of such Released Parties and covenants not to sue such Released Parties contained in Section 2 of this Agreement and are entitled to enforce rights under such section to the same extent that such Released Parties could enforce such rights if they were a party to this Agreement. In addition, each Party acknowledges and agrees that Theravance Biopharma is an express third-party beneficiary to this Agreement and is entitled to enforce rights under this Agreement to the same extent that Theravance Biopharma could enforce such rights if it were a party to this Agreement. Except as provided in the preceding two sentences, there are no third-party beneficiaries to this Agreement.

9.	Assignment; Binding Effect. This Agreement may not be assigned by either Party without the prior written consent of the other Party to this Agreement; provided, however, that any Party may assign this Agreement to a successor to all or substantially all of the assets of such Party whether by merger, sale of stock, sale of assets or other similar transaction. This Agreement shall be binding on and, subject to the foregoing sentence, inure to the benefit of the Parties and their respective permitted transferees, successors, permitted assigns and legal representatives.

10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above by their duly authorized representatives for good and valuable consideration.

GLAXO GROUP LIMITED

By:	/s/ Marcus Dowding
Name:	Marcus Dowding
Title:	Authorised Signatory of Edinburgh Pharmaceutical Industries Limited, Director

THERAVANCE RESPIRATORY COMPANY, LLC

By:	/s/ Pavel Raifeld
Name:	Pavel Raifeld
Title:	Chief Executive Officer

Exhibit C

Termination Agreement and Release

(Master Agreement)

This TERMINATION AGREEMENT AND RELEASE, dated as of July 13, 2022 (this “Agreement”), is entered into by Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales (“GSK”), Theravance Biopharma, Inc., a Cayman Islands exempted company (“Theravance Biopharma”), and Innoviva, Inc. (f/k/a Theravance, Inc.), a Delaware corporation (“Innoviva”). GSK, Theravance Biopharma and Innoviva are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS, (i) Theravance Biopharma, together with its affiliates, wish to transfer all of their respective equity interests in Theravance Respiratory Company, LLC, a Delaware limited liability company (“TRC”), to Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Purchaser”), pursuant to that certain Equity Purchase and Funding Agreement, dated as of the date hereof (including the schedules and exhibits thereto, the “Theravance EPA”), by and between Theravance Biopharma and the Purchaser (the closing of the transactions contemplated by the Theravance EPA, the “Closing”), and (ii) Innoviva, together with its affiliates, wish to transfer all of their respective equity interests in TRC to the Purchaser pursuant to that certain Equity Purchase Agreement, dated as of the date hereof (including the schedules and exhibits thereto, the “Innoviva EPA”, and together with the Theravance EPA, the “EPAs”), by and among Innoviva TRC Holdings LLC, the Purchaser and Innoviva (the closing of the transactions contemplated by the Innoviva EPA, the “Innoviva Closing”); and

WHEREAS, in connection with the transactions contemplated by the EPAs, Innoviva, Theravance Biopharma and GSK desire to terminate that certain Master Agreement, among the Parties, dated as of March 3, 2014 (the “Master Agreement”), and that certain Confidentiality Agreement, dated as of February 22, 2018, by and among GSK, Innoviva and Theravance Biopharma (the “Prior CDA”), subject to the terms and conditions set forth herein, and release each other from certain claims.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	Termination. GSK, Theravance Biopharma and Innoviva hereby terminate the Master Agreement and the Prior CDA, in each case effective upon the Closing (irrespective of whether the Innoviva Closing occurs). Notwithstanding the foregoing, the termination of the Master Agreement shall not affect the consent provided in Section 3.2 of the Master Agreement, which shall survive such termination and remain full force and effect in accordance with terms therein.

2.	Release. Effective (x) with respect to the Theravance Initial Released Claims (as defined below), upon the Closing (and irrespective of whether the Innoviva Closing occurs), and (y) with respect to the Theravance Subsequent Released Claims (as defined below), upon the Innoviva Closing (provided the Innoviva Closing occurs within three (3) business days of the Closing), each of Theravance Biopharma and GSK, on behalf of itself and each of its affiliates and subsidiaries (collectively, the “Theravance Biopharma/GSK Releasing Parties”), hereby unconditionally and forever releases, waives and discharges all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, controversies, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims, whether known or Unknown Claims, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, whether direct, indirect, derivative, or otherwise, and whether arising in law, equity or otherwise (collectively, “Causes of Action”) that could have been, or may be, asserted by or on behalf of such Theravance Biopharma/GSK Releasing Party against the other Theravance Biopharma/GSK Releasing Party and its affiliates or subsidiaries and the respective current and former officers, managers, affiliates, subsidiaries, partners, directors, employees, agents, members, shareholders, securities holders, note holders, advisors and professionals (including any attorneys, accountants, consultants, financial advisors, investment bankers and other professionals retained by such persons) of such other parties and the affiliates and subsidiaries thereof, together with their respective successors and assigns, each solely in its capacity as such (collectively, the “Theravance Biopharma/GSK Released Parties”), to the extent, in each case, based on any act, omission, transaction, event, occurrence or facts or circumstances taking place, being omitted, existing or otherwise arising prior to (i) the Closing (the “Theravance Initial Released Claims”), or (ii) the Innoviva Closing (the “Theravance Subsequent Released Claims”), and, in each case (i) and (ii), relating to (a) that certain Collaboration Agreement, dated as of November 14, 2002, as amended on April 11, 2006 and March 3, 2014, by and between Innoviva and GSK (the “Collaboration Agreement”), (b) the Master Agreement, (c) that certain Extension Agreement, dated as of March 3, 2014, by and between Theravance Biopharma and GSK (the “Extension Agreement”), and (d) the EPAs, in each case including any and all related or ancillary agreements, certificates or documents ((i) and (ii) collectively, the “Theravance Released Claims”). Notwithstanding the foregoing and anything contrary set forth herein, nothing in this Agreement shall constitute a termination of the Collaboration Agreement, the Extension Agreement or the EPAs, in each case including any and all related or ancillary agreements, certificates or documents, nor a waiver, release, discharge or termination of any right to receive royalties payable by GSK (and related matters) following the Closing, and nothing herein shall limit or affect in any manner GSK’s ownership, intellectual property and control rights with respect to the Collaboration Products (as defined in the Collaboration Agreement) under the Collaboration Agreement.

Effective (x) with respect to the Innoviva Initial Released Claims (as defined below), upon the Closing (and irrespective of whether the Innoviva Closing occurs), and (y) with respect to the Innoviva Subsequent Released Claims (as defined below), upon the Innoviva Closing (provided the Innoviva Closing occurs within three (3) business days of the Closing), each of Innoviva and GSK, on behalf of itself and each of its affiliates and subsidiaries (collectively, the “Innoviva/GSK Releasing Parties”, and together with the Theravance Biopharma/GSK Releasing Parties, the “Releasing Parties”), hereby unconditionally and forever releases, waives and discharges all Causes of Action that could have been, or may be, asserted by or on behalf of such Innoviva/GSK Releasing Party against the other Innoviva/GSK Releasing Party and its affiliates or subsidiaries and the respective current and former officers, managers, affiliates, subsidiaries, partners, directors, employees, agents, members, shareholders, securities holders, note holders, advisors and professionals (including any attorneys, accountants, consultants, financial advisors, investment bankers and other professionals retained by such persons) of such other parties and the affiliates and subsidiaries thereof, together with their respective successors and assigns, each solely in its capacity as such (collectively, the “Innoviva/GSK Released Parties”, and together with the Theravance Biopharma/GSK Released Parties, the “Released Parties”), to the extent, in each case, based on any act, omission, transaction, event, occurrence or facts or circumstances taking place, being omitted, existing or otherwise arising prior to (i) the Closing (the “Innoviva Initial Released Claims”), or (ii) the Innoviva Closing (the “Innoviva Subsequent Released Claims”), and, in each case (i) and (ii), relating to (a) the Collaboration Agreement, (b) the Master Agreement, (c) the Extension Agreement, and (d) the EPAs, in each case including any and all related or ancillary agreements, certificates or documents ((i) and (ii) collectively, the “Innoviva Released Claims”, and together with the Theravance Released Claims, the “Released Claims”); provided, however, that (i) claims (if any) related to the incorrect reporting, calculation, or payment of royalties payable by GSK to Innoviva under the Collaboration Agreement on Net Sales of Retained Products (as defined in that certain Limited Liability Company Agreement of TRC (as amended, the “TRC LLC Agreement”)) in calendar year 2021 (regardless of when such payments are recognized, due or paid, provided that such Net Sales occurred in calendar year 2021) shall be handled in accordance with the immediately following paragraph below (such claims described in clause (i) of this proviso are referred to herein as “2021 Claims”) and (ii) claims (if any) related to the incorrect reporting, calculation or payment of royalties payable by GSK to Innoviva under the Collaboration Agreement on Net Sales of Retained Products for the period on or after January 1, 2022 (regardless of when such payments are recognized, due or paid) shall not be deemed Innoviva Released Claims. Notwithstanding the foregoing and anything contrary set forth herein, nothing in this Agreement shall constitute a termination of the Collaboration Agreement, the Extension Agreement or the EPAs, in each case including any and all related or ancillary agreements, certificates or documents, nor a waiver, release, discharge or termination of any right to receive royalties payable by GSK (and related matters) following the Closing, and nothing herein shall limit or affect in any manner GSK’s ownership, intellectual property and control rights with respect to the Collaboration Products under the Collaboration Agreement.

During the period from the Closing until the date that is thirty (30) days following the Closing, Innoviva may elect to exercise its rights under Section 6.10 of the Collaboration Agreement to audit GSK with respect to 2021 Claims. If such election is made, GSK shall provide information and reasonably cooperate with Innoviva and its representatives in connection with such audit in each case in the manner set forth in the Collaboration Agreement and consistent with the prior audit practices under the Collaboration Agreement. Subject to GSK’s compliance in all material respects with the foregoing, Innoviva shall use commercially reasonable efforts to cause such audit to be completed within 120 days of the Closing; it being understood and agreed that such 120 day period shall be tolled for any period of time in which GSK fails to comply in any material respect with its cooperation and access obligations (such 120 day period, as may be extended in accordance with the foregoing, the “Audit Period”). At the conclusion of the Audit Period, Innoviva shall provide to GSK a written description (an “Audit Notice”) in reasonable detail of any Cause of Action it believes it has against GSK with respect to the 2021 Claims. To the extent that a Cause of Action is identified on such notice, such Cause of Action (those Causes of Action deriving from it) shall not be deemed an Innoviva Released Claim hereunder and Innoviva shall have all rights and remedies available to it under the Collaboration Agreement, applicable law or otherwise in respect thereof. If Innoviva does not exercise its audit right during the 30 day period identified above or does not deliver an Audit Notice within the time specified above, all 2021 Claims shall be deemed Released Claims and Innoviva may not exercise its right to audit GSK pursuant to Section 6.10 of the Collaboration Agreement or otherwise with respect to any period prior to January 1, 2022. Any Cause of Action not set forth on the Audit Notice shall be deemed a Released Claim. For the avoidance of doubt, nothing herein shall affect Innoviva’s rights to audit in accordance with Section 6.10 of the Collaboration Agreement 2022 or any year thereafter in respect of Retained Products.

“Unknown Claims” means claims which the Releasing Parties do not know or suspect to exist in their favor at the time of the release of the Released Parties, including any such claims which, if known by them might have affected their release of the Released Parties, or might have affected their decision(s) with respect to this Agreement. With respect to any and all Released Claims, the Releasing Parties stipulate and agree that they expressly waive, the provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code §1542, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

The Releasing Parties acknowledge that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of the Released Claims, but expressly fully, finally, and forever waive, compromise, settle, discharge, extinguish and release fully, finally, and forever, any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts, legal theories, or authorities. The Releasing Parties acknowledge that the foregoing waiver was separately bargained for and is an essential element of this Agreement of which this release is a part.

3.	Termination Date. This Agreement shall automatically terminate and have no further force or effect without any action by any of the Parties if the Theravance EPA shall have been terminated and the Closing shall not have occurred.

4.	No Admission of Wrongdoing. Neither by offering to make, nor by making, this Agreement, do any of the Parties admit any failure of performance, wrongdoing, or violation of law. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

5.	Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof. References in this Agreement to other agreements or documents shall refer to such agreements or documents as they may be amended. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, by all of the Parties.

6.	Governing Law. This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive law of the State of Delaware notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary. The Parties hereby irrevocably and unconditionally consent to the sole and exclusive jurisdiction of, and waive any objection to the laying of venue in, the U.S. federal and state court in the State of Delaware (collectively, the “Chosen Courts”) for any action, suit or proceeding arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding related thereto except in a Chosen Court.

7.	Severability. In the event of the invalidity of any provisions of this Agreement or if this Agreement contains any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Agreement. The Parties will replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the Parties’ presumed intentions. In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities. Nothing in this Agreement shall be interpreted so as to require any Party to violate any applicable laws, rules or regulations.

8.	Third-Party Beneficiaries. Each Party acknowledges and agrees that each Party’s Released Parties are express third-party beneficiaries of the releases of such Released Parties and covenants not to sue such Released Parties contained in Section 2 of this Agreement and are entitled to enforce rights under such section to the same extent that such Released Parties could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third-party beneficiaries to this Agreement.

9.	Assignment; Binding Effect. This Agreement may not be assigned by any Party without the prior written consent of the other Parties to this Agreement; provided, however, that any Party may assign this Agreement to a successor to all or substantially all of the assets of such Party whether by merger, sale of stock, sale of assets or other similar transaction. This Agreement shall be binding on and, subject to the foregoing sentence, inure to the benefit of the Parties and their respective permitted transferees, successors, permitted assigns and legal representatives.

10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above by their duly authorized representatives for good and valuable consideration.

GLAXO GROUP LIMITED

By:	/s/ Marcus Dowding
Name:	Marcus Dowding
Title:	Authorised Signatory of Edinburgh Pharmaceutical Industries Limited, Director

THERAVANCE BIOPHARMA, INC.

By:	/s/ Rick E Winningham
Name:	Rick E Winningham
Title:	Chief Executive Officer

INNOVIVA, INC.

By:	/s/ Pavel Raifeld
Name:	Pavel Raifeld
Title:	Chief Executive Officer

[Signature Page to Termination Agreement and Release]

Exhibit D

Theravance Biopharma Consent

Reference is hereby made to (i) that certain Equity Purchase and Funding Agreement, dated as of July 13, 2022, by and between Theravance Biopharma, Inc., a Cayman Islands exempted company (“Theravance Biopharma”), and Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Purchaser”) (the “EPA”), pursuant to which Theravance Biopharma, together with its affiliates, wish to transfer all of their respective equity interests in Theravance Respiratory Company, LLC, a Delaware limited liability company (“TRC”), to the Purchaser (the “Sale”), and (ii) that certain Equity Purchase Agreement, dated as of the date hereof (the “Innoviva EPA”), by and among Innoviva TRC Holdings LLC, the Purchaser and Innoviva, Inc. (f/k/a Theravance, Inc.), a Delaware corporation (“Innoviva”), pursuant to which Innoviva, together with its affiliates, wish to transfer all of their respective equity interests in TRC to the Purchaser (the closing of the transactions contemplated by the Innoviva EPA, the “Innoviva Closing”).

Effective upon the closing of the Sale (and irrespective of whether the Innoviva Closing occurs), Theravance Biopharma hereby consents to (a) the amendment to that certain Collaboration Agreement, dated as of November 14, 2002, as amended on April 11, 2006 and March 3, 2014, by and between Innoviva and Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales (“GSK”), in the form attached hereto as Annex A, and (b) the termination of that certain Strategic Alliance Agreement, dated as of March 30, 2004, as amended on September 13, 2004, February 11, 2005, February 8, 2006, February 27, 2006, February 27, 2009, June 22, 2009, July 16, 2010, October 3, 2011 and March 3, 2014, by and between Innoviva and GSK; provided, that, without limiting or derogating from the release of the Released Claims under the Termination Agreement and Release, dated as of the date hereof, by and between GSK and TRC, the foregoing termination shall not affect the rights and obligations thereunder that expressly survive termination pursuant to Section 14.8 thereof which rights and obligations shall continue in accordance with their terms. In the event of a conflict between the Termination Agreement and Release and Section 14.8 of the Strategic Alliance Agreement, the Termination Agreement and Release shall govern.

If the closing of the Sale shall not have occurred, this consent shall be void and of no further force or effect.

THERAVANCE BIOPHARMA, INC.

By:	/s/ Rick E Winningham
Name:	Rick E Winningham
Title:	Chief Executive Officer

Annex A

Collaboration Agreement Amendment

This Amendment to Collaboration Agreement (this “Amendment”) is entered into as of July 13, 2022 and effective as of the date of the Theravance Closing (as defined below) (such date, the “Third Amendment Effective Date”), by and among (i) Innoviva, Inc. (f/k/a Theravance, Inc.), a Delaware corporation (“Innoviva”), (ii) Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales (“GSK”), and (iii) Theravance Respiratory Company, LLC, a Delaware limited liability company (“TRC”). This Amendment amends the Collaboration Agreement by and between Innoviva and GSK, dated as of November 14, 2002, as amended on April 11, 2006 (the “First Amendment”) and March 3, 2014 (the “Second Amendment”) (such agreement, as amended, the “Collaboration Agreement”). Innoviva, GSK and TRC are referred to in this Amendment individually as a “Party” and collectively as the “Parties”.

WHEREAS, on November 14, 2002, Innoviva and GSK entered into the Collaboration Agreement, which was subsequently amended on April 11, 2006;

WHEREAS, in 2014, Innoviva separated Theravance Biopharma, Inc. (“Theravance Biopharma”) into a separate and independent, publicly traded company from Innoviva (the “Separation”) through a pro rata dividend of Theravance Biopharma ordinary shares to Innoviva stockholders, and in connection with the Separation, Innoviva assigned to TRC (a) that certain Strategic Alliance Agreement, dated as of March 30, 2004, as amended on September 13, 2004, February 11, 2005, February 8, 2006, February 27, 2006, February 27, 2009, June 22, 2009, July 16, 2010, October 3, 2011 and March 3, 2014, by and between Innoviva and GSK (as amended, the “Strategic Alliance Agreement”), and (b) certain of its rights and obligations under the Collaboration Agreement;

WHEREAS, in connection with the Separation, (i) Innoviva, Theravance Biopharma and GSK entered into (A) that certain Master Agreement, dated as of March 3, 2014, by and among Innoviva, Theravance Biopharma and GSK (the “Master Agreement”) and (B) the Second Amendment, and (ii) pursuant to that certain Limited Liability Company Agreement of TRC (as amended, the “TRC LLC Agreement”), Theravance Biopharma and Innoviva became holders of all of the equity interests in TRC through which each of Theravance Biopharma and Innoviva indirectly hold an economic interest in certain programs and products under the Collaboration Agreement;

WHEREAS, (i) Theravance Biopharma, together with its affiliates, wishes to transfer all of its equity interests in TRC to Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Purchaser”), pursuant to that certain Equity Purchase and Funding Agreement, dated as of the date hereof (including the schedules and exhibits thereto, the “Theravance EPA”), by and between Theravance Biopharma and the Purchaser, and (ii) Innoviva, together with its affiliates, wishes to transfer all of its equity interests in TRC to the Purchaser pursuant to that certain Equity Purchase Agreement, dated as of the date hereof, by and among Innoviva TRC Holdings LLC, the Purchaser and Innoviva (including the schedules and exhibits thereto, the “Innoviva EPA”); and

WHEREAS, effective upon the closing of the transactions contemplated by the Theravance EPA (the “Theravance Closing”) and irrespective of whether or not the closing of the transactions contemplated by the Innoviva EPA (the “Innoviva Closing”) occurs, the Parties wish to amend the Collaboration Agreement in accordance with the terms herein.

NOW THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

18.            Definitions. Capitalized terms used herein but not defined shall have the meaning given them in the Collaboration Agreement. In addition, the following definitions shall apply:

a.            “Assigned Collaboration Product” shall have the meaning ascribed to such term in the TRC LLC Agreement attached as Exhibit E to the Theravance EPA.

b.            “Retained Product” shall have the meaning ascribed to such term in the TRC LLC Agreement attached as Exhibit E to the Theravance EPA.

19.            Amendments. Effective upon the Theravance Closing and irrespective of whether or not the Innoviva Closing occurs, the Parties hereby amend the Collaboration Agreement in accordance with the terms herein.

a.            Definitions. Article 1 of the Collaboration Agreement shall be amended by the addition of the following definitions:

““Innoviva” means Innoviva, Inc. (f/k/a Theravance, Inc.), a Delaware corporation.”

““TRC” means Theravance Respiratory Company, LLC, a Delaware limited liability company.”

b.            Section 2.2 of the Collaboration Agreement is hereby deleted and replaced with the following:

“2.2 Sublicensing and Subcontracting. GSK may sublicense or subcontract its rights to Develop, Manufacture or Commercialize the Collaboration Products in whole or in part to one or more of its Affiliates and/or to one or more Third Parties without the consent of Innoviva or TRC. GSK shall secure all appropriate covenants, obligations and rights from any such sublicensee or subcontractor granted by it under this Agreement, including, but not limited to, intellectual property rights and confidentiality obligations in any such agreement or other relationship, to ensure that such sublicensee can comply with all of GSK's covenants and obligations to Innoviva or TRC under this Agreement. ”

c.            Amendment of the Joint Steering Committee; Termination of Joint Project Committee; Marketing Plans.

i.	Section 3.1 of the Collaboration Agreement is hereby deleted in its entirety and replaced with the following:

“3.1 Joint Steering Committee. A Joint Steering Committee (“JSC”) comprising representatives of GSK and Innoviva shall meet once per Calendar Year before the end of February, either in person or by videoconference. GSK shall not be required to have more than one (1) representative attend each JSC meeting provided that such representative is reasonably knowledgeable and informed regarding the commercialization and intellectual property protection of the Retained Products. Innoviva may have up to three (3) representatives attend each JSC meeting. The JSC’s purpose and responsibility will be to review at such meeting the sales performance, and one-year sales forecasts for each Retained Product in each Major Market Country and in all other countries in the world as a group (and the material related assumptions used in developing such forecasts). Through its representative on the JSC, GSK will also provide an annual update on major developments (if any) in the patent protection for the Retained Products.”

For the avoidance of doubt, there will be no representation of TRC on the JSC and the JSC will not discuss matters pertaining to the Assigned Collaboration Products. All other references in the Collaboration Agreement to the Joint Steering Committee (other than in Section 1.4.8) shall hereafter be deemed deleted, such that the JSC shall have no rights, powers or obligations (other than those set out in Section 3.1) and GSK alone shall assume all such rights, powers, obligations and roles previously held by the Joint Steering Committee.

ii.	Section 3.2 of the Collaboration Agreement is hereby deleted in its entirety and replaced with the following “[Reserved.]”, and all other references in the Collaboration Agreement to the Joint Project Committee shall hereafter be deemed deleted, such that the Joint Project Committee shall have no rights, powers or obligations and GSK alone shall assume all such rights, powers, obligations and roles previously held by the Joint Project Committee.

iii.	Section 5.1 of the Collaboration Agreement is hereby deleted in its entirety and replaced with the following “[Reserved.]”, and all other references in the Collaboration Agreement to “Marketing Plan(s)” shall hereafter have no further force or effect and shall be deemed deleted and null and void for all purposes.

iv.	Section 7.1.1 of the Collaboration Agreement is hereby deleted in its entirety and replaced with the following “[Reserved.]”

v.	Section 13.1.3 of the Collaboration Agreement shall be amended by the deletion of the following sentence: “GSK shall regularly advise Theravance of the status of all pending applications, including with respect to any hearings or other proceedings before any Governmental Authority, and, at Theravance's request, shall provide Theravance with copies of documentation relating to such applications, including all correspondence to and from any Governmental Authority.”

d.            Amendments to Royalty Payments and Reports.

i.	The following sentence of Section 6.3.1 of the Collaboration Agreement shall be deleted. “As soon as practical following the end of each Calendar Month, but in no event later than the 10th business day of the following month, GSK will provide Theravance with an estimate of Net Sales for such Calendar Month.”

ii.	The payment terms in Section 6.3.3 of the Collaboration Agreement in relation to royalties on Assigned Collaboration Products shall be changed from within twenty (20) days after the end of each Calendar Quarter to within forty-five (45) days after the end of each Calendar Quarter. For the avoidance of doubt, the payment terms with respect to the Retained Products shall remain as set forth in the Collaboration Agreement.

iii.	Section 6.4.2 of the Collaboration Agreement is hereby deleted in its entirety and replaced with the following:

“Net Sales Reports.

(a) Within forty-five (45) days after the end of each Calendar Quarter, GSK shall submit to TRC a written report setting forth Net Sales of Assigned Collaboration Products in the Territory on a Country-by-Country basis during such Calendar Quarter, total royalty payments due TRC, any payments made to any Third Party pursuant to Section 6.4.1(a), and information regarding any prior Calendar Quarter adjustments to the royalty payments due to TRC.

(b) Within twenty (20) days after the end of each Calendar Quarter, GSK shall submit to Innoviva a written report setting forth Net Sales of Retained Products in the Territory on a Country-by-Country and Retained Product-by-Retained Product basis during such Calendar Quarter, total royalty payments due to Innoviva, and any payments made to any Third Party pursuant to Section 6.4.1(a) and information regarding any adjustments to the royalty payments due to Innoviva in respect of prior Calendar Quarters (each of the reports in Sections 6.4.2(a) and 6.4.2(b) a “Net Sales Report”).

(c) In addition to the Net Sales Reports, GSK shall provide a sales report to Innoviva within eight (8) Business Days of the end of each Calendar Quarter, which shall contain estimated Net Sales in the Territory of each Retained Product reported in US dollars, on a worldwide (i.e., not Country-by-Country) basis. This report will also specify the estimated Net Sales in the United States and the estimated aggregated Net Sales in the Territory outside the United States during such Calendar Quarter.”

e.	Coordination of Earnings Releases. GSK agrees to provide Innoviva a draft of such portion of GSK’s earnings release that relates to the Retained Products at least twenty four (24) hours prior to issuance. If requested by Innoviva, GSK agrees to have one (1) quarterly phone call in the 24 hour period after providing Innoviva a copy of the relevant portions draft press release to discuss any reasonable questions posed by Innoviva with respect thereto.

f.	Trademark Matters.

i.	Section 2.3.1 of the Collaboration Agreement shall be deleted and replaced by the following:

“2.3.1 Trademarks. The Collaboration Products shall be Commercialized under trademarks (the "Trademarks") and trade dress selected by GSK. GSK shall have sole control over and exclusively own all Trademarks, and shall be responsible for the procurement, filing and maintenance of trademark registrations for such Trademarks and all costs and expenses related thereto. GSK shall also control and exclusively own all trade dress and copyrights associated with the Collaboration Products. Nothing herein shall create any ownership or decision rights of Innoviva or TRC in and to the Trademarks or the copyrights and trade dress associated with the Collaboration Products”

ii.	Sections 7.1.2 and 7.2 of the Collaboration Agreement shall no longer apply in respect of Assigned Collaboration Products. During the period from the Innoviva Closing until the date that is two (2) years thereafter, GSK may sell Assigned Collaboration Products using promotional materials, labelling, package inserts or outserts and packaging bearing Trademarks or trade dress of Innoviva. TRC shall reimburse GSK for GSK’s reasonable, documented, expenses of designing, having approved and implementing new promotional materials, labelling package inserts or outserts and packaging for Assigned Collaboration Product without Innoviva Trademarks following the Innoviva Closing, including the cost of write-offs up to a maximum of $200,000.

g.	Subsequent Royalty.

i.	Section 14.9 of the Collaboration Agreement is hereby deleted in its entirety and replaced with the following “[Reserved.]”.

ii.	Section 6 of the Second Amendment to the Collaboration Agreement is hereby deleted in its entirety and replaced with the following “[Reserved.]”

h.	For the avoidance of doubt, Assigned Collaboration Products and Retained Products shall continue to be excluded from the definition of “Competing Product” under the Collaboration Agreement.

i.	For the avoidance of doubt, nothing in this Amendment shall change GSK’s obligations under the Collaboration Agreement to pay Innoviva royalties on Net Sales of Retained Products. Other than the change in payment terms set out in Section 2 (d) (ii) above, nothing in this Amendment shall change GSK’s obligations under the Collaboration Agreement requiring GSK to pay TRC royalties on Net Sales of Assigned Collaboration Products.

20.            Termination Date. This Amendment shall automatically terminate and have no further force or effect without any action by any of the Parties if the Theravance EPA shall have been terminated and the Theravance Closing shall not have occurred and on such termination of this Amendment all amendments herein will be deemed null and void and of no force or effect.

21.            Entire Agreement. This Amendment, together with the Collaboration Agreement, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof. References in this Amendment to other agreements or documents shall refer to such agreements or documents as they may be amended.

22.            Alternative Dispute Resolution. The Parties agree that any legal proceeding to enforce or interpret any provision of this Amendment shall be conducted in accordance with Section 16.16 of the Collaboration Agreement, as amended hereby.

23.            Governing Law. Except as provided otherwise herein, this Amendment shall be construed, and the respective rights of the Parties determined, according to the substantive law of the State of Delaware notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary.

24.            Severability. In the event of the invalidity of any provisions of this Amendment or if this Amendment contains any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Amendment. The Parties will replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the Parties’ presumed intentions. In the event that the terms and conditions of this Amendment are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Amendment in order to resolve any inequities. Nothing in this Amendment shall be interpreted so as to require any Party to violate any applicable laws, rules or regulations.

25.            No Other Amendments. The First Amendment, the Second Amendment and this Amendment shall be deemed to be part of and incorporated into the Collaboration Agreement. Except as expressly set forth in the First Amendment, the Second Amendment, this Amendment, all of the terms and conditions of the Collaboration Agreement shall remain unchanged, are ratified and confirmed in all respects, and remain in full force and effect.

26.            Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Third Amendment Effective Date by duly their authorized representatives for good and valuable consideration.

INNOVIVA, INC.

By:
Name:
Title:

GLAXO GROUP LIMITED

By:
Name:
Title:

THERAVANCE RESPIRATORY COMPANY, LLC

By:
Name:
Title:

Exhibit E

Accession Agreement

This ACCESSION AGREEMENT, dated as of [•], 2022 (this “Agreement”), is entered into by Theravance Respiratory Company, LLC, a Delaware limited liability company (“TRC”), in favor of Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales (“GSK”), and Theravance Biopharma, Inc., a Cayman Islands exempted company (“Theravance Biopharma”).

WHEREAS, each of Innoviva, Inc. (f/k/a Theravance, Inc.), a Delaware corporation (“Innoviva”), and Theravance Biopharma, together with their respective affiliates, transferred all of their respective equity interests in TRC to Royalty Pharma Investments 2019 ICAV (the “Purchaser”) pursuant to that certain Equity Purchase Agreement, dated as of the date hereof (the “Innoviva EPA”), by and among Innoviva TRC Holdings LLC, the Purchaser and Innoviva, and that certain Equity Purchase and Funding Agreement, dated as of the date hereof (the “Theravance EPA” and together with the Innoviva EPA, the “EPAs”), by and between Theravance Biopharma and the Purchaser (collectively, the “Sale”, and the closing of such sale, the “Closing”);

WHEREAS, in connection with the transactions contemplated by the EPAs, GSK and Theravance Biopharma entered into that certain Master Consent, dated as of July 13, 2022 (the “Master Consent”); and

WHEREAS, TRC (which, as of the Closing, is wholly owned by the Purchaser) wishes to accede to and become a party to the Master Consent on the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.	TRC hereby accedes to and unconditionally acknowledges, agrees and confirms that it shall be bound by, and hereby ratifies, confirms and consents to all covenants, agreements, consents, conditions, acknowledgments, representations, warranties and other terms and provisions, in each case, to the extent attributable to TRC in the Master Consent, including the covenants set forth on Exhibit F thereto, and all such terms and provisions shall continue in full force and effect against TRC, and TRC hereby agrees to perform all obligations required of it as if it were originally a party thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of date first above written by its duly authorized representative for good and valuable consideration.

THERAVANCE RESPIRATORY COMPANY, LLC

By:
Name:
Title:

Acknowledged and agreed by:

GLAXO GROUP LIMITED

By:
Name:
Title:

THERAVANCE BIOPHARMA, INC.

By:
Name:
Title:

Royalty Pharma Investments 2019 ICAV

By:
Name:
Title:

Exhibit F

Purchaser Pre-Agreed Covenants

Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Purchaser”), agrees as follows:

1.	The Purchaser shall comply with that certain Equity Purchase and Funding Agreement, dated as of July 13, 2022, by and between the Purchaser and Theravance Biopharma, Inc., a Cayman Islands exempted company (“Theravance Biopharma”) (including the schedules and exhibits thereto, the “EPA”);

2.	The Purchaser shall, and shall cause Theravance Respiratory Company, LLC, a Delaware limited liability company (“TRC”) (including its successors and assigns), to, comply with each of its obligations under that certain Collaboration Agreement, dated as of November 14, 2002, as amended on April 11, 2006 and March 3, 2014, by and between Innoviva, Inc. (f/k/a Theravance, Inc.), a Delaware corporation, and Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales (“GSK”) (the “Collaboration Agreement”), in all material respects;

3.	The Purchaser shall not, and shall cause TRC (including its successors and assigns) not to, take any action or fail to take any action that breaches or would reasonably be expected to result in a breach of TRC’s obligations under the Collaboration Agreement in a manner that gives or would reasonably be expected to give GSK the right to terminate the Collaboration Agreement in whole or in part with respect to the Assigned Collaboration Products (as defined in that certain Limited Liability Company Agreement of TRC attached as Exhibit E to the EPA);

4.	The Purchaser shall, and shall cause TRC (including its successors and assigns) to, enforce the Collaboration Agreement to the extent that the failure to do so has or would reasonably be expected to have an adverse effect in any material respect on the amount, duration, timing or manner of payment of the Outer Years Royalty (as defined in the EPA), or the rights of Theravance Biopharma to monetize the Outer Years Royalty or the rights or obligations relating thereto under the Collaboration Agreement (the “Related Rights”); provided, however, that prior to the Outer Years Commencement Date (as defined in the EPA), the Purchaser’s or TRC’s good faith determination that GSK is complying with its obligations under the Collaboration Agreement, including with respect to the Outer Years Royalty (which determination, if made in good faith, is not otherwise subject to challenge under this clause 4 if the Purchaser or TRC, in making such determination, acted on an informed basis in a manner that is reasonable for a Person (as defined in the EPA) who is the sole owner of the entire TRC Royalty (as defined in the EPA), including the Outer Years Royalty), shall be deemed to be full compliance with this clause 4;

5.	The Purchaser shall not, and shall cause TRC (including its successors and assigns) not to, amend, modify, supplement, cancel, terminate or grant any consent or written waiver under the Collaboration Agreement (or take any other action having the effect of the foregoing, or agree (whether explicitly or implicitly) to do any of the foregoing), in each case, to the extent that such action or agreement has or would reasonably be expected to have an adverse effect in any material respect on the amount, duration, timing or manner of payment of the Outer Years Royalty, or the rights of Theravance Biopharma to monetize the Outer Years Royalty or the Related Rights;

6.	The Purchaser shall not, and shall cause TRC (including its successors and assigns) not to, take any action (or knowingly fail to take any action) to adversely impact, delay, forgive, release or compromise any of the royalty or other payment obligations under the Collaboration Agreement, in each case, to the extent that such action (or knowingly failure to take action) has or would reasonably be expected to have an adverse effect in any material respect on the amount, duration, timing or manner of payment of the Outer Years Royalty, or the rights of Theravance Biopharma to monetize the Outer Years Royalty; and

7.	The Purchaser shall not, and shall cause TRC (including its successors and assigns) not to, transfer its interests with respect to the Assigned Collaboration Products and the TRC Royalty to any Person unless such Person agrees in writing to be bound by the EPA.

Exhibit G

Theravance Biopharma Pre-Agreed Covenants

Theravance Biopharma, Inc., a Cayman Islands exempted company (“Theravance Biopharma”), agrees as follows:

1.	Theravance Biopharma shall comply with that certain Equity Purchase and Funding Agreement, dated as of July 13, 2022, by and between Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Purchaser”), and Theravance Biopharma (including the schedules and exhibits thereto, the “EPA”);

2.	Theravance Biopharma shall, and shall direct Theravance Respiratory Company, LLC, a Delaware limited liability company (“TRC”) (including its successors and assigns), pursuant to the EPA to, comply with each of its obligations under that certain Collaboration Agreement, dated as of November 14, 2002, as amended on April 11, 2006 and March 3, 2014, by and between Innoviva, Inc. (f/k/a Theravance, Inc.), a Delaware corporation, and Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales (“GSK”) (the “Collaboration Agreement”), in all material respects;

3.	Theravance Biopharma shall not, and shall direct TRC (including its successors and assigns) pursuant to the EPA not to, take any action or fail to take any action that breaches or would reasonably be expected to result in a breach of TRC’s obligations under the Collaboration Agreement in a manner that gives or would reasonably be expected to give GSK the right to terminate the Collaboration Agreement in whole or in part with respect to the Assigned Collaboration Products (as defined in that certain Limited Liability Company Agreement of TRC attached as Exhibit E to the EPA);

4.	Theravance Biopharma shall, and shall direct TRC (including its successors and assigns) pursuant to the EPA to, enforce the Collaboration Agreement to the extent that the failure to do so has or would reasonably be expected to have an adverse effect in any material respect on the amount, duration, timing or manner of payment of the Outer Years Royalty (as defined in the EPA), or the rights of Theravance Biopharma to monetize the Outer Years Royalty or the rights or obligations relating thereto under the Collaboration Agreement (the “Related Rights”); provided, however, that prior to the Outer Years Commencement Date (as defined in the EPA), the Purchaser’s or TRC’s good faith determination that GSK is complying with its obligations under the Collaboration Agreement, including with respect to the Outer Years Royalty (which determination, if made in good faith, is not otherwise subject to challenge under this clause 4 if the Purchaser or TRC, in making such determination, acted on an informed basis in a manner that is reasonable for a Person (as defined in the EPA) who is the sole owner of the entire TRC Royalty (as defined in the EPA), including the Outer Years Royalty), shall be deemed to be full compliance with this clause 4;

5.	Theravance Biopharma shall not, and shall direct TRC (including its successors and assigns) pursuant to the EPA not to, amend, modify, supplement, cancel, terminate or grant any consent or written waiver under the Collaboration Agreement (or take any other action having the effect of the foregoing, or agree (whether explicitly or implicitly) to do any of the foregoing), in each case, to the extent that such action or agreement has or would reasonably be expected to have an adverse effect in any material respect on the amount, duration, timing or manner of payment of the Outer Years Royalty, or the rights of Theravance Biopharma to monetize the Outer Years Royalty or the Related Rights;

6.	Theravance Biopharma shall not, and shall cause TRC (including its successors and assigns) not to, take any action (or knowingly fail to take any action) to adversely impact, delay, forgive, release or compromise any of the royalty or other payment obligations under the Collaboration Agreement, in each case, to the extent that such action (or knowingly failure to take action) has or would reasonably be expected to have an adverse effect in any material respect on the amount, duration, timing or manner of payment of the Outer Years Royalty, or the rights of Theravance Biopharma to monetize the Outer Years Royalty; and

7.	Theravance Biopharma shall not, and shall cause TRC (including its successors and assigns) not to, transfer its interests with respect to the Assigned Collaboration Products and the TRC Royalty to any Person unless such Person agrees in writing to be bound by the EPA.

Exhibit D-1

Master Agreement

Exhibit D-2

Extension Agreement

Exhibit D-3

Collaboration Agreement

Exhibit E

LLC Agreement

Exhibit F

Legal Opinion

Our ref	MUL/683401-000001/70188986v4	[Subject to review and amendment]

The Addressee named in the First Schedule

[date]

Theravance Biopharma, Inc.

We have acted as counsel as to Cayman Islands law to Theravance Biopharma, Inc. (the "Company") in connection with the entry by the Company into the Transaction Documents (as defined below).

1	Documents Reviewed

We have reviewed originals, copies or conformed copies of the following documents:

1.1	The certificate of incorporation dated 29 July 2013 and the amended and restated memorandum and articles of association of the Company adopted on 28 April 2014 (the "Memorandum and Articles").

1.2	The minutes (the "Minutes") of the meeting of the board of directors of the Company held on [date] (the "Meeting") and the corporate records of the Company maintained at its registered office in the Cayman Islands (including, without limitation, the register of directors and officers of the Company).

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the "Certificate of Good Standing").

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").

1.5	The transaction documents listed in the Second Schedule (the "Transaction Documents").

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by any New York State Court or Federal Court of the United States of America sitting in New York County, New York and any Appellate Court thereof (the "Relevant Jurisdiction") and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	The Transaction Documents have been duly executed, dated and unconditionally delivered by all parties thereto and have not been amended, varied, supplemented or terminated since their execution. The person who has executed and delivered the Transaction Documents for and on behalf of the Company is a Director of the Company or an Officer of the Company.

2.5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.6	All signatures, initials and seals are genuine.

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.8	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Documents.

2.9	No monies paid to or for the account of any party under the Transaction Documents or any property received or disposed of by any party to the Transaction Documents in each case in connection with the Transaction Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.10	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company, or as contemplated by the Transaction Documents.

2.11	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.12	The Court Register constitutes a complete record of the proceedings before the Grand Court as at the time of the Litigation Search (as those terms are defined below).

2.13	None of the parties to the Transaction Documents (other than the Company) is a company incorporated, or a partnership, limited liability company or a foreign company or partnership registered, under applicable Cayman Islands law and all the activities of such parties in relation to the Transaction Documents and any transactions entered into thereunder have not been and will not be carried on through a place of business in the Cayman Islands.

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3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The Company has all requisite power and authority under the Memorandum and Articles to enter into, execute and perform its obligations under the Transaction Documents.

3.3	The execution and delivery of the Transaction Documents do not, and the performance by the Company of its obligations under the Transaction Documents will not, conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles or any law, public rule or regulation applicable to the Company currently in force in the Cayman Islands.

3.4	The execution, delivery and performance of the Transaction Documents have been duly authorised by and on behalf of the Company and the Transaction Documents have been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5	No authorisations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

(a)	the execution, creation or delivery of the Transaction Documents by and on behalf of the Company;

(b)	subject to the payment of the appropriate stamp duty, enforcement of the Transaction Documents against the Company; or

(c)	the performance by the Company of its obligations under the Transaction Documents.

3.6	No taxes, fees or charges (other than stamp duty as set out in paragraph 4.3) are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of:

(a)	the execution or delivery of the Transaction Documents;

(b)	the enforcement of the Transaction Documents; or

(c)	payments made under, or pursuant to, the Transaction Documents.

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

3.7	The courts of the Cayman Islands will observe and give effect to the choice of the Relevant Law as the governing law of the Transaction Documents.

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3.8	Based solely on our search of the Register of Writs and Other Originating Process (the "Court Register") maintained by the Clerk of the Court of the Grand Court of the Cayman Islands from the date of incorporation of the Company to the close of business (Cayman Islands time) on [date] (the "Litigation Search"), the Court Register disclosed no writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim nor third party notice ("Originating Process") nor any amended Originating Process pending before the Grand Court of the Cayman Islands, in which the Company is identified as a defendant or respondent.

3.9	Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the Relevant Jurisdiction, a judgment obtained in such jurisdiction will be recognised and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty; and

(e)	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

3.10	It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the Cayman Islands.

3.11	None of the parties to the Transaction Documents (other than the Company) is or will be treated as resident, domiciled or carrying on or transacting business in the Cayman Islands solely by reason of the negotiation, preparation or execution of the Transaction Documents.

3.12	None of the parties to the Transaction Documents (other than the Company) will be required to be licensed, qualified, or otherwise entitled to carry on business in the Cayman Islands in order to enforce their respective rights under the Transaction Documents, or as a consequence of the execution, delivery and performance of the Transaction Documents.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Transaction Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

4

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	any provision in a Transaction Document which is governed by Cayman Islands law purporting to impose obligations on a person who is not a party to such Transaction Document (a "third party") is unenforceable against that third party. Any provision in a Transaction Document which is governed by Cayman Islands law purporting to grant rights to a third party is unenforceable by that third party, except to the extent that such Transaction Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act (As Revised));

(k)	any provision of a Transaction Document which is governed by Cayman Islands law which expresses any matter to be determined by future agreement may be void or unenforceable;

(l)	we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(m)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) (the "Companies Act"), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

5

(n)	if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the Transaction Documents which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.

4.2	Applicable court fees will be payable in respect of the enforcement of the Transaction Documents.

4.3	Cayman Islands stamp duty may be payable if the original Transaction Documents are brought to or executed in the Cayman Islands.

4.4	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.5	The Company must make an entry in its register of mortgages and charges in respect of all mortgages and charges created under the Transaction Documents in order to comply with section 54 of the Companies Act; failure by the Company to comply with this requirement does not operate to invalidate any mortgage or charge though it may be in the interests of the secured parties that the Company should comply with the statutory requirements.

4.6	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders of Her Majesty in Council and sanctions imposed by Cayman Islands authorities, under Cayman Islands legislation.

4.7	A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.8	The Litigation Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court Rules or best practice of the Clerk of the Courts' office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts' office).

4.9	In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.10	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Transaction Documents and enforce the remainder of the Transaction Documents or the transaction of which such provisions form a part, notwithstanding any express provisions in the Transaction Documents in this regard.

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4.11	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents.

We express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We express no opinion with respect to any direct or indirect acquisition, disposal or exercise of rights by the Company of or in respect of any interest in any property governed by the laws of or situated in the Cayman Islands.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Transaction Documents and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose, nor may it be transmitted or disclosed (in whole or part) to any other person without our prior written consent.

Yours faithfully

Maples and Calder (Cayman) LLP

7

First Schedule

Addressee

Royalty Pharma Investments 2019 ICAV

110 E. 59th Street, Suite 3300

New York, New York 10022

United States of America

Second Schedule

Transaction Documents

1	The Equity Purchase Agreement (including the schedules and exhibits thereto), dated as of July 13, 2022, by and between the Company, as seller, and Royalty Pharma Investments 2019 ICAV (“Royalty Pharma”), as purchaser.

2	The Master Consent (including the schedules and exhibits thereto), dated as of July 13, 2022, by and among Glaxo Group Limited (“GSK”), the Company and Royalty Pharma.

3	The Release Agreement (including the schedules and exhibits thereto), dated as of July 13, 2022, by and among Innoviva, Inc. ("Innoviva”), Innoviva TRC Holdings LLC ("Innoviva TRC Holdings”), Royalty Pharma, Theravance Respiratory Company, LLC ("TRC"), the Company, Theravance Biopharma US Holdings, Inc. (“TBUS Holdings”) and Triple Royalty Sub II LLC (“Triple II”).

4	The Termination Agreement and Release (Master Agreement), dated as of July 13, 2022, by and among GSK, the Company and Innoviva.

Theravance Biopharma, Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

To:	Maples and Calder (Cayman) LLP

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

[date]

Theravance Biopharma, Inc. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Minutes are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.

4	The directors of the Company at the date of the Meeting and at the date of this certificate were and are as follows: Rick E. Winningham, Burton G. Malkiel, Ph.D., William D. Young, Eran Broshy, Dean Mitchell, Susan M. Molineaux, Ph.D., Donal O'Connor, Laurie Smaldone Alsup and Deepika R. Pakianathan, Ph.D.

5	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent (duly passed in the manner prescribed in the Memorandum and Articles), as the case may be.

6	Prior to, at the time of, and immediately following the execution of the Transaction Documents the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Transaction Documents for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

7	Each director of the Company considers the transactions contemplated by the Transaction Documents to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

8	The Company is not subject to the requirements of Part XVIIA of the Companies Act.

9	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

10	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

11	The Company has no employees.

(Signature Page follows)

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:
Name:
Title:	Director

Schedule 1.1

Knowledge Parties

1.	Rick Winningham

2.	Andrew Hindman

3.	Brett Grimaud

4.	Aziz Sawaf

Schedule 1.2

Material Contracts

1.	Indenture, dated as of November 2, 2016, by and between the Seller, as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of November 2, 2016, by and between the Seller and Trustee (collectively, the “Indenture”).

2.	The Seller’s 3.25% Convertible Senior Notes due 2023, issued pursuant to the Indenture.

Schedule 5.8

Pre-Agreed Covenants

The Purchaser agrees as follows:

1.	The Purchaser shall comply with this Agreement;

2.	The Purchaser shall, and shall cause the Company (including its successors and assigns) to, comply with each of its obligations under the Collaboration Agreement in all material respects;

3.	The Purchaser shall not, and shall cause the Company (including its successors and assigns) not to, take any action or fail to take any action that breaches or would reasonably be expected to result in a breach of the Company’s obligations under the Collaboration Agreement in a manner that gives or would reasonably be expected to give GSK the right to terminate the Collaboration Agreement in whole or in part with respect to the Assigned Collaboration Products;

4.	The Purchaser shall, and shall cause the Company (including its successors and assigns) to, enforce the Collaboration Agreement to the extent that the failure to do so has or would reasonably be expected to have an adverse effect in any material respect on the amount, duration, timing or manner of payment of the Outer Years Royalty, or the rights of the Seller to monetize the Outer Years Royalty or the rights or obligations relating thereto under the Collaboration Agreement (the “Related Rights”); provided, however, that prior to the Outer Years Commencement Date, the Purchaser’s or the Company’s good faith determination that GSK is complying with its obligations under the Collaboration Agreement, including with respect to the Outer Years Royalty (which determination, if made in good faith, is not otherwise subject to challenge under this clause 4 if the Purchaser or the Company, in making such determination, acted on an informed basis in a manner that is reasonable for a Person who is the sole owner of the entire TRC Royalty, including the Outer Years Royalty), shall be deemed to be full compliance with this clause 4;

5.	The Purchaser shall not, and shall cause the Company (including its successors and assigns) not to, amend, modify, supplement, cancel, terminate or grant any consent or written waiver under the Collaboration Agreement (or take any other action having the effect of the foregoing, or agree (whether explicitly or implicitly) to do any of the foregoing), in each case, to the extent that such action or agreement has or would reasonably be expected to have an adverse effect in any material respect on the amount, duration, timing or manner of payment of the Outer Years Royalty, or the rights of the Seller to monetize the Outer Years Royalty or the Related Rights;

6.	The Purchaser shall not, and shall cause the Company (including its successors and assigns) not to, take any action (or knowingly fail to take any action) to adversely impact, delay, forgive, release or compromise any of the royalty or other payment obligations under the Collaboration Agreement, in each case, to the extent that such action (or knowingly failure to take action) has or would reasonably be expected to have an adverse effect in any material respect on the amount, duration, timing or manner of payment of the Outer Years Royalty, or the rights of the Seller to monetize the Outer Years Royalty; and

7.	The Purchaser shall not, and shall cause the Company (including its successors and assigns) not to, transfer its interests with respect to the Assigned Collaboration Products and the TRC Royalty to any Person unless such Person agrees in writing to be bound by this Agreement.

Schedule 5.11

Outer Years Royalty

1.	Outer Years Period.

(a)	Without limiting Schedule 5.8, except as provided in this Schedule 5.11 with respect to Section 4 of Schedule 5.8, the exercise of rights under, and the enforcement of, the Collaboration Agreement during the Outer Years Period shall be undertaken solely in accordance with, and otherwise allocated in accordance with, this Schedule 5.11. Each of the Seller and the Purchaser, on behalf of itself and its Affiliates, agrees that the exercise of rights under and enforcement of the Collaboration Agreement with respect to the Outer Years Royalty during the Outer Years Period shall be undertaken solely as provided in this Schedule 5.11. The Purchaser agrees that (i) it shall not permit the Company (including its successors and assigns) to enforce the Collaboration Agreement to the extent relating to the Outer Years Royalty during the Outer Years Period other than as provided by this Schedule 5.11 and (ii) that the Seller may obtain specific performance of this covenant and the Purchaser will not object to such specific performance.

(b)	Subject to the other terms of this Schedule 5.11, including regarding responsibility for out-of-pocket costs and expenses, in the event that any Outer Years Royalty that is due and payable is not paid as required by the Collaboration Agreement, such unpaid amounts shall be allocated with the Seller Outer Years Royalty Share to the Seller and the Purchaser Outer Years Royalty Share to the Purchaser, so as to allocate the risk with respect to such unpaid amounts ratably between the parties.

(c)	For clarity, (i) Section 14.6 Proceeds payable to the Company to the extent relating or attributable to sales or other activities in respect of any of the Assigned Collaboration Products in the U.S. for the period on or after January 1, 2031, regardless of when such proceeds are recognized, due or paid, and (ii) Section 14.6 Proceeds payable to the Company to the extent relating or attributable to sales or other activities in respect of any of the Assigned Collaboration Products outside the U.S. for the period on or after July 1, 2029, regardless of when such proceeds are recognized, due or paid, are subject to this Schedule 5.11. “Section 14.6 Proceeds” means amounts arising from the rights, property and other assets delivered or deliverable by GSK pursuant to Section 14.6 of the Collaboration Agreement.

2.	Enforcement during Outer Years Period, Outer Year Negotiations and Audits.

(a)	During the Outer Years Period, the Seller will direct, and will instruct the Purchaser with respect to, at the Seller’s reasonable discretion (but subject to Section 2(d) below): (i) the enforcement of the Collaboration Agreement with respect to the Outer Years Royalty, (ii) any Outer Years Negotiation and (iii) any audit undertaken pursuant to Section 4 below with respect to the Outer Years Royalty (and subject to the terms set forth in Section 4 below), including, in each case of the foregoing (i), (ii) and (iii), as to whether and when to undertake any such enforcement, Outer Years Negotiation or audit, the manner in which it is undertaken as well as material decisions relating thereto.

(b)	In connection with any enforcement under Section 2(a) or Outer Years Negotiation, the Purchaser shall cause the Company (including its successors and assigns), using counsel (and other experts and advisers) selected by the Seller and reasonably acceptable to the Purchaser (such acceptance not to be unreasonably withheld, conditioned or delayed), to (i) enforce GSK’s obligation to pay the Outer Years Royalty and perform any associated obligations of GSK under the Collaboration Agreement with respect to Assigned Collaboration Products during the Outer Years Period, (ii) conduct any Outer Years Negotiation and (iii) conduct any audits (subject to Section 4 below), in each case, as provided in this Schedule 5.11.

(c)	In connection with the foregoing regarding enforcement and Outer Years Negotiations, during the Outer Years Period, the Purchaser (i) will promptly provide, no later than five (5) Business Days after receipt (or sooner, to the extent reasonably practicable) any material communications or information related to the Outer Years Royalty or any Outer Years Negotiation provided by or on behalf of GSK pursuant to the Collaboration Agreement that it is able to provide consistent with the Signing Consent, (ii) will obtain the consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed) prior to making any material decision to the extent related to the enforcement of the Collaboration Agreement with respect to Assigned Collaboration Products or an Outer Years Negotiation, including the Purchaser sending any reasonable, written communications or other information to GSK or any other adverse party related to the Assigned Collaboration Products relating to the Outer Years Period or related to an Outer Years Negotiation, and (iii) hereby consents to the Seller’s participation as an observer in connection with any litigation, arbitration, administrative action or other proceeding contemplated in this Section 2 and an Outer Years Negotiation.

(d)	The parties will use their reasonable business judgment and cooperate in good faith on all matters regarding the foregoing in this Section 2.

3.	Waterfall; Responsibility for Costs and Expenses; Reporting.

(a)	Except as provided in Section 3(c), all proceeds received from GSK, its Affiliates, its and their licensees (and such licensees’ Affiliates) under the Collaboration Agreement with respect to the Outer Years Royalty (excluding any proceeds resulting from an Outer Years Negotiation or from the enforcement of GSK’s obligations under the Collaboration Agreement, which, in each case, will be allocated in accordance with Section 3(c)), will be allocated and promptly paid to the Seller and the Purchaser ratably with the Seller Outer Years Royalty Share to the Seller and the Purchaser Outer Years Royalty Share to the Purchaser.

(b)	Subject to Section 3(c), the Seller shall be responsible for the fees and expenses of counsel (and other experts and advisers) selected by it in accordance with Section 2, those of an auditor with respect to Section 4, and shall advance any such fees and expenses directly to such counsel (and other experts and advisers).

(c)	All proceeds resulting from the enforcement of GSK’s obligations under the Collaboration Agreement or as a result of an Outer Years Negotiation, for the Outer Years Royalty (regardless of when recognized, due or paid (such proceeds, “GSK Proceeds”)) shall be allocated as follows: (i) the Seller will be reimbursed for all reasonable and documented out-of-pocket costs and expenses incurred by the Seller in connection with any enforcement action pursuant to Section 2 hereof or any Outer Years Negotiation (the “Costs and Expenses”), (ii) the Seller will be paid interest on the Purchaser Outer Years Royalty Share of the Costs and Expenses at the Prime Rate, accruing from the date that the Seller actually pays each portion of such Costs and Expenses and compounding quarterly, until the Seller is reimbursed for such Costs and Expenses, and (iii) the remaining GSK Proceeds shall be allocated pro rata, with the Seller Outer Years Royalty Share allocated to the Seller and the Purchaser Outer Years Royalty Share allocated to the Purchaser.

(d)	All amounts payable to the Seller pursuant to Sections 3 and 4 of this Schedule 5.11 (including, for clarity, Outer Years Royalties received prior to January 1, 2031) shall be paid by the Purchaser to the Seller within ten (10) Business Days after the Purchaser’s or any of its Affiliates’ (including the Company’s) receipt of any such amounts from GSK. Failure to pay Outer Years Royalties (excluding for proceeds as provided in Section 3(c) hereof) shall accrue a late fee of four percent (4%) over the Prime Rate (calculated on a per annum basis) on all such unpaid amounts from the date such obligation was due. The foregoing amounts shall be wired in U.S. dollars, in immediately available funds, pursuant to instructions notified to the Purchaser by the Seller.

(e)	The Purchaser shall provide to the Seller with each payment of the Seller Outer Years Royalty Share of the Outer Years Royalty a written report setting forth the Outer Years Royalty received from GSK, its Affiliates, its and their licensees (and such licensees’ Affiliates), and the amount payable to the Seller hereunder.

4.	Audit Right.

(a)	Commencing on July 1, 2030 and ending four (4) years after termination of the Collaboration Agreement, the Seller may undertake an audit of the books and records of the Company relating to the Outer Years Royalty. Such audit will be conducted by a nationally recognized independent certified public accountant of the Seller’s choosing and reasonably acceptable to the Purchaser The report of the auditor shall be provided by the auditor to both the Seller and the Purchaser (subject to any redactions required pursuant to any confidentiality obligations to third parties, other than Net Sales and Outer Years Royalty). The out-of-pocket costs of such audit shall be paid by the Seller in accordance with Section 3(b), except to the extent that costs and expenses are reimbursed by GSK pursuant to Section 6.10 of the Collaboration Agreement, in which case such amounts shall be reimbursed to the Seller in accordance with Section 3(c).

(b)	Commencing on January 1, 2031 and ending four (4) years after termination of the Collaboration Agreement, without limiting the other terms of this Schedule 5.11, the Seller may instruct the Purchaser to cause the Company (including its successors and assigns) to undertake an audit of GSK to the extent permitted pursuant to Section 6.10 of the Collaboration Agreement with respect to the Outer Years Royalty. Such audit shall be undertaken in accordance with the Collaboration Agreement, using a nationally recognized independent certified public accountant appointed by the Seller in accordance with Section 6.10 of the Collaboration Agreement. An officer of the Purchaser will disclose to the Seller the calculated Net Sales (and other proceeds) included in the Outer Years Royalty and certify as to such amounts being the calculation of the auditor. The out-of-pocket costs of such audit shall be paid by the Seller in accordance with Section 3(b), except to the extent that costs and expenses are reimbursed by GSK pursuant to Section 6.10 of the Collaboration Agreement, in which case such amounts shall be reimbursed to the Seller in accordance with Section 3(c).

5.	Escrow Account. Upon the request of the Seller, which request may be made no earlier than January 1, 2029, except that such request may be made from and after January 1, 2027 in the case of a financing or monetization by the Seller or its Affiliates, the parties will promptly (a) establish an escrow account (“Escrow Account”) at a mutually agreed, nationally recognized bank (“Escrow Agent”) for purposes of receiving the Outer Years Royalty remitted by GSK (the fees and expenses of which shall be paid by the Seller) and (b) agree on, and the Purchaser will send or cause to be sent to GSK, an instruction letter to pay all the Outer Years Royalty under the Collaboration Agreement to the Escrow Account. Any Outer Years Royalty paid by GSK will be allocated by the Escrow Agent eighty-five percent (85%) to Seller and fifteen percent (15%) to the Purchaser, except that any GSK Proceeds paid by GSK will be allocated by the Escrow Agent in accordance with the procedure set forth in Section 3(c). As part of the establishment of such Escrow Account, the parties will enter into a customary account control agreement for the Escrow Agreement, with such agreement on, and execution of, such account control agreement not to be unreasonably withheld, conditioned or delayed by either party.